Exhibit 10.5

EXECUTION VERSION

SECOND AMENDED AND RESTATED

2011 PROGRAM LICENSE AGREEMENT

by and between

TELEVISA, S.A. DE C.V.

and

UNIVISION COMMUNICATIONS INC.

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(continued)

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(continued)

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(continued)

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(continued)

			Page

20.	Miscellaneous		92

	20.1	Effect of Prior Agreements	92

	20.2	Force Majeure	93

	20.3	Modification	93

	20.4	Waiver of Breach	93

	20.5	Notices	93

	20.6	Assignments	93

	20.7	Further Assurances	94

	20.8	Information Sharing	94

	20.9	Counterparts	94

	20.10	Severability	94

	20.11	Language Rules of Construction	94

	20.12	Headings	95

	20.13	Entire Agreement	95

21.	[Intentionally Omitted]		95

Annex A			1

SCHEDULE 1 TELEVISA CHANNEL TRADEMARK LICENSE			S-1

SCHEDULE 2 NOVELAS PRIOR TO OCTOBER 4, 2010			S-3

SCHEDULE 3 SPECIAL PANTELION MOVIES			S-4

SCHEDULE 4 APPROVED THIRD PARTY ARRANGEMENTS			S-5

SCHEDULE 5 UIN BRANDED EXPERIENCE NOTICE			S-6

SCHEDULE 6 A ROYALTY BASE EXAMPLE			S-7

SCHEDULE 7 FORM OF ACCOUNTING FIRM CERTIFICATE			S-8

SCHEDULE 8 FORM OF CHIEF FINANCIAL OFFICER CERTIFICATE			S-9

SCHEDULE 9 FORM OF SALES OFFICER CERTIFICATE			S-10

SCHEDULE 10 NOTICES			S-11

SCHEDULE 11 NOVELA EXAMPLES			S-13

SCHEDULE 12 CORPORATE OPPORTUNITY EXAMPLE			S-14

SCHEDULE 13 RESTRICTED MOVIES			S-15

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SECOND AMENDED AND RESTATED 2011 PROGRAM LICENSE AGREEMENT

This SECOND AMENDED AND RESTATED 2011 PROGRAM LICENSE AGREEMENT (this “Agreement”) is entered into as of July 1, 2015 by and between Televisa, S.A. de C.V., a Mexican corporation (hereinafter “Licensor”) and Univision Communications Inc., a Delaware corporation (“Licensee”), shall be, excluding only clause (a) of Section 14 hereof, effective as of January 1, 2015 (the “Effective Date”), and except as expressly stated herein, (i) amends and restates that certain Amended and Restated 2011 Program License Agreement made as of the 28th day of February 2011 by and between Licensor and Licensee (the “First Amended and Restated Agreement”) that, effective as of January 1, 2011 (the “Prior Effective Date”), amended and restated that certain 2011 Program License Agreement made as of the 20th day of December, 2010 by and between Licensor and Licensee (it being understood and agreed that clause (a) of Section 14 of the First Amended and Restated Agreement shall continue in effect following the Effective Date unless and until the date of a Qualified Public Offering (as defined in the Stockholders Agreement) occurring on or prior to July 1, 2019 (if any, the “Term Effective Date”)); and (ii) replaces and supersedes that certain Third Amended and Restated Program License Agreement made as of the 22nd day of January, 2009 by and between Licensor and Licensee (the “Third Amended and Restated Program License Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth on Annex A attached hereto. Unless the context otherwise clearly requires, the phrase “as of the date hereof” and other phrases of similar import refer to December 20, 2010 and not July 1, 2015.

WHEREAS, Licensor has or will have rights in the United States of America, including all territories and possessions thereof including Puerto Rico (the “Territory”), to license certain Audiovisual Content originally produced in the Spanish language or with Spanish subtitles produced by Licensor and other entities controlled by Grupo Televisa, S.A.B. (“GT”) (GT and all of the companies it controls, including Licensor, being hereinafter referred to collectively as “Grupo Televisa”).

WHEREAS, Licensor has or will have rights in the Territory to license certain Audiovisual Content originally produced in the Spanish language or with Spanish subtitles acquired or co-produced by Grupo Televisa.

WHEREAS, Licensee operates the Networks, the Stations and other Spanish Language Platforms, and may operate additional Spanish Language Platforms in the future.

WHEREAS, Licensee desires to acquire certain rights to Broadcast in the Territory certain Audiovisual Content originally produced in the Spanish language or with Spanish subtitles, and Licensor is willing to grant such a license to such rights upon the terms, provisions and conditions herein set forth.

WHEREAS, Venevision International Corporation (“Venevision”) previously entered into a Second Amended and Restated Program License Agreement, dated as of December 19, 2001 (as the same may have been, and may hereafter be, amended, including pursuant to that certain Binding Term Sheet regarding Amendment of PLA and Other Matters dated December 29, 2014 between Venevision International Enterprises LLC (f/k/a Venevision International Corporation), certain related persons, and Licensor and the related Letter Agreement between

Megavision, Inc. and Licensor dated the same date, the “Venevision PLA”), with the Licensee to license certain television programming for television broadcast in the Territory, and previously entered into that certain agreement between Licensee and Venevision regarding U.S.-Based Productions, Mutual General Releases and Other Matters (each as defined therein), dated as of May 18, 2010 (together with the Venevision PLA, the “Venevision Agreements”), and nothing herein is intended to, or does, alter or limit any rights or obligations of Venevision or Licensee (as between Venevision and Licensee only) under either the Venevision Agreements or that certain Participation Agreement, dated October 2, 1996, by and among Licensee, A. Jerrold Perenchio, GT, Gustavo A. Cisneros, Ricardo J. Cisneros and Corporacion Venezolana de Television (Venevision) C.A. (to the extent still in effect) (the “Participation Agreement”).

WHEREAS, Grupo Televisa acknowledges that Licensee agreed to provide certain benefits in the Third Amended and Restated Program License Agreement in consideration for the releases provided in the Mutual Release and Settlement Agreement, dated as of January 22, 2009, by and among Licensee, Licensor, GT and Telefutura Network, which benefits are preserved hereunder.

WHEREAS, each of the parties, on December 20, 2010, delivered to the other party a duly executed release and stipulation of discontinuance with prejudice of any and all of such party’s actions, suits and proceedings pending or threatened, claims, damages and causes of action against the other party relating to certain agreements specified in such release and stipulation (collectively, the “Mutual Release”), on the terms and conditions set forth therein.

WHEREAS, Licensee and GT, on December 20, 2010, entered into that certain Amendment to the International Program Rights Agreement, pursuant to which Licensee and GT grant certain rights and eliminate certain obligations as between Licensee and GT only (the “IPRA Amendment”).

WHEREAS, Licensee and Licensor, on December 20, 2010, entered into that certain 2011 International Sales Agency Agreement, pursuant to which Licensee engages Licensor as its exclusive sales agent for the sale or license to third parties of certain rights in and to certain Audiovisual Content originally produced in the Spanish language or with Spanish subtitles (the “Sales Agency Agreement”).

WHEREAS, Videoserpel LTD (an Affiliate of Licensor) and Licensee, on December 20, 2010, entered into that certain 2011 Mexico License Agreement and that certain Amended and Restated 2011 Mexico License Agreement, dated February 28, 2011, pursuant to which Licensee grants to Grupo Televisa certain rights to Broadcast in Mexico certain Audiovisual Content originally produced in the Spanish language or with Spanish subtitles produced or acquired by Licensee, on terms, provisions and conditions similar to those set forth herein (the “Amended and Restated 2011 Mexico License Agreement”), which Amended and Restated 2011 Mexico License Agreement is being amended as of July 1, 2015 (the “2015 MLA Amendment”).

WHEREAS, Broadcasting Media Partners, Inc., (“BMPI”), BMP Services II, LLC, Licensee, GT, and Televisa Pay-TV Venture, Inc., on December 20, 2010, entered into that certain Investment Agreement as amended on February 28, 2011, pursuant to which, among other things, GT made, directly or indirectly, an investment in BMPI and BMP Services II, LLC and acquired certain rights with respect thereto (such agreement, together with all other related agreements and instruments as may be required in connection therewith, the “Investment Agreement”).

WHEREAS, each of the parties, on July 1, 2015, delivered to the other party a duly executed release of certain of such party’s claims, damages and causes of action against the other party as specified in such release (collectively, the “2015 Mutual Release”), on the terms and conditions set forth therein.

WHEREAS, Licensor and Licensee entered into that certain letter agreement dated May 28, 2014 (the “Pantelion Letter Agreement”) pursuant to which the parties agreed to certain amendments to the First Amended and Restated Agreement relating to Pantelion Movies, which amendments can be rescinded in accordance with the Pantelion Letter Agreement (the “Pantelion Amendments”).

WHEREAS, Licensor and Licensee entered into that certain letter agreement dated December 13, 2013 (the “English Language Mexico Soccer Agreement”) pursuant to which the parties agreed to certain provisions to permit sublicensing of English language rights to certain Soccer Rights to Licensed Mexican Soccer Games and to amend the royalty provisions to include certain revenue related to such arrangements.

WHEREAS, Licensor and Licensee on July 21, 2014 (effective as of July 15, 2013) entered into that certain letter agreement (the “Tigres Letter Agreement”) modifying the terms of the First Amended and Restated Agreement with respect to the Non-Owned Team known as “Tigres” de la Universidad Autonoma de Nuevo Leon for the Tigres Modification Period.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. License of Programming.

1.1 Grant of Rights.

(a) Licensed Rights. Pursuant to the terms and conditions and subject to the exceptions and exclusions contained herein, Licensor hereby licenses to Licensee, on an exclusive basis, throughout the Territory during the Term, to the full extent of rights owned or controlled by Grupo Televisa now or in the future, with respect to Licensed Content originally produced in the Spanish language or with Spanish subtitles, the following rights (collectively, the “Licensed Rights”):

(i) Programs. The right to Broadcast Programs by means of all Licensed Media;

(ii) Movies. The right to Broadcast Movies (other than Restricted Movies) by means of all Licensed Media;

(iii) Pantelion Movies. The right to Broadcast Pantelion Movies by means of Free Television. For the avoidance of doubt, the parties’ respective rights and obligations with respect to Pantelion Movies are subject to the terms, conditions, exceptions and exclusions of Section 3.5;

(iv) Licensed Soccer Rights. The Licensed Soccer Rights, in accordance with and pursuant to the terms and conditions and subject to the exceptions and exclusions of Section 10;

(v) Televisa Publications Content. The right to Broadcast Televisa Publications Content by means of Linear Television Channels. Licensee shall only Broadcast Televisa Publications Content on the Specified Channels and, once Broadcast on the Specified Channels (or concurrent with such Broadcast), through MVPDs pursuant to MVPD Arrangements then in effect or entered into by Licensee with respect to the Specified Channels. The parties’ respective rights and obligations with respect to Excluded Content (including Televisa Publications Content) shall be subject to the terms, conditions, exceptions and exclusions of Section 1.3;

(vi) Ancillary Content. The right to Broadcast Ancillary Content by means of all Licensed Media. Ancillary Content shall be provided or produced by Grupo Televisa and delivered by Licensor pursuant to Section 8.12;

(vii) Clips. The right to Broadcast, by means of all Licensed Media, (A) Televisa Produced Clips, subject to the rights of Grupo Televisa set forth in Section 1.3(a)(i), and the terms, conditions, exceptions and exclusions thereon set forth in Section 1.3; and (B) Licensee Produced Clips, in each of cases (A) and (B), subject to Section 1.6. Televisa Produced Clips shall be delivered to Licensee as and when produced by Grupo Televisa. Licensee Produced Clips shall be produced by Licensee pursuant to Section 8.8(e)(ix) or Section 10.3(e); and

(viii) Other Rights. Any other Broadcast rights not granted in clauses (i) through (vii) with respect to Audiovisual Content originally produced in the Spanish language or with Spanish subtitles in the Licensed Media on Spanish Language Platforms, in all cases subject to the exceptions, exclusions and limitations herein, including with respect to Excluded Content.

(b) Reserved Rights. Notwithstanding any other provisions of this Agreement, without limiting the generality of any other exclusion from or limitation of the rights licensed hereunder, the following rights in the Territory during the Term do not constitute Licensed Rights and are expressly reserved by Licensor (on behalf of Grupo Televisa):

(i) Theatrical Exhibition of Movies. The right to, and to permit others to, Broadcast all Movies by means of Theatrical Exhibition, whether on a “first-run” or “re-release” basis; it being understood and agreed that Grupo Televisa shall not, and shall not permit others to, Broadcast Licensed Content other than Movies by means of Theatrical Exhibition in the Territory during the Term;

(ii) Pantelion Movies. The right to permit Pantelion to Broadcast Pantelion Movies in all Licensed Media (other than Free Television) and by means of Theatrical Exhibition, pursuant to the terms and conditions and subject to the exceptions and exclusions of Section 3.5;

(iii) Videogames. The right to, and to permit others to, Broadcast Videogames; provided, that such Videogames (other than the “Lucha Libre Heroes of the Ring” Videogame existing as of the date hereof) shall not incorporate any clip, segment, or portion of Licensed Content, other than (x) in any sports-themed and branded Videogame, up to ninety (90) seconds individually and five (5) minutes (in the aggregate) of non-interactive Ancillary Content or clips, vignettes, video recaps, highlight reels or other similar short-form Audiovisual Content composed of excerpts from sports Programs or Licensed Mexican Soccer Games (provided, that no such clips, vignettes, video recaps, highlight reels or other similar short-form Audiovisual Content shall be included in any Videogame until six (6) months after the applicable or underlying Licensed Content has been made available to Licensee hereunder), and (y) in any other Videogame, up to ninety (90) seconds individually and five (5) minutes (in the aggregate) of non-interactive Ancillary Content.

(iv) Hard Good Home Videograms. The right to, and to permit others to, distribute or sell or otherwise exploit Hard Good Home Videograms, including those embodying Licensed Content;

(v) Radio. The right to, and to permit others to, transmit, re-transmit, distribute or otherwise disseminate or exploit any audio-only content, including audio-only tracks of the Licensed Content (other than Novelas) by means of Radio;

(vi) Televisa Publications Content. Pursuant to the terms and conditions and subject to the exceptions and exclusions set forth herein (including in Section 1.3) and without limiting Licensee’s rights with respect to Televisa Publications Content, the right to, and to permit others to, Broadcast Televisa Publications Content only on Grupo Televisa’s proprietary sites and platforms and third party sites and platforms (other than on any Linear Television Channel in the Territory, which shall not be permitted in any instance); provided, that if Grupo Televisa elects to Broadcast any Televisa Publications Content on a third party site or platform in any Licensed Media during the Term in the Territory on an exclusive basis, Licensor shall provide to Licensee an exclusive Right of First Negotiation / First Refusal to license such Televisa Publications Content on an exclusive basis for Broadcast by means of such Licensed Media;

(vii) Short Form Commercial Advertising. The right to, and to permit others to, Broadcast Short Form Commercial Advertising (A) for third party goods and services; provided, that such advertising content shall not incorporate any clip, segment, or portion of Licensed Content and/or (B) promoting any Grupo Televisa business, including its magazines, Theatrical Exhibition of its movies, its consumer products, its Videogames and its Hard Good Home Videograms;

(viii) Televisa Training Content. The right to, and to permit others to, Broadcast Televisa Training Content to its employees or consultants or for general corporate purposes;

(ix) Televisa New Business Content. Pursuant to the terms and conditions and subject to the exceptions and exclusions set forth herein (including in Section 1.3), the right to, and to permit others to, Broadcast Televisa New Business Content only on Grupo Televisa’s proprietary sites and platforms and third party sites and platforms;

(x) Non-Spanish Language Audiovisual Content. All rights, including rights to, and to permit others to, Broadcast, any Audiovisual Content that is (A) originally produced in a language other than the Spanish language, and (B) without Spanish subtitles; provided, that Grupo Televisa shall not, and shall not permit others to, Broadcast any Licensed Content dubbed, subtitled or otherwise converted into a language other than Spanish in the Territory during the Term; and

(xi) Non-Audiovisual Content. All rights that are not rights to Broadcast Audiovisual Content, except to the extent expressly provided herein or necessary for the Broadcast of Licensed Content.

(c) Availability. Licensed Content shall become available for Broadcast by Licensee in accordance with Section 7.1.

(d) Spanish Closed Captions. Notwithstanding any reference herein to Spanish subtitles, if Spanish-language closed captions (or a similar text feature) are added to any Audiovisual Content that is originally produced in a language other than Spanish and such closed captions are added (i) by a third party distributor that primarily Broadcasts or distributes Audiovisual Content in a language other than Spanish and was not involved in the production of such Audiovisual Content; and (ii) by means of a generally available closed captioning or similar system applicable to Audiovisual Content Broadcast on the platform in question, then such Audiovisual Content shall not be deemed to be subtitled in Spanish solely by reason of such closed captions (or similar text feature). By way of example, if DirecTV makes a Spanish language closed captioning feature available with respect to channels and platforms on its service, such Spanish language closed captioning services shall not, in and of itself, cause programming produced in a language other than Spanish and Broadcast on DirecTV to be deemed “subtitled in Spanish” for purposes of this Agreement.

(e) Non-Licensed Content. For the avoidance of doubt, this Agreement relates solely to the Broadcast and exploitation of the Licensed Rights in and to the Licensed Content in the Territory and during the Term, and is not intended to, and shall not, limit or impair any of Licensee’s or its Affiliates’ rights with respect to any other Audiovisual Content, audio-only content or other content.

(f) Rights Restrictions. Licensee acknowledges and agrees that there may exist Rights Restrictions with respect to items of Licensed Content. Licensee and its controlled Affiliates, and other persons to whom Licensee sublicenses or otherwise transfers rights to the Licensed Content shall, in connection with the exercise of the Licensed Rights, comply with any Rights Restrictions with respect to each item of Licensed Content, in each case, as notified by Licensor to Licensee in an Availability Notice in accordance with Section 7.2(a).

1.2 Certain Specific Rights Included in Licensed Rights. Without limiting the generality of Section 1.1(a):

(a) Affiliates.

(i) Controlled Affiliates. The Licensed Rights include the right to permit controlled Affiliates of Licensee to exercise the Licensed Rights (and all other rights and entitlements hereunder attendant and appurtenant thereto) to the same extent, and subject to the same terms, conditions, exceptions, exclusions and obligations as Licensee (and such permitted use shall not be deemed a sublicense for purposes of this Agreement); provided, that if a person ceases to be a controlled Affiliate of Licensee during the Term, the right of such person to exercise the Licensed Rights under this Section 1.2(a)(i) shall automatically cease and such person shall thereafter be deemed a sublicensee, subject to Section 4.

(ii) Network Affiliates. The Licensed Rights include the right to permit Network Affiliates to exercise the Licensed Rights (and all other rights and entitlements hereunder attendant and appurtenant thereto) as part of the Broadcast by means of Free Television, pursuant to and in accordance with Network Affiliation Agreements entered into by and among Licensee and its controlled Affiliates, and the Network Affiliates (and such permitted use shall not be deemed a sublicense for purposes of this Agreement); provided, that if a person ceases to be a Network Affiliate of Licensee during the Term, the right of such person to exercise the Licensed Rights under this Section 1.2(a)(ii) shall automatically cease and such person shall thereafter be deemed a sublicensee, subject to Section 4 (including Licensor’s approval rights set forth thereunder, if applicable).

(b) Closed-Captioning; SAP. The Licensed Rights include, to the full extent of rights owned or controlled by Grupo Televisa now or in the future (i) the right to subtitle Licensed Content into English or Spanish for closed-caption (or similar text feature) versions for Broadcast in Licensed Media on Spanish Language Platforms, and to dub Licensed Content into English for SAP (secondary audio programming) or into Spanish for audio description for the visually impaired, in each case of Spanish Language Platforms, in each case, subject to the approval of the Televisa Editing and Dubbing Appointee (such approval not to be unreasonably withheld, conditioned or delayed); and (ii) the exclusive right to Broadcast such English or Spanish closed-caption (or similar text feature), English SAP or Spanish audio description of Licensed Content in Licensed Media on Spanish Language Platforms, in each case, in the Territory during the Term. For the avoidance of doubt, Licensee shall also have the right to offer closed captions or SAP (or similar functionality) to the extent required by applicable Law. The dubbed and/or subtitled version of each item of Licensed Content will be delivered to, and be the property of, Licensor promptly after such dubbed or subtitled version has been produced, subject, during the Term, to the exclusive license hereunder in accordance with the terms hereof. Upon Licensee’s request, and as promptly as practicable following the delivery of the applicable Licensed Content pursuant to Section 8.1, Licensor will deliver to Licensee any available scripts, transcripts or other documents (whether in Spanish and/or English) that would assist Licensee in preparing such English subtitled or English dubbed versions of Licensed Content. Licensee shall not, and shall not permit others to, dub or subtitle any Licensed Content, or Broadcast any version of Licensed Content dubbed or subtitled, in a language other than Spanish or English.

(c) Sublicensees. Licensee’s rights to sublicense the Licensed Rights are set forth in Section 4.

(d) Grupo Televisa Channels.

(i) Rights to Televisa Channels. The Licensed Rights include the exclusive right to Broadcast, by means of all Licensed Media in the Territory during the Term, on the terms, conditions, exceptions and exclusions contained herein, the Televisa Channels, to the extent that such Televisa Channels are comprised of Licensed Content. Licensee shall also have the right to (A) complement or replace Audiovisual Content on the Televisa Channels with other Audiovisual Content owned or controlled by Licensee (e.g., by inserting local or licensed programming (including other Licensed Content)), including to replace Audiovisual Content to which Licensor does not own or control the relevant Broadcast rights in the Territory; (B) commercialize and sell its own advertising on the Televisa Channels as Broadcast by Licensee; and (C) customize / reconfigure existing programming offerings on such Televisa Channels (e.g., by changing the order of programming (including Licensed Content)). Any edits, additions or deletions to any Licensed Content contained on any Televisa Channel or any Licensed Content used to replace any Audiovisual Content on any Televisa Channel shall be subject (to the extent applicable) to the editing terms and conditions set forth in Section 8.8 (it being understood and agreed that any such complements, replacements, customizations or reconfigurations by Licensee with respect to the sequence, composition, presentation and/or delivery of the Audiovisual Content Broadcast that do not change the internal content of any Licensed Content on any such Televisa Channel (including the replacement of such Audiovisual Content with alternative Audiovisual Content) shall not be considered an edit, addition, deletion, change or modification by Licensee and no such actions shall be subject to Section 8.8). Upon Licensee’s request, Licensor shall, subject to the parties’ mutually agreeing on a budget, carry out such complements, replacements, customizations or reconfigurations and other similar modifications to the Televisa Channels pursuant to this Section 1.2(d)(i); it being understood that such budget (I) shall be no greater than the sum of the actual, out-of-pocket costs paid by Grupo Televisa in order to complete such complements, replacements, customizations, reconfigurations and other similar modifications, plus a reasonable internal overhead cost allocation (consistent with Grupo Televisa’s standard practices for pricing such services for use among its internal departments and divisions); and (II) shall be no greater than the market price (i.e., on an arms length basis) for the services in question.

(ii) Rights to Televisa Packaged Programming Offerings. Licensee shall have rights, on the terms, conditions, exceptions and exclusions contained herein, to Grupo Televisa’s existing and future linear and, to the extent the delivery and exercise of such rights is commercially feasible, non-linear packaged and branded programming offerings (e.g., a specially branded Grupo Televisa video-on-demand classic Novela “channel” containing Novelas selected and packaged by Grupo Televisa) that Grupo Televisa Broadcasts outside the Territory, to the extent such packaged programming offerings are comprised of Licensed Content, to the same extent of, mutatis mutandis, Licensee’s rights with respect to Televisa Channels contained in Section 1.2(d)(i).

(iii) Televisa Channel Marks. In accordance with its exercise of the rights to Televisa Channels and other packaged and branded programming offerings, Licensee shall have the right, but not the obligation to use the Televisa Channel Marks in accordance with the trademark license set forth on Schedule 1 attached hereto; provided, that Licensee shall have the obligation to use such Televisa Channel Marks with respect to any Televisa Channel or other packaged and branded programming offering that Licensee uses without modification (other than insertion, deletion or substitution of advertising as permitted hereunder); provided, further, that in the event that Licensee’s customizations or reconfigurations of a Televisa Channel or packaged programming offering change the genre or integrity of such Televisa Channel or packaged programming offering, then Licensee shall, upon Licensor’s reasonable request, cease, as soon as reasonably practicable, the use of the Televisa Channel Marks relating to such customized or reconfigured Televisa Channel or packaged programming offering.

(iv) No Impact on Other Licensee Rights. Nothing contained in this Section 1.2(d) shall impair or restrict Licensee’s right to Broadcast in any Licensed Media during the Term, in the Territory (whether on channels, networks, programming services or on a stand-alone basis) any individual item of Licensed Content (whether or not Broadcast by Grupo Televisa on any Televisa Channel or other packaged programming offering outside the Territory).

(e) Charitable/Religious Content.

(i) Licensee Rights to Charitable/Religious Content. The Licensed Content includes all Charitable/Religious Content and the Licensed Rights include (i) the exclusive right to Broadcast Charitable/Religious Content in all Licensed Media other than by means of the Internet; and (b) the non-exclusive right (subject only to Licensor’s rights set forth in Section 1.2(e)(ii)) to Broadcast Charitable/Religious Content by means of the Internet, in each case, in the Territory during the Term.

(ii) Grupo Televisa Non-Exclusive Right to Charitable/Religious Content. Grupo Televisa shall have the non-exclusive right to Broadcast Charitable/Religious Content in the Territory during the Term only by means of the Internet. Notwithstanding the foregoing, Grupo Televisa shall not be permitted to Broadcast, license or otherwise make available for Broadcast any Charitable/Religious Content during the Term in the Territory on a Linear Television Channel, or on a continuous streamed basis as to constitute, or take on the characteristics of, a Linear Television Channel. Grupo Televisa shall not license or otherwise make available any Charitable/Religious Content to any third party in the Territory during the Term.

1.3 Rights of Licensee and Licensor with Respect to Certain Excluded Content.

(a) Terms and Conditions Regarding Grupo Televisa’s Rights to Broadcast Excluded Content. Notwithstanding any other provisions of this Agreement, Grupo Televisa’s rights to Broadcast Excluded Content in the Territory during the Term shall be subject to the following terms, conditions, exceptions and exclusions:

(i) Limitations on Televisa Produced Clips. Grupo Televisa’s Broadcast of the Televisa Produced Clips shall be only by means of Internet. In addition, with respect to any Televisa Produced Clips of sports events, (A) Grupo Televisa shall Broadcast such

Televisa Produced Clips only with at least a five (5) minute delay from the applicable live sports event; and (B) subject to any Clip Exchange Arrangements, Grupo Televisa shall not sublicense or otherwise make available any such Televisa Produced Clips to *****.

(ii) No Linear Channels. Grupo Televisa will not be permitted to Broadcast, sublicense or otherwise make available for Broadcast any Televisa Publications Content, Televisa Training Content, Televisa Produced Clips or Televisa New Business Content during the Term in the Territory on a Linear Television Channel, or on a continuous streamed basis as to constitute, or take on the characteristics of, a Linear Television Channel (other than the Broadcast of Televisa Carve Out Business Content on the Linear Television Channel acquired by Televisa as a Carve Out Business in accordance with the terms and conditions of Section 16.3).

(iii) Limitation on Sports Related Televisa Publications Content. During the Term, Televisa Publications Content relating to a specific live sports event (or the participants therein) shall not be Broadcast within the thirty (30) minutes before or after the live Broadcast of the relevant sports event (or during such an event) by Licensee; provided, that such restriction shall not apply if such sports event is not Broadcast live by Licensee, its controlled Affiliates or its permitted sublicensees (or, in the case of permitted sublicensees, if Licensor is not notified of such Broadcast at least three days prior to such Broadcast).

(b) Terms and Conditions Regarding Licensee’s Rights to Broadcast Excluded Content. Notwithstanding any other provisions of this Agreement, Licensee’s rights to Broadcast Excluded Content in the Territory shall be subject to the following terms, conditions, exceptions and exclusions:

(i) Televisa Publications Content.

(A) All Broadcasts by Licensee of any Televisa Publications Content on the Specified Channels (and pursuant to MVPD Arrangements with respect to the Specified Channels) shall retain all promotional materials that Grupo Televisa embeds in such Televisa Publications Content; provided, that such promotional materials shall only be required to be retained to the extent that they promote the applicable Televisa Publication and/or its website (and shall not promote any other website or platform owned or controlled by Grupo Televisa, including Esmas.com) and are limited to one or more of (1) a fixed brand bug of a size consistent with customary industry practice; (2) up to a lower third graphical brand or URL (uniform resource locator) presence for up to twenty percent (20%) of the duration of the applicable Televisa Publications Content; and (3) a brand or URL presence on the starts and finishes of the applicable Televisa Publications Content. Licensee shall have the right to remove any promotional materials to the extent they are not required to be retained by Licensee pursuant to this Section 1.3(b)(i)(A).

(B) Licensee shall not be permitted to sublicense the Televisa Publications Content to any third party. For the avoidance of doubt, the foregoing shall not prohibit the Broadcast of such Televisa Publications Content by any MVPD in accordance with Section 1.1(a)(v).

*****	CONFIDENTIAL TREATMENT: UNIVISION HOLDINGS, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY *****, BE AFFORDED CONFIDENTIAL TREATMENT. UNIVISION HOLDINGS, INC. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

(ii) No Right to Other Excluded Content. Subject to Licensee’s Right of First Negotiation / First Refusal under Section 1.1(b)(vi), Licensee shall have no right to Broadcast, sublicense, exploit or otherwise make available any Excluded Content other than the Televisa Publications Content and Televisa Produced Clips (pursuant to the terms and conditions and subject to the exceptions and exclusions herein).

1.4 Televisa Spoiler Content. Licensor shall use commercially reasonable efforts to ensure that Grupo Televisa does not Broadcast, publish, include or otherwise make available to the general public in the Territory, any Televisa Spoiler Content in any Territory-specific versions or editions of any of Grupo Televisa’s Publications or by means of any Broadcast of Excluded Content; provided, that such obligation shall not be applicable before six (6) months prior to Licensee’s Broadcast of the relevant Program and Licensee will give Licensor reasonable notice to enable Licensor to comply with this obligation. In the event that Licensee notifies Licensor in writing that any Televisa Spoiler Content is being so Broadcast, published, included or otherwise made available by Grupo Televisa (or any licensee in the Territory) to the general public in the Territory, Licensor will ensure that Grupo Televisa (and will use commercially reasonable efforts to cause such licensee in the Territory to) promptly (but in the case of Grupo Televisa, in no event later than forty-eight (48) hours following receipt by Licensor of such notice from Licensee), removes or takes down such Televisa Spoiler Content. The obligations of Licensor under this Section 1.4 shall not apply to Televisa Spoiler Content contained in Licensed Content made available for Broadcast by Licensee in the Territory, to which the provisions of Section 8.8(e)(i) shall apply.

1.5 Sports Clips. Subject to Clip Exchange Arrangements, Licensee shall not sublicense or otherwise make available any Televisa Produced Clips or Licensee Produced Clips of sports events to *****. For the avoidance of doubt, the foregoing restriction shall not apply, and shall in no way restrict Licensee’s Broadcast, sublicense or other exploitation of clips of sporting events not licensed by Licensor to Licensee hereunder (e.g., clips of Licensee’s Broadcast of the World Cup).

1.6 Clip Exchange Arrangements. Notwithstanding anything contained herein, each party acknowledges and agrees that the other party may continue to participate in customary Clip Exchange Arrangements and that neither party shall be in breach of this Agreement merely on the basis of participation therein. For the avoidance of doubt, such Clip Exchange Agreements (and the license of any Audiovisual Content thereunder) shall not be subject to approval under Section 4.2.

*****	CONFIDENTIAL TREATMENT: UNIVISION HOLDINGS, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY *****, BE AFFORDED CONFIDENTIAL TREATMENT. UNIVISION HOLDINGS, INC. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

2. Novelas, Co-Productions and Acquired Programs, Etc. The following additional terms, conditions, exceptions and exclusions shall apply with respect to the following respective categories of Audiovisual Content, Formats or Scripts:

2.1 Novelas. Licensor will cause any and all Novelas (whether produced, co-produced or acquired by Licensor) that are (or are intended for) Broadcast by Grupo Televisa (or a licensee of Grupo Televisa of such Novela) in any media in Mexico to be Licensed Content, and the Broadcast rights in all Licensed Media in the Territory in and to such Novelas shall be exclusively licensed to Licensee hereunder in the Territory during the Term, except (a) Acquired Completed Novelas to which Grupo Televisa has not acquired any Broadcast rights in any Licensed Media in any part of the Territory; and (b) those Novelas acquired prior to October 4, 2010 to the extent to which Grupo Televisa does not have Broadcast rights in any Licensed Media in part or all of the Territory. Schedule 2 hereto contains, to the best of Licensor’s knowledge, a full and complete list of all Novelas (other than Acquired Completed Novelas) that were acquired by Grupo Televisa between December 31, 2001 and the date hereof and with respect to which Licensor has not obtained and has not licensed to Licensee the Broadcast rights in any Licensed Media in the Territory.

2.2 Acquired Completed Novelas. Notwithstanding anything contained in Section 2.1:

(a) Information; Facilitation of Negotiation. If Grupo Televisa intends to acquire Broadcast rights outside the Territory to any Novela that Licensor believes would be an Acquired Completed Novela, Licensor shall promptly notify Licensee in writing (including a detailed description of such Acquired Completed Novela and the identity and contact information of the seller or third party licensor). Licensor shall also provide other information reasonably requested by Licensee (to the extent Grupo Televisa has such information and is not legally or contractually restricted from sharing it). Upon Licensee’s request, Licensor shall put Licensee in contact with such seller or third party licensor and use commercially reasonable efforts to facilitate a negotiation between Licensee and such seller or third party licensor so that Licensee may attempt to acquire or license the Broadcast rights in the Territory to such Acquired Completed Novela.

(b) Seller or Third Party Licensor Inability or Refusal to Negotiate. In the event that the applicable seller or third party licensor of a potential Acquired Completed Novela (i) is unable to negotiate with Licensee in connection with the acquisition or license of Broadcast rights in the Territory because such rights are subject to a bona fide, contractual commitment to a third party existing prior to Grupo Televisa having any discussions with such seller or third party licensor in respect of such Acquired Completed Novela; or (ii) refuses to negotiate with Licensee, then Grupo Televisa may, at any time after notice has been delivered to Licensee pursuant to Section 2.2(a), obtain any Broadcast rights in and to such Acquired Completed Novela (other than rights to Broadcast in the Licensed Media during the Term in the Territory) and such Acquired Completed Novela will not be Licensed Content.

(c) Ownership. Licensee shall own any rights in the Territory to an Acquired Completed Novela that it directly acquires or licenses from the seller or third party licensor, and for the avoidance of doubt, such rights in and to an Acquired Completed Novela shall not be included in the Licensed Rights hereunder or be subject to any of the terms, conditions, exceptions and exclusions contained in this Agreement (provided, that this sentence shall not be deemed to affect the calculation of the Royalty Base or the operation of Section 9).

(d) Grupo Televisa Ability to Acquire Rights. Notwithstanding the foregoing, the provisions of this Section 2.2 shall not restrict or impede the ability of Grupo Televisa to acquire rights (other than rights to Broadcast in Licensed Media during the Term in the Territory) in and to an Acquired Completed Novela at any time after notice to Licensee has been delivered pursuant to Section 2.2(a). If Grupo Televisa so acquires or licenses Broadcast rights outside the Territory to such an Acquired Completed Novela, then such Acquired Completed Novela shall not be Licensed Content.

2.3 Co-Produced Content (Non Novelas). If Grupo Televisa enters into any third party arrangement or agreement involving the production of Audiovisual Content that is not a Novela and that would be Co-Produced Content for which Grupo Televisa obtains any Broadcast rights in Mexico, then Licensor shall concurrently, at its cost, obtain all rights to Broadcast such Co-Produced Content in the Territory in the same Licensed Media, to the full extent to which Grupo Televisa obtains Broadcast rights in Mexico, for the same period, to the extent within the Term. All Co-Produced Content for which Licensor obtains Broadcast rights in Licensed Media in the Territory pursuant to the preceding sentence shall be licensed to Licensee as Licensed Content under this Agreement. Notwithstanding the foregoing, the provisions of this Section 2.3 shall not apply to Broadcast rights to Co-Produced Content in any Licensed Media in the Territory that either (i) have been licensed or sold by the applicable Co-Production Partner or third party producer to a third party pursuant to a bona fide, contractual agreement or (ii) were not acquired by the applicable Co-Production Partner or third party producer from the owner of the applicable underlying intellectual property rights as part of the bona fide, contractual agreement with such owner, in each case, prior to Grupo Televisa having any substantive discussions with such Co-Production Partner or third party producer (or otherwise having any substantive involvement) in respect of such Co-Produced Content.

2.4 Grupo Televisa Talent. Without limiting anything contained in Section 2.3 above, Grupo Televisa shall not take any action (or omit to take any action within its control) that would (or would be reasonably expected to) cause, allow, or permit any talent that is (i) exclusive or proprietary to Grupo Televisa and (ii) then under contract to Grupo Televisa to appear or participate in the production of any Audiovisual Content that is intended for Broadcast by any third party Spanish language Television Broadcaster in the Territory, whether or not such Audiovisual Content constitutes Co-Produced Content; provided, that the foregoing shall not (A) require Grupo Televisa to pay or provide any particular or additional compensation or benefits to such talent beyond what it is contractually obligated to pay; (B) apply to the expiration or termination (for reasons unrelated to an appearance or participation addressed in clause (ii) above) of any such contract; (C) apply to any Audiovisual Content not initially produced for Broadcast by any third party Spanish language Television Broadcaster in the Territory for which such a Television Broadcaster subsequently (and without any involvement in the development, production or financing thereof) acquires Broadcast rights from a third party; or (D) make Grupo Televisa responsible for any breach of contract by such talent.

2.5 Acquired Completed Content. Nothing contained in this Agreement shall prevent Grupo Televisa from acquiring Broadcast rights outside the Territory to any Acquired Completed Content.

2.6 Scripts; Formats.

(a) Sale of Scripts. Grupo Televisa will be permitted to sell rights in any Script to a third party so long as, in connection with such sale, Grupo Televisa divests (subject to Section 2.6(c)) itself of all right, title and interest in and to such Script, including any Broadcast rights outside the Territory and any other interest (whether monetary or otherwise) in such Script (e.g., profit participations, revenue shares, options, reversion rights, credits (except to the extent such credits are required to be retained under applicable Law), etc.). Any Audiovisual Content produced from such sold Script will not be Licensed Content, Co-Produced Content, an Acquired Completed Novela, Televisa Produced Format Content or Third-Party Produced Format Content solely by reason of Grupo Televisa’s former ownership of rights in such sold Script.

(b) Exchange of Scripts. Grupo Televisa will be permitted to trade or exchange any Script (the “Divested Script”) with a third party for one or more other Scripts (the “Acquired Scripts”) so long as, in connection with such trade or exchange, (i) Grupo Televisa divests (subject to Section 2.6(c)) itself of all right, title and interest in and to such Divested Script, including any Broadcast rights outside the Territory and any other interest (whether monetary or otherwise) in such Divested Script (e.g., profit participations, revenue shares, options, reversion rights, credits (except to the extent such credits are required to be retained under applicable Law), etc.); and (ii) Licensor licenses to Licensee hereunder the exclusive rights to Broadcast in the Licensed Media as part of, and to the full extent of, the Licensed Rights in the Territory during the Term, Audiovisual Content originally produced in the Spanish language or with Spanish subtitles produced based on such Acquired Scripts (and such Audiovisual Content originally produced in the Spanish language or with Spanish subtitles, once produced, will automatically and immediately be deemed Licensed Content hereunder to the extent it would otherwise constitute Licensed Content and the rights to Broadcast such Licensed Content in the Licensed Media will be exclusively licensed to Licensee as part of, and to the full extent of, the Licensed Rights in the Territory during the Term). Any Audiovisual Content produced from such Divested Script will not be Licensed Content, Co-Produced Content, an Acquired Completed Novela, Televisa Produced Format Content or Third-Party Produced Format Content solely by reason of Grupo Televisa’s former ownership of rights in such Divested Script.

(c) Grupo Televisa Retention of Mexican Broadcast Rights. If, during the Term, in any sale, trade or exchange of a Script addressed in Section 2.6(a) or (b), Grupo Televisa retains any rights to Broadcast in Mexico in any Licensed Media any Audiovisual Content originally produced in the Spanish language or with Spanish subtitles produced from any such sold Script or Divested Script, Grupo Televisa will also retain the same rights to Broadcast such Audiovisual Content in such Licensed Media in the Territory for the same period, to the extent within the Term (and such Audiovisual Content originally produced in the Spanish language or with Spanish subtitles, to the extent of such rights, once produced, will automatically and immediately be deemed Licensed Content hereunder to the extent it would otherwise constitute Licensed Content and the rights to Broadcast such Licensed Content in the Licensed Media will be exclusively licensed to Licensee as part of, and to the full extent of, the Licensed Rights in the Territory during the Term).

(d) Scripts for Non-Spanish Language Productions. For the avoidance of doubt, Grupo Televisa will be permitted to sell or exchange in any manner (i.e., the restrictions of paragraphs (a), (b) and (c) of this Section 2.6 do not apply) any Script that is not intended to be originally produced in the Spanish language or with Spanish subtitles; provided, that Grupo Televisa prohibits, in a binding agreement with the purchaser or transferee of any such Script, the production of any Audiovisual Content based on such Script that is originally produced in the Spanish language or with Spanish subtitles. For the avoidance of doubt, the aforementioned contractual prohibition shall apply to any successors, transferees, licensees or assigns of such purchaser or transferee.

(e) Televisa-Produced Format Content. If Grupo Televisa intends to produce Audiovisual Content originally produced in the Spanish language or with Spanish subtitles from a Third-Party Licensed Format (“Televisa Produced Format Content”) for Broadcast in any Licensed Media in Mexico, Licensor shall, at its cost, use its best efforts to obtain from the owner of such Third-Party Licensed Format all rights to Broadcast such Televisa Produced Format Content in the Territory in the same Licensed Media, to the full extent to which Grupo Televisa obtains Broadcast rights in Mexico, for the same period, to the extent within the Term. All Televisa Produced Format Content for which Licensor obtains Broadcast rights in Licensed Media in the Territory pursuant to the preceding sentence shall be licensed to Licensee as Licensed Content under this Agreement. In the event that, despite using best efforts, Licensor is unable to so acquire such rights to the applicable Televisa Produced Format Content in the Territory, then Grupo Televisa may obtain Broadcast rights in and to such Televisa Produced Format Content if and only if the owner of the applicable Third-Party Licensed Format contractually agrees with Grupo Televisa not to undertake any sale, transfer, license or Broadcast of such Televisa Produced Format Content in any Licensed Media during the Term in the Territory, in which case (i) such Televisa Produced Format Content shall not be deemed to be Licensed Content hereunder, and (ii) Grupo Televisa shall be permitted to Broadcast, distribute and/or sublicense such Televisa Produced Format Content outside the Territory; provided, that Grupo Televisa will take all necessary actions to enforce such contractual obligations of the owner of the applicable Third-Party Licensed Format. For clarity, all Audiovisual Content produced or co-produced by Grupo Televisa in the Spanish language or with Spanish subtitles from a Format owned or controlled by Grupo Televisa (including any Third-Party Acquired Format), as opposed to from a Third-Party Licensed Format, shall be licensed to Licensee as Licensed Content under this Agreement.

(f) Third Party-Produced Format Content. Grupo Televisa shall be permitted to sell, trade, exchange, license, distribute or sublicense any Format (including Third-Party Acquired Formats and other Formats owned or controlled by Grupo Televisa, and any Third-Party Licensed Formats for which Grupo Televisa is engaged as a distributor or sales agent (provided, that Televisa Produced Format Content shall remain subject to the terms of Section 2.6(e) above at all times)) to a third party if and only if such third party contractually agrees with Grupo Televisa not to undertake any sale, transfer, license or Broadcast of any Audiovisual Content originally produced in the Spanish language or with Spanish subtitles from such Formats (“Third-Party Produced Format Content”) in any Licensed Media during the Term in the Territory; provided, that Grupo Televisa will take all necessary actions to enforce such contractual obligations of such third party; provided, further that if during the Term, in any transaction addressed in this Section 2.6(f), Grupo Televisa retains any rights to Broadcast in Mexico in any Licensed Media any Third-Party Produced Format Content produced from a Third-Party Acquired Format or other Format owned or controlled by Grupo Televisa, Grupo Televisa will also retain all rights to Broadcast such Third-Party Produced Format Content in the same Licensed Media in the Territory, to the full extent to which Grupo Televisa retains Broadcast rights in Mexico, for the same period, to the extent within the Term (and such Third-Party Produced Format Content, to the extent of such rights, once produced, will automatically and immediately be deemed Licensed Content hereunder to the extent it would otherwise constitute Licensed Content and the rights to Broadcast such Licensed Content in the Licensed Media will be exclusively licensed to Licensee as part of, and to the full extent of, the Licensed Rights in the Territory during the Term).

2.7 Local Novelas.

(a) Co-Produced Local Novelas. With respect to any Co-Produced Local Novela where Grupo Televisa participates in the co-production of the Co-Produced Local Novela in whole or in part in exchange for the right of Grupo Televisa to produce a Novela that is based on the Script or Format underlying the Co-Produced Local Novela (for the avoidance of doubt, which Novela shall be a new production of such Script or Format), Grupo Televisa shall have the right either (i) to contractually agree with the third-party co-producer not to undertake (and actually not undertake) any sale, transfer, license or Broadcast of such Co-Produced Local Novela in the Territory or in Mexico (in which case such Co-Produced Local Novela shall not be deemed to be Licensed Content or an Acquired Completed Novela hereunder unless and until Grupo Televisa Broadcasts such Co-Produced Local Novela in Mexico, and at such time, the Co-Produced Local Novela will automatically and immediately be deemed Licensed Content hereunder to the extent it would otherwise constitute Licensed Content and the rights to Broadcast such Co-Produced Local Novela in the Licensed Media will be exclusively licensed to Licensee as part of, and to the full extent of, the Licensed Rights in the Territory during the Term); or (ii) to acquire Broadcast rights to such Co-Produced Local Novela for Mexico and the Territory (such that the rights to Broadcast such Co-Produced Local Novela, in the Licensed Media during the Term (or such shorter period equivalent to the term of rights acquired by Grupo Televisa in Mexico) in the Territory, would be and are licensed exclusively to Licensee hereunder as part of, and to the full extent of, the Licensed Rights in the Territory during the Term). For the avoidance of doubt, any new Novela produced by Grupo Televisa based on a Script or Format underlying a Co-Produced Local Novela acquired by Grupo Televisa as contemplated by this Section 2.7(a) shall be subject to Section 2.1 and shall constitute Licensed Content.

(b) Televisa Local Novelas. Notwithstanding anything to the contrary contained herein, with respect to any Televisa Local Novela, Grupo Televisa shall have the right either (i) to contractually agree with the third party producer not to undertake (and actually not undertake) any sale, transfer, license or Broadcast of such Televisa Local Novela in the Territory or in Mexico (in which case such Televisa Local Novela shall not be deemed to be Licensed Content or an Acquired Completed Novela hereunder unless and until Grupo Televisa Broadcasts such Televisa Local Novela in Mexico, and at such time, the Televisa Local Novela will automatically and immediately be deemed Licensed Content hereunder to the extent it would otherwise constitute Licensed Content and the rights to Broadcast such Televisa Local Novela in the Licensed Media will be exclusively licensed to Licensee as part of, and to the full extent of, the Licensed Rights in the Territory during the Term); or (ii) to acquire the Broadcast rights to such Televisa Local Novela for Mexico and the Territory (such that the rights to Broadcast, in Licensed Media during the Term (or such shorter period equivalent to the term of rights acquired by Grupo Televisa in Mexico) in the Territory, such Televisa Local Novela, would be and are licensed exclusively to Licensee hereunder as part of, and to the full extent of, the Licensed Rights in the Territory during the Term).

(c) Notice. Licensor shall inform Licensee at each Informational Meeting of any arrangements that Grupo Televisa has entered into for a Co-Produced Local Novela or Televisa Local Novela since the immediately preceding Informational Meeting (or if Informational Meetings have not yet taken place during the Term, since the Prior Effective Date).

2.8 Reporting, Informational Meetings and Compliance.

(a) Informational Meetings. A coordinator designated by Licensor shall meet with a coordinator designated by Licensee once each quarter (the “Informational Meetings”) to discuss any planned Co-Produced Content, Acquired Completed Novelas, Televisa Produced Format Content, Third-Party Produced Format Content, Co-Produced Local Novelas and Televisa Local Novelas and any Script or Format exchanges, licenses or divestitures, in each case, if any, of which notice has not been previously given at prior Informational Meetings. At such meeting Licensor, subject to legal or third party contractual confidentiality restrictions, will provide information reasonably available to Grupo Televisa regarding such planned Co-Produced Content, Acquired Completed Novelas, Televisa Produced Format Content, Third-Party Produced Format Content, Co-Produced Local Novelas and Televisa Local Novelas or Script or Format exchanges, licenses or divestitures, including: (i) a reasonably detailed description of such Audiovisual Content or Script or Format; (ii) the identity of the third party producer, co-producer or owner (as applicable) with respect to such Audiovisual Content or Script or Format; and (iii) any other information required to be provided with respect to any such Audiovisual Content or Script or Format under this Section 2.

(b) Grupo Televisa Certification. Within sixty (60) days of the end of each fiscal year, the highest-ranking production officer of Grupo Televisa will deliver to Licensee a certificate attesting that, with respect to each item of Co-Produced Content, Acquired Completed Novela, Televisa Produced Format Content, Third-Party Produced Format Content, Co-Produced Local Novela, Televisa Local Novela and any Script or Format exchanges, licenses or divestitures, in each case, if any, entered into by Grupo Televisa in the prior year, (i) Grupo Televisa used good faith efforts not to structure any such arrangements or agreements in a manner intended to cause the applicable Audiovisual Content not to be deemed to be Licensed Content hereunder; and (ii) such arrangement or agreement was negotiated and entered into by Grupo Televisa and the applicable third party on an arms-length basis.

(c) Confidentiality. Licensee acknowledges that any and all information provided by Licensor in accordance with this Section 2 is intended solely for the purpose of permitting Licensee to determine whether to exercise its rights under this Section 2 and to monitor compliance by Grupo Televisa with the provisions contained in this Section 2 relating to Co-Produced Content, Acquired Completed Novelas, Televisa Produced Format Content, Third-Party Produced Format Content, Co-Produced Local Novelas, Televisa Local Novelas, Formats and Scripts; it being agreed that Licensee shall keep confidential such information (to the extent such information is not otherwise publicly available), shall not use such information for their own account and shall not contact or engage in discussions with any person (excluding its representatives and advisors) other than Grupo Televisa or the relevant seller, third party licensor or co-producer with respect to such agreement or arrangement.

(d) Acquired Completed Content. For the avoidance of doubt, Licensor will not be required to provide any information for or regarding Acquired Completed Content.

2.9 Audiovisual Content Acquired Pursuant to the Mexico License Agreement. For the avoidance of doubt, no Audiovisual Content acquired by Grupo Televisa from Licensee, its Affiliates or third parties pursuant to the provisions of Sections 1 and 2 of the Amended and Restated 2011 Mexico License Agreement shall be deemed to be Licensed Content, licensed hereunder, or subject to the provisions of this Section 2.

3. General Terms and Conditions Relating to Audiovisual Content. Notwithstanding any other provisions of this Agreement, the grant of rights hereunder, and the parties’ respective rights and obligations with respect thereto, shall be subject to the following general terms, conditions, exceptions and exclusions.

3.1 Good Faith Efforts. Licensor agrees that it will use good faith efforts not to structure arrangements or agreements with respect to Audiovisual Content in a manner intended to cause such Audiovisual Content not to be Licensed Content.

3.2 Spanish Language Platforms. Licensee shall not Broadcast any Licensed Content or any portion thereof other than on a Spanish Language Platform; it being understood and agreed that the foregoing restriction shall not preclude the Broadcast of Licensed Content in the Licensed Media in the Territory during the Term (a) pursuant to (i) MVPD Arrangements, (ii) Sublicensing Arrangements approved by Licensor pursuant to Section 4 or (iii) UIN Branded Experiences, in each case, involving the Broadcast of Licensed Content through a distributor or aggregator of multi-lingual Audiovisual Content (e.g., Comcast, YouTube, Apple / iTunes); or (b) pursuant to Clip Exchange Arrangements. For the avoidance of doubt, the restriction in this Section 3.2 shall not preclude bona fide Short Form Commercial Advertising on any and all platforms (including non-Spanish language platforms) intended to market, advertise or promote the availability of Licensed Content.

3.3 Sale of Broadcast Rights. Pursuant to the terms and conditions and subject to the exceptions and exclusions of Section 1 and Section 2, Licensor shall not, and shall cause Grupo Televisa not to, sell, license or otherwise alienate any Broadcast rights in any Licensed Media in the Territory to any Audiovisual Content to the extent such Broadcast rights would be reasonably expected (absent such sale, license or other alienation) to become Licensed Rights, and to vest with Licensee during the Term.

3.4 Telemundo Content. Audiovisual Content (a) produced or co-produced by or for Telemundo Communications Group Inc. (“Telemundo”), NBC Universal, Inc., or their respective subsidiaries or controlled Affiliates and licensed to Grupo Televisa for Broadcast outside the Territory pursuant to the license and relationship agreements entered into by Grupo Televisa, Telemundo and certain of their respective Affiliates as of March 14, 2008 and October 3, 2008, as amended; provided, that Grupo Televisa shall not agree to any amendment of such agreements that would adversely affect Licensee’s rights hereunder (it being understood that a mere renewal or extension of the term of such agreement shall not be deemed to adversely affect Licensee’s rights hereunder); and (b) that meets (or with respect to future content, will meet) the definition of Acquired Completed Content or Acquired Completed Novela (as applicable), shall not be included in the Licensed Content or Licensed Rights hereunder or subject to any of the terms and conditions of this Agreement. For the avoidance of doubt, nothing contained in this Section 3.4 shall in any way limit the parties respective rights and obligations under Section 2 (other than with respect to Acquired Completed Novelas and Acquired Completed Content).

3.5 Pantelion Movies. The following additional terms, conditions, exceptions and exclusions shall apply to Pantelion Movies:

(a) Pantelion Venture. Notwithstanding the provisions of that certain Limited Liability Company Agreement dated as of July 26, 2010 by and among Artisan Entertainment Inc. (together with any successors thereof, “Lionsgate”), Videocine, S.A. de C.V. (together with any successors thereof, “Videocine”), and Pantelion, LLC (the “Pantelion LLC Agreement”), the primary business purpose of Pantelion is distributing Pantelion Movies in the Territory. Licensor represents and warrants that Grupo Televisa has, and will have, no obligation to produce all, or any minimum number of, motion pictures through Pantelion (or with Lionsgate or its Affiliates) during the Term, and Grupo Televisa is not and will not be restricted by any agreement with Pantelion, Lionsgate or otherwise in connection with the Pantelion arrangement, from producing or acquiring motion pictures outside Pantelion (or with parties other than Lionsgate or its Affiliates) at any time during the Term. In connection with the foregoing, the parties acknowledge and agree that, subject to Licensee’s Rights of First Negotiation / First Refusal set forth in Section 3.5(d), and so long as Pantelion’s business activities remain generally consistent with the foregoing (and for the avoidance of doubt, Pantelion’s production and distribution activities do not expand to any Audiovisual Content originally produced in the Spanish language or with Spanish subtitles other than Pantelion Movies), the Broadcast, license or distribution by Pantelion of the Pantelion Movies in the Territory by means of any Licensed Media (other than Free Television) shall not constitute a breach of this Agreement by Licensor.

(b) Transactions between Grupo Televisa and Pantelion.

(i) Sale of Movies. Grupo Televisa (including Videocine) shall not sell or license any Broadcast rights to any movie in any Licensed Media in the Territory to Pantelion and/or Lionsgate or any of their respective Affiliates (collectively, the “Pantelion Parties”), without the express written consent of Licensee; provided, that the Movies set forth on Schedule 3 shall be deemed to have been consented to by Licensee and shall be deemed to be Pantelion Movies hereunder, and Licensee shall be licensed the Free Television Broadcast rights with respect to each such Pantelion Movie, as set forth in Section 3.5(c), and shall have a Right of First Negotiation / First Refusal to acquire Broadcast rights in all other Licensed Media to each such Pantelion Movie, as set forth in Section 3.5(d).

(ii) Acquisition of Movies. Grupo Televisa shall not acquire any Broadcast rights to any movie or Pantelion Movie in any Licensed Media in the Territory from any Pantelion Party.

(iii) Production of Movies. Any movies produced solely by Grupo Televisa (including Videocine) shall constitute Movies or Programs (as applicable) hereunder, and the Broadcast rights in the Licensed Media in the Territory in and to any such movies shall be licensed as a Movie or Program (as applicable) exclusively to Licensee hereunder as part of the Licensed Rights.

(iv) Co-Productions. No Grupo Televisa party (except only Videocine) shall co-produce any movie with a Pantelion Party. Videocine may co-produce movies anticipated to be Pantelion Movies with Pantelion Parties, or for the benefit of Pantelion, in each case, only pursuant to, and in accordance with, the following:

(A) any co-production must include Videocine and one or more Co-Production Partners (i.e., unaffiliated with all of Grupo Televisa, Lionsgate and the Pantelion Parties), which shall not preclude the participation of other co-producers affiliated with Lionsgate and/or Pantelion Parties;

(B) one or more of such Co-Production Partners must (1) provide a specific and significant contribution underlying such movie (examples of such specific and significant contributions include Scripts, the provision of multiple essential creative elements (e.g., several of key cast members, key artistic director, executive director and/or executive producer) having no affiliation with any of Grupo Televisa, Lionsgate or any Pantelion Parties, but shall not include financing or other contributions of a fungible nature; provided, that financing or other fungible contributions may be contributed in addition to such specific and significant contributions); and (2) meaningfully participate in, or exercise meaningful controls or approvals over, the development and production of such movie; provided, however, that in the case of a movie co-produced by and among Videocine, Lionsgate (or its Affiliates) and one or more other Co-Production Partners, the specific or significant contribution of the other Co-Production Partner(s) may consist of financing; and

(C) Videocine, the applicable Pantelion Party(ies) and the applicable Co-Production Partner(s) shall provide to Licensee information and facilitate with Licensee a negotiation for Licensee to co-produce the applicable movie, on terms to be negotiated by the parties in good faith. If Licensee elects, in its sole discretion, not to co-produce the applicable movie, the applicable movie shall be deemed to be a Pantelion Movie hereunder and Licensee shall be licensed the Free Television Broadcast rights with respect to such Movie, as set forth in Section 3.5(c), and shall have a Right of First Opportunity / First Refusal to acquire Broadcast rights in other Licensed Media to such Pantelion Movie, as set forth in Section 3.5(d).

(c) Free Television Rights to Pantelion Movies. If necessary (or if reasonably requested by Licensee at any time), Licensor shall cause Pantelion to license all Free Television rights in and to Pantelion Movies directly to Licensee. Licensee shall not be obligated to make any payments or incur any costs (other than the Royalty) for such Free Television rights.

(d) Right of First Negotiation / First Refusal. Licensor shall provide, or shall cause Videocine or Pantelion to provide, to Licensee a Right of First Negotiation / First Refusal to acquire and/or license the exclusive right to Broadcast, on a Pantelion Movie-by-Pantelion Movie basis, each Pantelion Movie by means of each Licensed Media in the Territory (other than by means of Free Television, which is exclusively licensed to Licensee hereunder). Licensor shall cause Pantelion to enter into a direct agreement with Licensee (or its applicable Affiliate) evidencing such Rights of First Negotiation / First Refusal. Notwithstanding the foregoing, if Pantelion intends to exploit a package of Pantelion Movies, then Licensee’s Right of First Negotiation / First Refusal with respect to such Pantelion Movies will be on a packaged basis (i.e., to license all of the Pantelion Movies in the package); provided, that none of Licensor, Videocine or Pantelion may offer any such packaged Pantelion Movies on an individual basis (or in any package that is different from the package offered to Licensee), without, in each case, first offering Licensee the right to negotiate for the license of applicable rights to such individual Pantelion Movie (or different package) pursuant to this Section 3.5(d). For the avoidance of doubt, the Right of First Negotiation / First Refusal granted to Licensee under this Section 3.5(d) shall not apply to the Broadcast of Pantelion Movies by means of Theatrical Exhibition or Hard Good Home Videograms (neither of which constitute Licensed Media).

(e) Classification of Pantelion Movies. For the avoidance of doubt, Pantelion Movies shall constitute Licensed Content only to the extent of the license of Free Television Broadcast rights to Licensee under Section 1.1(a)(iii). Further, it is understood and agreed that any rights licensed to, or acquired by, Licensee in connection with the exercise of its Right of First Negotiation / First Refusal set forth in Section 3.5(d) shall not constitute part of the Licensed Rights and will not be subject to the terms and conditions of this Agreement applicable to Licensed Content (provided, that this Section 3.5(e) shall not be deemed to affect the calculation of the Royalty, the Royalty Base or the operation of Section 9).

(f) Information Regarding Pantelion. Licensor has provided Licensee, under cover dated December 1, 2010, with a redacted form of the Pantelion LLC Agreement (the “Current Pantelion LLC Agreement”). If Licensor or Videocine amends the Current Pantelion LLC Agreement in a manner which directly or indirectly impacts adversely the rights granted to Licensee hereunder, or enters into any new, extended or renewed agreement with respect to Pantelion which directly or indirectly impacts adversely the rights granted to Licensee hereunder during the Term, Licensor shall, within fifteen (15) Business Days of execution thereof, provide a true and correct copy of such agreement to Licensee; provided, that Licensor may redact such agreement solely so as not to disclose economic terms and other terms not directly or indirectly affecting Licensee’s rights hereunder adversely. Notwithstanding anything to the contrary contained herein, in no event shall any new, extended or renewed agreement between or among any of Grupo Televisa, Lionsgate and/or Pantelion (and/or any of their respective Affiliates) during the Term limit, impair or otherwise affect any of the agreements, representations, warranties or covenants made by Licensor under this Section 3.5 and Section 12 below, including by expanding the “primary business purpose” of Pantelion beyond the scope described above in Section 3.5(a).

(g) Information Regarding Pantelion Movies and Availability. Upon Licensee’s request, Licensor shall provide Licensee with information regarding Pantelion Movies including the distribution rights to which are contemplated to be acquired by Pantelion or Pantelion Movies that have been greenlit for production or co-production by Pantelion (including scheduled completion and delivery dates, anticipated production budgets and any other information reasonably requested by Licensee and available to Grupo Televisa) in order to help enable Licensee to fully and meaningfully exercise the Licensed Rights in and to the Pantelion Movies and Licensee’s Right of First Negotiation / First Refusal. Promptly upon completion of each Pantelion Movie or acquisition of distribution rights to each Pantelion Movie, Licensor shall notify Licensee as to the anticipated availability date for Licensee’s Free Television rights (and any other Licensed Media licensed to Licensee in accordance with Section 3.5(d)), and any applicable Rights Restrictions thereon.

(h) No Grupo Televisa Broadcast. In no event shall Pantelion Broadcast, or permit the Broadcast of, any Pantelion Movies on any Spanish Language Platform in the Territory owned or controlled by Grupo Televisa (other than directly through Pantelion).

(i) No Limitation on Licensee’s Rights to Movies. For the avoidance of doubt, nothing set forth in this Section 3.5 shall affect in any way any of Licensee’s rights hereunder to movies produced by, or distribution rights to which are acquired by, Licensor other than through Pantelion that constitute Licensed Content, regardless of whether such movies were produced or acquired before or after the establishment of Pantelion.

(j) Pantelion Amendments. From the Effective Date through the end of the Term (unless Licensee terminates the effect of the Pantelion Letter Agreement, in which case, through the Termination Date), the Pantelion Amendments shall modify the terms of this Agreement, including this Section 3.5, the inclusion of the provisions relating to Grandfathered Pantelion Movies in Sections 1.1(a)(iii) and 1.1(b)(ii), the replacement of references to Pantelion Movies with Grandfathered Pantelion Movies in Sections 7.2(c), 12.1(k)(ii) and 15.1(a)(xvii) and the addition of a new Schedule 14.

3.6 Live Event Streaming. To the extent the live Internet streaming Broadcast rights in the Territory to a specific non-sporting live event (e.g., a live musical concert) that constitutes Licensed Content (for which Licensed Rights would be granted to Licensee hereunder) are promoted or controlled by the Grupo Televisa live events business, the exercise of such live Internet streaming Broadcast rights by Licensee will be subject to the following additional terms, conditions, exceptions and exclusions:

(a) Licensor Notice. Licensor will inform Licensee in writing of the availability of the live Internet streaming Broadcast rights to each such live event to which Grupo Televisa owns or controls such rights in the Territory. If such streaming rights are subject to Promotional Obligations, then Licensor shall also inform Licensee of such Promotional Obligations and any other terms and conditions applicable to such live event (which shall not include the payment of additional consideration by Licensee). Licensor shall provide such notice to Licensee as soon as reasonably practicable following Grupo Televisa’s acquisition of such rights, but in no event later than forty five (45) days before the applicable live event (or if Grupo Televisa acquires such rights within forty five (45) days of the applicable live event, within forty eight (48) hours of such acquisition (or if Grupo Televisa acquires such live event within forty eight (48) hours of such live event, as promptly as practicable following such acquisition)).

(b) Licensee Election. If Licensee wishes to stream such a live event to which Grupo Televisa owns or controls the live Internet streaming Broadcast rights in the Territory, it shall have the exclusive rights to do so in the Licensed Media during the Term to the full extent of rights owned or controlled by Grupo Televisa now or in the future, provided it agrees to comply with the Promotional Obligations (and such other terms and conditions) contained in the above notice. If Licensee does not wish to stream such live event, or does not agree to satisfy the Promotional Obligations or other terms and conditions, Grupo Televisa may Broadcast the live event by way of Internet streaming in the Territory, so long as Grupo Televisa satisfies the Promotional Obligations, and the other terms and conditions applicable to such live event (subject to de minimis differences) as provided in the above notice.

(c) No Impact on Live Sports Rights or Non-Streaming Rights. For the avoidance of doubt, nothing contained in this Section 3.6 shall in any way apply to, or otherwise affect Licensee’s rights to exercise, (i) its rights hereunder to live sports events (including the Licensed Mexican Soccer Games), whether by means of live Internet streaming or any other Licensed Media; or (ii) any of its other rights hereunder with respect to live events (other than the live Internet streaming Broadcast rights described in this Section 3.6), in each case, under, and in accordance with, this Agreement.

3.7 Territorial Integrity; Anti-Piracy. The license herein granted to Licensee is an exclusive license to Broadcast the Licensed Content in the Licensed Media in the Territory during the Term in accordance with the terms, conditions, exceptions and exclusions contained in this Agreement. In connection therewith, and in furtherance of the foregoing, Licensee and Licensor each agree to use commercially reasonable efforts to employ copy protection and other security measures reasonably designed to effectively prevent piracy and limit, in accordance with and subject to the then prevailing commercial practices and standards of broadcasters or digital platform operators, access to the Licensed Content (or content licensed by Licensor) to persons located inside the Territory or outside the Territory, as applicable.

(a) Territorial Integrity.

(i) Free Television Spillover.

(A) Licensor acknowledges and agrees that Licensee’s, its Affiliates’ and its Network Affiliates’ Broadcasts of Licensed Content by means of Free Television from within the Territory which are intended for reception in the Territory may be received outside of the Territory (such reception, the “Licensee Spillover”). Licensor agrees that the occurrence of Licensee Spillover shall not be considered a breach of this Agreement so long as (1) Licensee, its Affiliates and its Network Affiliates use their commercially reasonable efforts not to increase the predicted noise limited coverage contour of each of their respective stations outside the Territory beyond that authorized by the FCC as of November 1, 2010 (the “Licensee

Permitted Spillover Contour”), provided, however, that with respect to any station acquired after November 1, 2010, the Licensee Permitted Spillover Contour shall be determined as of the closing date of the acquisition of such station; (2) such Licensee Spillover is incidental to their respective stations’ operations as authorized by the FCC; and (3) Licensee, its Affiliates and its Network Affiliates do not market advertising based on the availability of such Licensee Spillover to persons located outside the Territory. Notwithstanding the immediately preceding sentence, Licensor and Licensee acknowledge and agree that Licensee, its Affiliates and its Network Affiliates shall have the right and ability to (without being in breach of this Agreement) (x) consent to the re-transmission of a Free Television channel by any Cable Television System in Mexico more than half of the subscribers of which reside within thirty-five (35) miles from the geographic reference coordinates of the center of the community of license of the transmission facility of such Free Television channel (“Licensee Facility Location”); and (y) base the price of any local advertising time or space sold on such Free Television channels in the Territory on the ability of viewers outside the Territory to view such Free Television channels.

(B) Licensee acknowledges and agrees that Grupo Televisa’s Broadcasts of Licensed Content by means of Free Television from within Mexico which is intended for reception in Mexico may be received inside of the Territory (such reception, the “Televisa Spillover”). Licensee agrees that the occurrence of Televisa Spillover shall not be considered a breach of this Agreement so long as (1) Grupo Televisa uses its commercially reasonable efforts not to increase the predicted noise limited coverage contour of each of their respective licensed stations into the Territory beyond that authorized by the Comisión Federal de Telecomunicaciones and the Secretaria de Comunicaciones y Transportes as of November 1, 2010 (the “Licensor Permitted Spillover Contour”), provided, however, that with respect to any station acquired after November 1, 2010, the Licensor Permitted Spillover Contour shall be determined as of the closing date of the acquisition of such station; (2) such Televisa Spillover is incidental to Grupo Televisa’s stations’ operations as authorized by the Comisión Federal de Telecomunicaciones and the Secretaria de Comunicaciones y Transportes; and (3) Grupo Televisa does not market advertising based on the availability of such Televisa Spillover to persons located inside the Territory. Notwithstanding the immediately preceding sentence, Licensor and Licensee acknowledge and agree that Grupo Televisa shall have the right and ability to (without being in breach of this Agreement) (x) consent to re-transmission of a Free Television channel by any Cable Television System in the Territory more than half of the subscribers of which reside within thirty-five (35) miles from the geographic reference coordinates of the center of the community of license of the transmission facility of such Free Television channel (“Licensor Facility Location”); and (y) base the price of any local advertising time or space on such Free Television channels in Mexico on the ability of viewers in the Territory to view such Free Television channels.

(ii) Satellite Encryption. In accordance with then prevailing commercial practices of broadcasters of Audiovisual Content in the United States, Licensee (and its Affiliates) and Grupo Televisa shall encrypt their respective satellite Broadcasts of Licensed Content in the Territory and outside the Territory respectively, on a conditional access basis (i.e., access to the Broadcast is dependent on the use of receiving equipment which decrypts the Broadcast if, and only if, the user of the equipment is individually and specifically authorized to access the Broadcast by the party permitted to Broadcast such Audiovisual Content). The reception of such an encrypted satellite Broadcast or the unauthorized decryption of such a satellite Broadcast shall not be considered a breach of this Agreement by Licensee (or its Affiliates) or Grupo Televisa, respectively, so long as (A) such parties’ Broadcast is intended for reception only by authorized viewers inside the Territory or outside the Territory, respectively; (B) such unauthorized reception or decryption is unintentional and incidental; and (C) Licensee (and its Affiliates) or Grupo Televisa, as applicable, does not market the availability of such reception or decryption to persons located outside of its authorized territory.

(iii) Internet / Mobile Geo-Filtering. In accordance with the then prevailing commercial practices of Internet and mobile distributors of Audiovisual Content in the United States, as determined on a platform-by-platform basis, (A) Licensee shall use commercially reasonable efforts to use geo-filtering technology intended to prevent, and reasonably designed to effectively prevent, a person outside the Territory (including any Internet user, mobile device user, or authenticated video customer of an MVPD (e.g., via so-called “TV Everywhere”)) from accessing Internet/mobile Broadcasts of Licensed Content from within the Territory; and (B) Grupo Televisa shall use commercially reasonable efforts to use geo-filtering technology intended to prevent, and reasonably designed to effectively prevent, a person in the Territory (including any Internet user, mobile device user, or authenticated video customer of an MVPD (e.g., via so-called “TV Everywhere”)) from accessing Internet/mobile Broadcasts of Licensed Content from Mexico. For the avoidance of doubt, it shall be insufficient for Licensee or Licensor to use geo-filtering technology that permits Broadcasts of Licensed Content to be accessed by a person located outside or inside the Territory, respectively, who merely furnishes an address located, or the number of a credit card issued, outside or inside the Territory, respectively. From time to time, Licensor or Licensee may, if it uses a specific form of geo-filtering technology, request that the other party adopt such technology, and upon such request, such other party shall use its commercially reasonable efforts to adopt and implement such technology. In furtherance of the foregoing, Licensor and Licensee and their controlled Affiliates, shall use commercially reasonable efforts to cause each of its sublicensees to use such geo-filtering technology in accordance with this paragraph, as applicable.

(iv) Intent. Grupo Televisa and Licensee acknowledge and agree that this Section 3.7(a) is intended solely for purposes of ensuring the territorial integrity appurtenant to Licensor’s and Licensee’s rights in and to Licensed Content, and ensuring that neither Licensee nor Licensor will be in violation of this Agreement merely because transmissions or retransmissions from stations located inside or outside the Territory, respectively, or transmissions or retransmissions from satellite signals intended for television stations, cable systems or direct-to-home subscribers inside or outside the Territory, respectively, or over the Internet or mobile platforms (or by any other Licensed Media), may be unintentionally and incidentally viewed outside or inside the Territory, respectively, and is not intended to give Licensee or Licensor any right to Broadcast, or license others to Broadcast, Licensed Content intended for viewing, or which may be viewed, outside or inside the Territory, respectively, in each case except as provided in Section 3.7(a)(i).

(b) Copy Protection; Physical Security. Each of Licensor and Licensee and their controlled Affiliates agree to use commercially reasonable efforts to mutually agree within a reasonable timeframe (i.e., at most twelve (12) months after execution of this Agreement) on a plan and schedule to implement (and thereafter to implement in accordance with such plan and schedule) appropriate copy protection technology or solutions, generally consistent with the then prevailing commercial practices of similarly situated broadcasters in the respective territory, as determined on a platform by platform basis. For the avoidance of doubt, such measures are intended to (i) protect the intellectual property rights in each of the parties’ (and its controlled Affiliates’) Broadcasts; and (ii) prevent and/or deter theft, unauthorized copying or unauthorized Broadcast, destruction of, or unauthorized access or injury to, the materials and intellectual property rights underlying such Broadcasts.

(c) Protective Action.

(i) Take-Down Notices. Licensee and Licensor shall each have the right, but not the obligation, either itself or through a third party reasonably acceptable to the other party (e.g., BayTSP), to issue “take-down” notices with respect to any unauthorized third party Broadcasts of Licensed Content in the Territory (and shall copy the other party on any such issuances).

(ii) Legal Action. In the event that any unauthorized third party Broadcast of Licensed Content continues for a period of seventy-two (72) hours following the issuance of a “take-down” notice by either party (or its third party designee), the party issuing the notice shall promptly notify the other party, and the parties shall reasonably cooperate to address such unauthorized third party Broadcast of Licensed Content; provided, that only Grupo Televisa shall have the right, if appropriate, to initiate and prosecute litigation against the applicable third party; provided, however, that Licensee may commence and prosecute such litigation (and shall in such case inform Licensor of its actions as promptly as practicable) in the event that (A) failure to do so immediately would result in irreparable harm to Licensee; or (B) Grupo Televisa unreasonably fails to commence or prosecute litigation after request by Licensee.

(iii) Costs and Recoveries. If the party initiating such litigation requests cooperation or assistance from the other party (in connection with Section 3.7(c)(ii)), the initiating party will be responsible for the reasonable costs (including attorneys fees) of such cooperation or assistance incurred by such other party. In the event of litigation (or similar action or threatened action) against the applicable third party, any monetary remedy, award, statutory damages, settlement or other recovery resulting from such litigation, action or threatened action shall be allocated as follows: (A) first, to the initiating party, to recoup any costs (including attorneys fees) incurred by the initiating party in pursuing such litigation (including such costs incurred by the other party and reimbursed by the initiating party); and (B) second, any remaining amounts to Licensee; provided, that Licensee shall include in the Royalty Base an amount equal to the sum of all such remaining amounts in the applicable Royalty period immediately following such allocation.

3.8 Offensive or Politically Insensitive Platforms. If at any time Licensor reasonably determines that the Broadcast of Licensed Content on (a) the Univision Interactive Network or other Spanish Language Platform owned or controlled by Licensee (other than Linear Television Channels, for which Licensor’s withdrawal rights shall be limited to those set forth in Section 8.10); or (b) pursuant to any Sublicensing Arrangements, would result in Licensed Content being available on a website or other platform that contains offensive or politically insensitive content that Licensor reasonably believes is likely to substantially and adversely affect Grupo Televisa, then (i) Licensor may promptly provide to Licensee written notice of such determination (including the basis therefor); and (ii) upon receipt of such notice, Licensee shall address, as soon as reasonably practicable, or in the case of clause (b) shall use commercially reasonable efforts to cause the owner / operator of the applicable website or other platform to address, Licensor’s concern (including through the removal of Licensed Content from such offensive website or platform). In no event will Licensee cause Licensed Content to be Broadcast on an adult entertainment (as such term is commonly understood in the entertainment industry in the Territory) site or adult entertainment platform that is owned or controlled by Licensee.

4. Sublicensing; Third Party Arrangements.

4.1 Licensee Right to Sublicense; General Requirements.

(a) Licensee Right to Sublicense. Pursuant to the terms and conditions and subject to the exceptions and exclusions contained in this Agreement, the Licensed Rights include the right to sublicense to third parties the right to exercise the Licensed Rights (and all other rights and entitlements hereunder attendant and appurtenant thereto), subject, if applicable, to the approval of Licensor pursuant to Section 4.2.

(b) General Requirements. Notwithstanding anything to the contrary herein, any Sublicensing Arrangement or third party arrangement for a UIN Branded Experience on which any Licensed Content is Broadcast shall comply with the following requirements (the “General Requirements”) unless expressly waived in writing by Licensor in its sole discretion on a case-by-case basis:

(i) Term and Use Restrictions. Licensee shall not enter into any Sublicensing Arrangement or third party arrangement for a UIN Branded Experience: (i) with a term that is longer than the remaining Term (or that does not allow for removal of the Licensed Content without cost or liability to Licensor and Licensee on or before the end of the Term); (ii) that provides for Broadcast of Licensed Content outside the Territory; (iii) that does not require geo-filtering outside the Territory (substantially consistent with Section 3.7(a)(iii)); or (iv) that would cause Licensed Content to be distributed on an adult entertainment site or platform.

(ii) Linear Television Channel. Licensee shall not enter into any Sublicensing Arrangement that involves the Broadcast of Licensed Content on any third party Linear Television Channel.

(iii) Core Controls. Any Sublicensing Arrangement must provide Licensee with the following core controls over the Licensed Content (“Core Controls”) vis-à-vis the sublicensee, which Licensee shall exercise as may be necessary or appropriate to comply with the provisions hereof: (a) Licensee (and not the sublicensee) shall have editorial control of the Licensed Content and will not permit the sublicensee to edit or manipulate such Licensed Content (e.g., mashups) without the prior written consent of Licensee, subject at all times to the editing restrictions contained in Section 8.8; (b) Licensee (and not the sublicensee) shall have the right to select, refresh and withdraw Licensed Content; (c) the sublicensee shall not be permitted to sublicense the Licensed Content; (d) the sublicensee shall not be permitted to authorize any third party to Broadcast the Licensed Content (except that the sublicensee can place its branded applications, embed its branded media player or employ similar branded and controlled functionality in a third party’s sites, in each case, consistent with the then prevailing industry practices); and (e) Licensee will have remedies that are substantially no less favorable to Licensee, mutatis mutandis, than Grupo Televisa’s remedies set forth in Section 15.

(iv) Content Ratio Tests. Licensee shall not enter into any Sublicensing Arrangement or third party arrangement for a UIN Branded Experience that makes available to the applicable third party a number of hours of Licensed Content which constitute more than ***** of the total number of hours of Audiovisual Content made available under such Sublicensing Arrangement or third party arrangement for a UIN Branded Experience or a number of hours of Audiovisual Content produced or owned by Licensee which constitute less than ***** of the total number of hours of Audiovisual Content made available under such Sublicensing Arrangement or third party arrangement for a UIN Branded Experience; provided, that the content ratio requirement set forth in this Section 4.1(b)(iv) shall not apply to (i) Sublicensing Arrangements or third party arrangements for UIN Branded Experiences with bona fide nationally recognized non-MVPD distributors in the Territory (e.g., Netflix) relating to (A) the Broadcast of all, or substantially all, of the feed of one or more of the Networks, the TuTv Networks and/or the Televisa Channels or (B) the Broadcast of individual items of Audiovisual Content that were Broadcast on the applicable Network, TuTv Network or Televisa Channels within the immediately preceding thirty (30) days, or (ii) Expedited Sublicensing Arrangements. For the avoidance of doubt, any such Sublicensing Arrangements with bona fide nationally recognized non-MVPD distributors in the Territory or Expedited Sublicensing Arrangements shall be subject to Licensor’s reasonable approval under Section 4.2, and shall be subject to the other General Requirements.

(v) Long-Term Arrangements. Licensee shall not enter into any Sublicensing Arrangement or third party arrangement for a UIN Branded Experience that has a term (including any extensions or renewals) that is longer than *****.

(c) Certain Exceptions. Notwithstanding Section 4.1(b)(iii)(a), Licensee shall be entitled:

(i) to create clips of Licensed Content of (I) up to three (3) minutes in length (and to authorize third-party sublicensees to do so), or (II) more than three (3) minutes and less than ten (10) minutes in length (and to authorize third parties to do so), subject to the prior review and consent of the Televisa Editing and Dubbing Appointee, provided, in each case, that if Licensor objects to the Broadcast of any such clip, Licensee shall promptly cease (and cause any such third-party sublicensees to cease) all Broadcast thereof; provided, further, that such clips will be the property of Licensor (subject, during the Term, to the exclusive license hereunder in accordance with the terms hereof) and Licensee will, and will include in any agreement for a Sublicense Arrangement an obligation of the sublicensee to, deliver to Licensor upon written request by Licensor, but no more frequently than once per quarter, the clips that it creates, and Licensee will take all necessary actions to enforce such provisions in Sublicense Arrangements; and

*****	CONFIDENTIAL TREATMENT: UNIVISION HOLDINGS, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY *****, BE AFFORDED CONFIDENTIAL TREATMENT. UNIVISION HOLDINGS, INC. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION

(ii) to create English language subtitles on digital Licensed Content solely for Broadcast pursuant to an Expedited Sublicensing Arrangement (and to authorize third-party sublicensees to do so), in each case at Licensee’s (or an authorized third party’s) expense; provided that such subtitled versions of Licensed Content will be the property of Licensor (subject, during the Term, to the exclusive license hereunder in accordance with the terms hereof) and Licensee will, and will include in any agreement for a Sublicense Arrangement an obligation of the sublicensee to, deliver to Licensor upon written request by Licensor, but no more frequently than once per quarter, the subtitled versions that it produces, and Licensee will take all necessary actions to enforce such provisions in Sublicense Arrangements.

4.2 Licensor Approval.

(a) Licensor Approval Required. Other than as provided in Section 4.4, all Sublicensing Arrangements will require the prior approval of Licensor (which approval shall not be unreasonably withheld, conditioned or delayed). Licensor may not condition its approval of any proposed Sublicensing Arrangement on the payment to Grupo Televisa of any monetary or other consideration, on any changes to the then-existing arrangements between Licensee and Grupo Televisa (including under this Agreement), or on the inclusion of any amounts in the Royalty Base, it being understood that in connection with all Sublicensing Arrangements to be approved by Licensor, Licensee shall be obligated to include in the Royalty Base the amounts required by Section 9.1; it being further understood that the anti-avoidance requirements of Section 9.1(d)(xii) apply equally with respect to Sublicensing Arrangements and third-party arrangements for UIN Branded Experiences. However, in determining whether to provide such approval, the Licensor may take into account the terms and circumstances of the proposed Sublicensing Arrangement, including the financial terms and conditions of the proposed Sublicensing Arrangement, commercial terms of the proposed Sublicensing Arrangement as compared to industry standards at such time, the scope and extent of the rights to be granted under the proposed Sublicensing Arrangement, and the identity of the proposed counterparty (together with the overall economic benefit of the Sublicensing Arrangement to Licensee). It shall be deemed to be unreasonable for Licensor to withhold any approval required under this Section 4.2(a) of any proposed Sublicensing Arrangement on the basis of the identity of the proposed counterparty or the proposed terms if Grupo Televisa has previously entered into a contractual arrangement (which is then in effect) with such proposed counterparty for the Broadcast of Excluded Content in the Territory or the Broadcast of Audiovisual Content in Mexico (unless such arrangement is required by applicable Law), in each case, on terms consistent therewith.

(b) Approval in Licensor’s Sole Discretion. Notwithstanding Section 4.2(a), Licensor may withhold its approval in its sole discretion of any Sublicensing Arrangement on a case-by-case basis that:

(i) Non-Spanish Language Arrangements. Permits the Broadcast of Licensed Content in any language other than Spanish (including via closed caption, SAP, or other subtitling or dubbing; provided, that no approval shall be required for English language subtitling to the extent permitted under Section 4.1(c)(ii)).

(ii) Previously Owned Platforms. Permits the Broadcast of Audiovisual Content directly or indirectly on any platform that was owned or controlled by Licensee or its controlled Affiliates within the immediately preceding twenty-four (24) months.

(c) Approval of Existing Sublicensing Arrangements. The parties acknowledge and agree that the Sublicensing Arrangements set forth on Schedule 4 hereto have been approved by Licensor as of the date hereof.

4.3 Licensor Approval Procedures.

(a) General Procedures. Licensor will appoint one or more contact persons to review proposed Sublicensing Arrangements and one of such contact persons to have the authority to provide approvals of Sublicensing Arrangements on behalf of Licensor, and one of such contact persons, in the case of consideration of any Sublicensing Arrangement for digital distribution, will be a senior business affairs executive with experience in digital distribution deals for Licensor. Licensee will appoint one or more contact persons who will provide all information necessary to make an informed decision about proposed Sublicensing Arrangements, whom Licensor is to contact with any questions and to whom Licensor is to give its determination as to whether it will approve any applicable Sublicensing Arrangement.

(b) Digital Distribution Approval Process. Without limiting anything contained in Section 4.3(a), the following additional procedures will apply to any Licensee request for approval of, and any Licensor determination as to whether it will approve, any Sublicensing Arrangement relating to digital distribution of the Licensed Content:

(i) Proposed Transaction Notice. If Licensee desires to enter into any Sublicensing Arrangement for digital distribution, Licensee shall provide a notice of the proposed Sublicensing Arrangement to the general counsel (or deputy general counsel) and the contact person of Licensor appointed pursuant to Section 4.3(a), which notice shall contain the identity of the counterparty and a summary of all other material relationships regarding Audiovisual Content with the sublicensee under such proposed Sublicensing Arrangement, and a confirmation that the Sublicensing Arrangement complies with all General Requirements and Core Controls. Licensee shall also provide only to the general counsel (or deputy general counsel) an unredacted copy of the draft agreement or term sheet governing such Sublicensing Arrangement and a copy of the draft agreement or term sheet redacted only so as not to disclose economic and other sensitive terms and conditions (such agreements and description together, the “Proposed Transaction Notice”). Once a Proposed Transaction Notice for a given Sublicensing Arrangement has been approved, or deemed to have been approved, so long as the material terms (including any of the General Requirements, including the Core Controls) are not modified in any material respect in completing the definitive agreement, no further approval shall be required prior to Licensee entering into the definitive agreement for such Sublicensing Arrangement. In any event, to the extent Licensee is not contractually prohibited from doing so (which prohibitions Licensee will use commercially reasonable efforts to avoid), Licensee shall provide the general counsel (and deputy general counsel) and the contact person of Licensor appointed pursuant to Section 4.3(a) final definitive agreements in redacted and unredacted forms. The general counsel (or deputy general counsel) may make available the unredacted copy of the draft agreement or term sheet and the definitive agreements only to the general counsel or deputy general counsel, as applicable, and head counsel for the television department of Licensor and may make available the redacted copy of the draft agreement or term sheet only to such persons as necessary to permit Licensor to decide whether to approve or reject the proposed Sublicensing Arrangement, provided that the general counsel (or deputy general counsel) shall immediately make the redacted copy of the draft agreement or term sheet available to the contact person of Licensor appointed pursuant to Section 4.3(a). The general counsel of Licensor shall ensure that no employee or consultant of Licensor involved in digital distribution operations (other than the contact person or persons appointed pursuant to Section 4.3(a)) obtains any unredacted copy of the draft agreement or term sheet or definitive agreement or any of the redacted information. If Licensee is prohibited from providing Licensor with a copy of the draft agreement or term sheet, then the parties will cooperate in good faith to determine an alternative means of providing Licensor with the requisite information necessary for Licensor to properly evaluate the proposed transaction, without violating any applicable contractual or other restrictions.

(ii) Evaluation Period. Licensor shall respond in writing to the Proposed Transaction Notice (either approving or rejecting the proposed arrangement, and setting forth the basis for any rejection) to Licensee within ten (10) Business Days of Licensee’s provision of any Proposed Transaction Notice fully complying with the requirements of Section 4.3(b)(i) (the “Evaluation Period”) or, if the term sheet or draft agreement has already been provided at least ten (10) Business Days prior to a subsequent submission with respect to the same proposed Sublicensing Arrangement on substantially the same terms and conditions, the Evaluation Period shall be three (3) Business Days; provided, that if the Sublicensing Arrangement has a term (including any extensions or renewals) longer than three (3) years but shorter than five (5) years, then the Evaluation Period for such approval shall be thirty (30) Business Days (instead of ten (10) Business Days) or, if the term sheet or draft agreement has already been provided at least thirty (30) Business Days prior to a subsequent submission with respect to the same proposed Sublicensing Arrangement on substantially the same terms and conditions, the Evaluation Period shall be ten (10) Business Days. If Licensor does not reject a proposed Sublicensing Arrangement in accordance with the immediately preceding sentence during the Evaluation Period, such proposed transaction will be deemed to have been approved by Licensor on the terms contained in the applicable Proposed Transaction Notice.

(iii) Expedited Evaluation Period. Notwithstanding Section 4.3(b)(ii), if a proposed Sublicensing Arrangement *****, then, with respect to such Expedited Sublicensing Arrangement, the Evaluation Period shall be within three (3) Business Days of Licensee’s provision of any Proposed Transaction Notice fully complying with the requirements of Section 4.3(b)(i).

*****	CONFIDENTIAL TREATMENT: UNIVISION HOLDINGS, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY *****, BE AFFORDED CONFIDENTIAL TREATMENT. UNIVISION HOLDINGS, INC. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

(c) Renewals; Amendments. Any renewal of a Sublicensing Arrangement will require Licensor approval in accordance with this Section 4. For the avoidance of doubt, this Section 4.3(c) shall not apply to any third party arrangement for a UIN Branded Experience (as Licensor approval is not otherwise required for such arrangements). Amendments, modifications, extensions and/or waivers to any existing Sublicensing Arrangement that would cause such Sublicensing Arrangement to deviate in any material respect from the existing Sublicensing Arrangement, or affect the economics or scope of rights under such Sublicensing Arrangements, or violate any of the General Requirements, including the Core Controls, will require Licensor’s approval in accordance with the provisions of this Section 4 applicable to such Sublicensing Arrangement, as amended (including, if such Sublicensing Arrangement is an Expedited Sublicensing Arrangement, the expedited Evaluation Period). Any other amendment, modification, extension and/or waivers to an approved Sublicensing Arrangement, including any such amendment, modification, extension and/or waiver only adding content to be covered under such Sublicensing Arrangement, shall not require Licensor’s approval.

4.4 Exceptions to Licensor Approval. Notwithstanding anything contained in this Agreement:

(a) UIN Arrangements. UIN Arrangements will be permitted without Licensor approval, do not constitute Sublicensing Arrangements, and any existing or future UIN Arrangements shall not be subject to any of the terms and conditions of Section 4; provided, that in the case of third party arrangements for UIN Branded Experiences only, such arrangements shall comply with the General Requirements. Licensee shall provide Licensor with written notice (that contains the identity of the counterparty and a summary of all material terms) substantially in the form of Schedule 5 attached hereto as soon as reasonably practicable following its entering into any arrangements for a UIN Branded Experience that Licensee concludes with third parties for Broadcast of Licensed Content.

(b) MVPD Arrangements. Licensor and Licensee hereby acknowledge and agree that (i) Licensee is currently a party to MVPD Arrangements and will, from time to time, enter into additional MVPD Arrangements consistent with industry practice; (ii) existing and future MVPD Arrangements shall not require Licensor’s approval; and (iii) MVPD Arrangements are not Sublicensing Arrangements and the terms and conditions set forth in this Section 4 do not apply to any existing or future MVPD Arrangements.

(c) Network Affiliation Arrangements. Network Affiliation Agreements will be permitted without Licensor approval, subject to the terms and conditions of Section 1.2(a)(ii).

(d) Clip Exchange Arrangements. Clip Exchange Arrangements will be permitted without Licensor approval, subject to the terms and conditions of Section 1.6.

4.5 Interactive Functionality; Technological Enhancements.

(a) Rights for Interactive Functionality; Technological Enhancements. Licensee’s permitted third party sublicensees (including any third parties permitted to Broadcast the Licensed Content in the Territory in accordance with this Section 4), MVPDs and Network Affiliates will be permitted to add enhanced interactivity (e.g., on-screen programming guides, menus, interactive voting systems, etc.), sharing capability, links to other community features, overlays, squeezebacks, automated translation technology and other similar interactive functionality to Licensed Content, and to undertake Technological Enhancements with respect to Licensed Content, in each case, consistent with the then prevailing industry custom and practice in the Territory.

(b) Notice of Technological Enhancements. Licensee shall, at the Informational Meetings, inform Licensor of any Technological Enhancements authorized or approved by Licensee to be undertaken by its permitted third party sublicensees which has not been previously notified to Licensor at prior Informational Meetings.

5. Downloads.

5.1 Download to Own (DTO). Licensee’s Licensed Rights exercised by means of DTO (but not any other commercial offering) during the Term in the Territory shall be subject to the following additional terms and conditions:

(a) Content Minimums.

(i) Novelas. Licensor shall provide a minimum of two (2) complete Novelas (including all chapters) to which the rights in the Territory are owned or controlled by Grupo Televisa and selected by Licensor to be available for Broadcast by Licensee in the Territory by means of DTO at all times during the Term. Without limiting the generality of the foregoing, Licensor shall make available a minimum of four (4) different complete Novelas (including all chapters) to which rights in the Territory are owned or controlled by Grupo Televisa reasonably provided over the course of each twelve (12) month period during the Term. Licensor may provide Novelas to which the rights in the Territory are owned or controlled by Grupo Televisa in excess of the minimum amounts in its sole discretion. For purposes of satisfying the aforementioned minimum, Licensor shall provide to Licensee Novelas to which the rights in the Territory are owned or controlled by Grupo Televisa, subject to any reduction in the minimum Novela production requirements under the Second Amended and Restated Guaranty, that have been initially Broadcast (on a Linear Television Channel or, as notified by Licensee, an alternative digital distribution platform) by Licensee within the immediately preceding eighteen (18) month period. Notwithstanding the foregoing, if Licensee has not so Broadcast at least four (4) Novelas to which the rights in the Territory are owned or controlled by Grupo Televisa during such period, Licensor shall provide to Licensee one (1) or more Novelas (as applicable) selected by Licensor from Grupo Televisa’s library in order to satisfy the annual Novela minimum (it being understood that Licensor shall provide no fewer than the number of Novelas necessary to satisfy such minimum).

(ii) Other Content. Licensor shall provide a minimum of seventy (70) hours of non-Novela Licensed Content selected by Licensor to be available for Broadcast by Licensee in the Territory by means of DTO at all times during the Term; provided, that Licensor shall replace (or add) then available non-Novela Licensed Content with a minimum of fourteen (14) hours of alternative non-Novela Licensed Content upon Licensee’s request (which may be made no more frequently than once every two (2) months). Licensor may provide non-Novela Licensed Content in excess of the minimum amounts (and replace/refresh such content more frequently) in its sole discretion. For purposes of satisfying the aforementioned minimum, Licensor shall provide to Licensee non-Novela Licensed Content that has been initially Broadcast (on a Linear Television Channel or, as notified by Licensee, an alternative digital distribution platform) by Licensee within the immediately preceding eighteen (18) month period. Notwithstanding the foregoing, if Licensee has not so Broadcast at least seventy (70) hours of non-Novela Licensed Content during such prior eighteen (18) month period, Licensor shall provide to Licensee non-Novela Licensed Content selected by Licensor from Grupo Televisa’s library in order to satisfy the annual non-Novela Licensed Content minimum.

(b) Limitation to Univision Interactive Network. Licensee shall have the exclusive right to Broadcast Licensed Content by means of DTO through the Univision Interactive Network (pursuant to the terms and conditions and subject to the exceptions and exclusions applicable to such Licensed Content hereunder) without Licensor’s approval, pursuant to the terms and conditions and subject to the exceptions and exclusions of this Section 5.1. Any DTO arrangements with third parties outside of the Univision Interactive Network are subject to Licensor’s approval as set forth in Section 4. All DTO arrangements shall comply with the geo-filtering provisions set forth in Section 3.7(a)(iii).

(c) Delivery Format. All Licensed Content provided by Licensor for Licensee’s DTO Broadcast shall be delivered in a format then suitable for such DTO Broadcast in the Territory, as agreed by the parties from time to time.

(d) Selection and Removal of Licensed Content for DTO. Licensor shall have the full rights to select and remove Licensed Content for DTO in its discretion, subject to the selection limitations and minimum content requirements set forth in Section 5.1(a). Licensor shall provide to Licensee at least thirty (30) days’ notice prior to any removal of Licensed Content being Broadcast by means of DTO. Notwithstanding the foregoing, Licensee may, from time to time, request that specific Licensed Content be made available for DTO Broadcast, and Licensor shall consider in good faith any such requests; provided, that Licensor’s decision with respect thereto shall be in its sole discretion and shall be final and binding.

(e) Information; Audit. For rights and administrative control purposes with respect to the Broadcast of Licensed Content by means of DTO, Licensee shall provide to Licensor monthly online reports (detailing downloads, payments and pricing) regarding such Broadcast, and any other information which Licensor reasonably requests, in each case, to the extent such information is reasonably available to Licensee. Licensee shall deliver any such information to Licensor concurrently with its delivery of royalty calculation information for the month immediately following the month in which such information was received in accordance with Section 9.3. Licensor shall have the right to audit Licensee in connection with Licensee’s Broadcast by means of DTO, as part of Licensor’s audit rights hereunder as more fully described in Section 9.5.

(f) Price. The retail price per item of Licensed Content for consumers to purchase Licensed Content by means of DTO shall be mutually agreed by the parties in writing in accordance with industry standards (such agreement not to be unreasonably withheld, conditioned or delayed). No free Licensed Content may be offered by means of DTO, other than in connection with bona fide promotions.

(g) Limitation to DTO. For the avoidance of doubt, this Section 5.1 shall only apply to Broadcast of Licensed Content by means of DTO, and shall not apply to any forms of rental, lease, on demand access (including any form of DTR or other download to rent) or other distribution of Licensed Content on a linear, streamed, temporal or otherwise non-permanent basis.

(h) Editing. Licensee’s rights to edit the Licensed Content in connection with Broadcast by means of DTO shall be as set forth in Section 8.8.

(i) Clearances. Without limiting Licensor’s obligations under Section 8.13, Licensor shall obtain all Clearances necessary for Licensee’s Broadcast by means of DTO of all Licensed Content (including, for the avoidance of doubt, Novelas) provided by Licensor to Licensee under this Section 5.1.

(j) Clean Versions. Without limiting Licensor’s obligations under Section 8.1(b), Licensor shall deliver to Licensee “clean” versions (e.g., removing graphic insertions of, voice-overs promoting and URLs of esmas.com and any other Grupo Televisa owned or operated businesses, but not removing any product placement, promotions or mentions in the content of the Licensed Content) of all Licensed Content provided by Licensor to Licensee for DTO Broadcast under this Section 5.1.

5.2 Download to Rent (DTR). Licensee’s Licensed Rights exercised by means of DTR (but not any other commercial offering) during the Term in the Territory shall be subject to the following additional terms and conditions:

(a) Information. Licensee shall provide monthly online reports (including downloads, payments and pricing) regarding such Broadcasts solely for purposes of Grupo Televisa’s obligations to account and provide information to applicable third parties with respect to the Broadcast of Licensed Content by means of DTR, and any other information which Licensor reasonably requests, in each case, to the extent such information is reasonably available to Licensee. Licensee shall deliver any such available information to Licensor concurrently with its delivery of royalty calculation information for the month immediately following the month in which such information was received in accordance with Section 9.3.

(b) No Free Content. No free Licensed Content may be offered by means of DTR, other than in connection with bona fide promotions.

6. Additional Spanish Language Platforms; Grupo Televisa First Negotiation.

6.1 Additional Spanish Language Platforms. For the avoidance of doubt, Licensee shall have the right to create or acquire additional Spanish Language Platforms (including additional Spanish language Linear Television Channels) and to Broadcast Licensed Content thereon, pursuant to the terms and conditions and subject to the exceptions and exclusions contained in this Agreement, which Spanish Language Platforms will then be included for purposes of calculating the Royalty Base.

6.2 Grupo Televisa Rights of First Negotiation for Services. In the event that Licensee elects (in its sole discretion) to create additional Spanish language Linear Television Channels during the Term, Grupo Televisa shall be entitled to a Right of First Negotiation to provide general channel programming, advisory, production and/or technical services (which services, for the avoidance of doubt, shall not include the production of any individual Audiovisual Content), as negotiated between the parties; provided, that the aforementioned Right of First Negotiation shall not apply in the event that Licensee creates a new Spanish Language Linear Television Channel with a third party that provides a specific and significant contribution to the creation and programming arrangement or scheduling of such channel other than merely contributing financing thereto, and such third party provides the aforementioned services to such Linear Television Channel.

6.3 No Impact on Licensee Rights. The Right of First Negotiation set forth in Section 6.2 shall not permit Licensor to seek to enjoin or obtain an injunction prohibiting or delaying Licensee’s creation of an additional Spanish Language Platform (including any additional Spanish language Linear Television Channels) and to Broadcast Licensed Content thereon.

7. Notification and Acceptance of Programming; Scheduling Cooperation.

7.1 Timing of Availability. Each item of Licensed Content shall be made available by Licensor to Licensee for Broadcast pursuant to the terms of this Agreement (and the Licensed Rights with respect thereto shall vest):

(a) with respect to each item of Licensed Content not addressed in the following provisions of this Section 7.1, upon the first to occur of (i) the date when such Licensed Content is initially Broadcast by Grupo Televisa in any Licensed Media; or (ii) the date when such Licensed Content is first made available for Broadcast by any third party in any Licensed Media;

(b) with respect to each Movie, upon the conclusion of the then applicable “first-run” theatrical availability window (as is then commonly understood in the motion picture industry in the Territory); provided, that for the avoidance of doubt, (i) any theatrical “re-release” of a Movie shall not have any effect on the availability of the applicable Movie to Licensee; and (ii) with respect to any Movie not initially theatrically released (e.g., a “direct-to-video” Movie) the availability shall be in accordance, mutatis mutandis, with Section 7.1(a);

(c) with respect to each Pantelion Movie, upon the commencement of the then applicable Free Television availability window (as is then commonly understood in the motion picture industry in the Territory); provided, that for the avoidance of doubt, any theatrical “re-release” of a Pantelion Movie shall not have any effect on the availability of the applicable Pantelion Movie to Licensee; and

(d) with respect to each item of Ancillary Content, upon the first to occur of (i) the date when such Ancillary Content is initially Broadcast by Grupo Televisa; (ii) the date when such Ancillary Content is first made available for Broadcast by any third party in Licensed Media; or (iii) the date when the applicable Licensed Content to which the Ancillary Content is related is actually first Broadcast by Licensee in the Territory.

For the avoidance of doubt, rights to Televisa Produced Clips or Licensee Produced Clips shall be available (and the Licensed Rights with respect thereto shall vest) upon the availability and vesting (in accordance with this Section 7.1) of the applicable item of Licensed Content from which such clips are excerpted.

7.2 Availability Notices; Requests for Delivery.

(a) New Programs and Movies. At least as often as the first Business Day of each calendar quarter, Licensor will deliver a written notice (an “Availability Notice”) to Licensee specifying the Programs and Movies that (i) have become available to Licensee hereunder since the delivery of the preceding Availability Notice; or (ii) may no longer be available to Licensee hereunder (detailing the reason for such unavailability) (it being understood that the first Availability Notice delivered hereunder was only required to include those Programs and Movies that had become available to Licensee since the Prior Effective Date). Each Availability Notice shall specify, for each such Program or Movie, (A) the name, length, number of episodes (if readily available), genre and content type; (B) Rights Restrictions (if any); and (C) Clearances (if any) that have not been obtained that would prohibit, restrict or impair Licensee’s Licensed Rights to such Programs or Movies. For purposes of this Section 7.2(a) only, the term “Program” shall refer to Programs initially Broadcast, or intended for initial Broadcast, on a Linear Television Channel.

(b) Library Programs and Movies. Licensor has delivered to Licensee a list that contained, to the best of Licensor’s knowledge, all Programs and Movies available to Licensee hereunder as of the Prior Effective Date (a “Library Availability Notice”). The Library Availability Notice specified, for each such Program or Movie, the name, length, number of episodes (if readily available), genre and content type of such Program or Movie. For purposes of this Section 7.2(b) only, the term “Program” shall refer to Programs initially Broadcast, or intended for initial Broadcast, on a Linear Television Channel.

(c) Other Licensed Content. Licensor shall provide Licensee with adequate information regarding other Licensed Content available to Licensee hereunder in accordance with the process, format and timetable agreed by Licensor and Licensee from time to time, it being understood that until modified, the process, format, and timetable in effect as of the Effective Date will remain in place. Notwithstanding the foregoing, it is understood and agreed that this Section 7.2(c) shall not apply to (w) those Programs and Movies that are governed by Sections 7.2(a) and (b); (x) Pantelion Movies (which are governed by Section 3.5); (y) Licensed Soccer Games (which are governed by Section 10); and (z) Ancillary Content (which is governed by Section 8.12).

(d) Requests for Delivery. Upon the request of Licensee, Licensor shall deliver to Licensee whatever materials are reasonably available with respect to any available Licensed Content, at Licensee’s expense to the extent Licensee requests more than a pilot or representative episode or clip with respect to an available item of Licensed Content. If Licensee desires delivery of any available Licensed Content, it shall notify Licensor of its request for delivery, at any time, in a writing specifying the name of the desired available Licensed Content and such other information as may reasonably be requested by Licensor to complete delivery of the requested Licensed Content.

7.3 Cooperation. Until the Information Tail Date and subject to applicable Law, Licensor shall cooperate in good faith with Licensee, to the extent that such cooperation does not interfere with its businesses, in Licensee’s efforts to schedule, market and promote Licensee’s programming services and offerings, by attending the Informational Meetings (which may include separate meetings for television, motion picture and digital programming) and providing Licensee with brief descriptions of Programs, Movies, Pantelion Movies, and other material items of Televisa Publications Content anticipated to be licensed hereunder that are in production or have been “greenlit” or otherwise set for production, anticipated availability dates for such items of Licensed Content, and other information reasonably requested by Licensee when such information becomes available to Grupo Televisa; it being understood that any programming or production schedules so provided would be subject to modification and that no representation or warranty is being or would be made with respect thereto. Notwithstanding the foregoing, Licensor shall have no obligation to provide to Licensee any information under this Section 7.3 (a) regarding any such items of Licensed Content that are in production or have been “greenlit” or otherwise set for production that Licensor believes in good faith will not become available for Broadcast in the Territory until after the Term, (b) during the final year prior to the Information Tail Date, to the extent that Licensor believes in good faith that the disclosure of such information to Licensee would competitively disadvantage Grupo Televisa, or (c) that is subject to legal or third party contractual confidentiality restrictions. For the avoidance of doubt, the obligations of the parties under this section shall not in any way limit, restrain, expand or otherwise modify any of the independent obligations of the parties contained elsewhere in this Agreement.

8. Delivery, Expenses and Use of Licensed Content.

8.1 Delivery Procedure; Clean Versions.

(a) Delivery of Licensed Content. Following Licensee’s sending a request for delivery of an item of Licensed Content pursuant to Section 7.2(d) of this Agreement, Licensor shall deliver to Licensee, at Licensee’s expense, a visual and aural reproduction of each such item of Licensed Content either (at Licensee’s election and subject to Licensor’s reasonable ability to comply with such election) via satellite (at Licensee’s risk of loss if delivery via satellite is requested less than forty-eight (48) hours in advance of scheduled Broadcast), electronic delivery of files or any other intangible means of delivery, or on such form of videotape, disc or other device as reasonably requested by Licensee, formatted and suitable for Broadcast in the Territory in a digital or other format for each applicable Licensed Media, as reasonably requested by Licensee and as soon as reasonably available. Without limiting the generality of the foregoing, until further notice by Licensee to Licensor, Licensee requests access to a high definition feed (if available) for any live events. Licensed Content will be deemed delivered by Licensor when transmitted to the satellite or when delivered or made available digitally, or if shipped by courier, when actually received.

(b) Delivery of “Clean” Versions. Licensor shall deliver to Licensee “clean” versions (e.g., removing graphic insertions of, voice-overs promoting and URLs of esmas.com and any other Grupo Televisa owned or operated businesses) of all items of Licensed Content delivered to Licensee pursuant to this Agreement; provided, that Licensee shall not be required to remove any product placement, promotions or mentions in the content of any item of Licensed

Content; provided, further, that this Section 8.1(b) shall not apply to (i) any Library Programs for which Grupo Televisa does not have, at the time of the delivery, such a “clean” version (“Special Library Programs”); and (ii) live Programs and other Programs Broadcast simultaneously by Grupo Televisa and Licensee (in the case of (ii), to the extent that production and delivery of such a “clean” version to Licensee would not be reasonably practicable, or would require Grupo Televisa to incur incremental costs). Licensor shall inform Licensee, prior to delivery of any item of Licensed Content requested by Licensee, if such item of Licensed Content falls under clause (i) or (ii) of this Section 8.1(b) such that Licensor will not deliver to Licensee a “clean” version of such Licensed Content. Licensee shall be permitted to produce, at its own expense and subject to the consent of the Televisa Editing and Dubbing Appointee in accordance with Section 8.8(e), “clean” versions of any such Licensed Content. For the avoidance of doubt, if for any reason Licensor fails to deliver a “clean” version of any Licensed Content other than Special Library Programs or live Programs described above, Licensee shall have the right to produce such a “clean” version pursuant to Section 8.8(b)(v), and Licensor shall reimburse Licensee for the costs associated therewith as set forth in Section 8.8(f). Licensor’s obligation to deliver “clean” versions under this Section 8.1(b) will not apply to Televisa Publications Content, to which the provisions of Section 1.3(b)(i)(A) will apply.

8.2 Inspection of Delivered Programs. Licensee agrees that as soon as practicable following receipt of delivery of any Licensed Content through any medium, it will examine such delivery to determine whether it is physically suitable for Broadcast on all applicable Licensed Media and, if applicable, will notify Licensor immediately upon detecting any defect rendering such delivery unsuitable for such Broadcast. In such cases, Licensor shall promptly re-deliver such Licensed Content at its own expense through any medium (at Licensee’s reasonable election).

8.3 Destruction or Erasure of Delivered Programs. Licensee agrees to destroy any video tape, disc or other physical device and/or erase any electronic files embodying Licensed Content (and deliver to Licensor a certificate of destruction and/or erasure in connection therewith), in each case, as soon as practicable following the end of the Term (or as reasonably requested by Licensor in writing in connection with a withdrawal pursuant to Section 8.10). Licensee shall pay all costs of destroying such videotapes, discs or other physical devices or erasing such electronic files.

8.4 Ownership; Risk of Loss. Any videotapes, discs or other physical devices or intangible media (including electronic files) embodying Licensed Content shall at all times remain the property of Grupo Televisa, subject to Licensee’s rights as herein provided. The risk of loss, damage, destruction or disappearance of any physical device, if any, shall be borne by Licensee from the time of delivery to Licensee. As to any video tape, disc or other physical device or part thereof lost, stolen, destroyed or damaged after delivery to Licensee, Licensee shall pay Licensor the cost of replacement thereof, which payment shall be limited to the cost of replacing the raw video tape, disc or other physical device.

8.5 Restrictions on Duplication. Except as provided herein, Licensee will not, and will not authorize others to copy or duplicate any Licensed Content unless necessary for the Broadcast by Licensee and any permitted third parties contemplated hereby (or the promotion of such Broadcasts). Licensee shall cause any permitted third party in possession of any duplicate or copy (whether in tangible form (e.g., discs, tapes) or intangible form (e.g., digital media files)) of any part of the Licensed Content (including trailers) to return such duplicate or copy at, or at a reasonable time prior to, the end of the Term (or as reasonably requested by Licensor in writing in connection with a withdrawal pursuant to Section 8.10), and Licensee shall destroy or erase (or cause to be destroyed or erased) such duplicate or copy (whether in tangible form (e.g., discs, tapes) or intangible form (e.g., digital media files)) of any part of the Licensed Content (including trailers), in accordance with Section 8.3. Upon receipt of written request from Licensor, an officer of Licensee shall certify in writing the destruction or erasure of all such copies.

8.6 Name and Likeness Rights; Promotions. Licensor will furnish to Licensee glossy prints and digital copies of still photos, synopses, cast lists and all other promotional material for the promotion of the Licensed Content, if available. Licensor grants to Licensee, without additional payment beyond the Royalty, the right and license to use and license others to use (a) Grupo Televisa’s name and logos and the Televisa Channel Marks; and (b) unless Licensee is advised by Licensor that rights of Licensor and its Affiliates are limited (in which case, to the extent not limited), to use and license others to use the name and likeness of, and biographical material concerning, each star, featured performer, writer, director and producer in the Licensed Content and the titles and trademarks of each item of Licensed Content and fictitious persons and locales therein, for advertising and publicity of the Licensed Content, and any broadcaster or sponsor thereof, but not for direct endorsement of any product or service; provided, that any such use by the broadcaster or sponsor thereof will protect the copyrights of Grupo Televisa and shall not include any fee or royalty payable to Licensee or its Affiliates expressly and/or primarily for such use. To the extent available to Licensor (or any applicable Affiliate) after reasonable efforts, Licensor will furnish Licensee with music cue sheets for the Licensed Content and the information necessary for administration of rights payments and compliance with FCA Section 507. Subject to the foregoing, and subject to Licensor’s approval (not to be unreasonably withheld, conditioned or delayed), which consent may be provided by the Televisa Editing and Dubbing Appointee, Licensee shall have the right to produce its own promotional material for or from the Licensed Content (including audio promotions for or from audio tracks of the Licensed Content). Grupo Televisa shall permit its proprietary artists to appear on behalf of or for Licensee for promotional or programming purposes at mutually agreeable times (which agreement shall not be unreasonably withheld), at Licensee’s expense, it being agreed that Licensor may not be able to require an artist to appear, all requests to and contacts with Grupo Televisa’s proprietary artists shall be made through a representative designated by Licensor (provided that if the designated representative of Licensee for these purposes has requested in writing to the designated representative of Licensor for these purposes to be informed as to whether an artist is under contract with Grupo Televisa and such designated representative of Licensor has not responded to such designated representative of Licensee within seven days of receipt of such request, Licensee may try to contact such artist without going through Licensor or its designated representative), and such designated representative of Licensor shall not be required to approve any appearance which would interfere in any material respect with Licensor’s operations or productions.

8.7 Credits. Except as provided in Section 8.8, Licensee agrees to include in its Broadcasts of Licensed Content all copyright notices and all credits made part of Licensed Content (including credits for stars, directors, producers and writers).

8.8 Editing.

(a) Editing Restricted. Licensee shall have no rights to edit or make changes or deletions to Licensed Content (other than Licensed Mexican Soccer Games, to which Section 10.3(e) shall apply) except as expressly set forth in this Section 8.8. Licensee may from time to time request by notice to the Televisa Editing and Dubbing Appointee that Licensor make any other edits (other than those set forth in Sections 8.8(b), 8.8(c) and 8.8(d), which shall not require the approval of Licensor), and Licensor may elect to make such requested edits or refuse the request in its sole discretion. The Televisa Editing and Dubbing Appointee shall be Licensee’s primary contact with Licensor for the delivery of any editing request by Licensee, and for Licensor to deliver its decision and, if applicable, the edited Licensed Content to Licensee.

(b) Editing by Licensee. Licensee shall have the right to edit and make changes and deletions (and, with respect to only clause (ii) of this Section 8.8(b), additions of recaps) to Licensed Content, without any requirement of consent by or consultation with Licensor or the Televisa Editing and Dubbing Appointee, only in order to:

(i) Internal Credits. Eliminate identical internal credits when episodes of any Licensed Content air back-to-back on any Linear Television Channel;

(ii) Program Length. Adjust Licensed Content length to applicable standard U.S. format lengths (e.g., 30-60-90-120 minute lengths for Linear Television Channels, and such other standards (if any), now or in the future, that are applicable to other Licensed Media for Audiovisual Content produced for initial or primary Broadcast by means of such Licensed Media), by cutting or adding recaps to starts or finishes;

(iii) Commercials. Insert commercials (during natural breaks to the extent applicable) in Licensed Content;

(iv) Irrelevant Material. Eliminate any of the following specific material from Licensed Content only to the extent not relevant to U.S. Hispanic audiences: (A) phone numbers and addresses outside the Territory, (B) information regarding contests, sweepstakes and lotteries that are not available in the Territory, (C) advertisements for or promotions of goods and services that are illegal in the Territory, (D) promotional offers, discounts and other offers related to goods or services for advertising purposes that have expired or are illegal in the Territory, and (E) information on dates and locations of specific events (e.g., concerts or live sports events) outside of the Territory that have already occurred; and

(v) Clean Versions of Programs. Correct any failure by Licensor to deliver a “clean” version of any Licensed Content (other than any Special Library Program) in accordance with Section 8.1(b).

(vi) Non-Conforming Promotional Content. Eliminate promotional materials in Televisa Publications Content to the extent permitted under Section 1.3(b)(i)(A).

(c) Edits for Timing. Licensee may, after reasonable consultation of the Televisa Editing and Dubbing Appointee, (i) edit episodes of Novelas Broadcast by means of a Linear Television Channel in order to end such Novela by creating recaps on a limited basis to cause the final episode to be Broadcast at strategically competitive times (e.g., Thursday and Friday) and (ii) reduce the length of credits of Licensed Content so that the opening credits are no longer than ninety (90) seconds in length and closing credits are no longer than thirty (30) seconds in length (or, for Licensed Content not being Broadcast by means of a Linear Television Channel, such credit lengths as are then appropriate).

(d) Edits for Regulations and Broadcast Standards. Licensee shall have the right to edit and make changes, additions (e.g. disclaimers and blurrings) and deletions to Licensed Content, after reasonable consultation with the Televisa Editing and Dubbing Appointee but without any requirement of consent by Licensor or the Televisa Editing and Dubbing Appointee (it being agreed that Licensee in any event will have the right to make such edit following a period of twenty-four (24) hours after giving notice to the Televisa Editing and Dubbing Appointee), only in order to:

(i) Government Regulations. Comply with applicable government rules and regulations, including FCC regulations; and

(ii) Broadcast Standards and Practices. Comply with Licensee’s (or its applicable controlled Affiliates’) generally applicable broadcast standards and practices from time to time in effect. Licensee shall provide Licensor with its broadcast standards and practices (and any modifications thereto) for any Licensed Media that is then regulated by the FCC or other governmental organization in the Territory. Licensee shall meaningfully consult with Licensor in connection with the establishment of its broadcast standards and practices for any Licensed Media that is then unregulated by the FCC or other governmental organization in the Territory (including by providing Licensor and the Televisa Editing and Dubbing Appointee with a copy of such proposed broadcast standards and practices at least thirty (30) days prior to Licensee’s adoption thereof (and shall provide any proposed updates to such broadcast standards and practices at least two (2) weeks prior to the effectiveness thereof). Licensee shall consider in good faith any comments provided by Licensor to Licensee in connection with such consultation on any non-regulated Licensed Media, and shall act reasonably in determining whether to accept any such comments. Licensee shall not use any broadcast standards and practices in a manner intended to circumvent the editing restrictions set forth in this Section 8.8.

(e) Editing Authorized by Televisa Editing and Dubbing Appointee. Except as provided in Section 8.8(b), 8.8(c) and 8.8(d), Licensee shall have the right to edit and make changes and deletions to Licensed Content only with the prior written consent of the Televisa Editing and Dubbing Appointee (which consent may be withheld if the Televisa Editing and Dubbing Appointee’s determines in its good faith discretion that the applicable edit would adversely impact the integrity or artistic quality of the applicable Licensed Content) in order to:

(i) Televisa Spoiler Content. Eliminate any Televisa Spoiler Content;

(ii) Goods and Services. Eliminate material regarding advertisements for or promotions of goods and services that are not available in the Territory (other than for the reason specified in Section 8.8(b)(iv)(C));

(iii) Promotional Offers, Discounts and Other Offers. Eliminate material regarding promotional offers, discounts and other offers that are not available in the Territory (other than for the reason specified in Section 8.8(b)(iv)(D);

(iv) Eliminate / Consolidate Episodes. Eliminate or consolidate episodes that contain more than fifteen (15) minutes of recap material;

(v) Irrelevant Material. Eliminate any material (other than the specific material set forth in Section 8.8(b)(iv)) to the extent not relevant to U.S. Hispanic audiences;

(vi) Wind-Up of Licensed Content. Facilitate wind-up of Licensed Content cancelled in accordance with this Agreement;

(vii) Interactivity. Add enhanced interactivity (e.g., on-screen programming guides, menus, interactive voting systems, etc.), sharing capability, links to other community features, overlays, and squeeze-backs to Licensed Content consistent with then-prevailing industry custom and practice (it being understood that this clause (vii) shall apply only to edits made by Licensee, and that such edits made by MVPDs and other third parties shall be governed by Section 4.5);

(viii) Clean Versions of Special Library Programs. Create a “clean” version of any Special Library Program, to the extent a “clean” version of such Special Library Program was not delivered by Licensor to Licensee in accordance with Section 8.1(b); and

(ix) Licensee Produced Clips. Create Licensee Produced Clips from Programs and Movies, but not from Licensed Mexican Soccer Games (to which this Section 8.8(e)(ix) shall not apply, and which shall be governed instead by Section 10.3(e)).

(f) Miscellaneous. The editing rights hereunder shall be subject to applicable Law and applicable contractual rights of unaffiliated third parties of which Licensor informs Licensee in writing at or prior to the time of delivery to Licensee of such Licensed Content (provided that Licensor agrees to use good faith efforts not to permit to exist any such contractual restrictions). Licensee will pay for editing requested by Licensee and performed by Licensor at Licensor’s incremental cost; provided, that Licensor will pay (and promptly reimburse Licensee) for any editing costs related to Licensor’s obligation to deliver a “clean” version of any Licensed Content to the extent required under Section 8.1(b) upon provision by Licensee of appropriate documentation evidencing such costs.

(g) Televisa Editing and Dubbing Appointee. The Televisa Editing and Dubbing Appointee will be primarily located at Licensee’s principal facility, which is currently located in Miami, Florida (or such other location mutually agreed by the parties). Licensee shall provide the Televisa Editing and Dubbing Appointee with sufficient access to its personnel and facilities and sufficient notice of proposed edits in order to monitor the editing proposed to be undertaken by Licensee pursuant to this Section 8.8 and Licensee’s compliance with the provisions of this Section 8.8 and to make determinations hereunder. The Televisa Editing and Dubbing Appointee will also have the right to recommend policies to prevent unauthorized editing. If such policies are acceptable to Licensee, acting reasonably, Licensee will implement and enforce such policies and the Televisa Editing and Dubbing Appointee will be provided with sufficient access to monitor compliance with such policies. All compensation and benefits provided to the Televisa Editing and Dubbing Appointee shall be paid by Licensor. All determinations by the Televisa Editing and Dubbing Appointee shall be documented in writing.

(h) Derivative Works. For the avoidance of doubt, to the extent that, as a result of Licensee’s exercising any of its editing rights hereunder with respect to any Licensed Content, such edited Licensed Content constitutes a “derivative work” under the United States Copyright Act, such derivative work shall nevertheless remain the sole property of Licensor (subject to the rights granted to Licensee hereunder).

(i) Other Changes to the Programs. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Section 8.8, none of Licensee’s actions with respect to the Licensed Content pursuant to, and in accordance with, Sections 1.2(b), 4.5, 8.9(c), or 8.11(c) or (d) shall be subject to the terms and conditions of this Section 8.8 (other than Section 8.8(h)).

(j) Not Applicable to Licensed Mexican Soccer Games. Notwithstanding anything contained in this Section 8.8, none of the restrictions on Licensee’s rights to edit or make changes, deletions or additions under this Section 8.8 will apply to Licensed Mexican Soccer Games, to which the provisions of Section 10.3 will apply.

8.9 Product Placement.

(a) Cooperation. Licensor and Licensee intend to cooperate effectively in order to exploit reasonable opportunities for product placement and integration in Licensed Content to be Broadcast in the Territory.

(b) Points of Contact. Each of Licensor and Licensee shall appoint a single person to act as point of contact for such efforts. Such contact persons shall cooperate to make each party aware of commercial opportunities for product placement or integration in Licensed Content to be Broadcast in the Territory and, in any event, each such contact person will present such opportunities (not previously disclosed to the other) at the first Informational Meeting following such contact person’s learning of such opportunities.

(c) Exchange of Products. The parties will work together so that, to the extent technologically feasible, Licensee, with prior approval of Licensor (on a good faith basis), may substitute products of advertisers to whom Licensee has sold product placement in exchange for products placed by Grupo Televisa in recorded Licensed Content, so long as such substituted placement does not adversely affect in any way, as determined by Licensor in good faith, the artistic quality and/or integrity of the Licensed Content. By way of example and not in limitation, Licensor may determine not to approve such substitutions in the relevant recorded Licensed Content if any person or entity, including any director, producer or actor in or of such recorded Licensed Content, in his, her or its sole and absolute discretion does not want the substitution, or if Licensor believes that proposing such substitution would harm its relationship with such director, producer or actor. For the avoidance of doubt, Licensee shall not substitute products in Licensed Content initially Broadcast simultaneously, by Grupo Televisa and Licensee; provided, that the contact persons will cooperate in order to pre-record segments that may be inserted by Licensee in the time segments designated by Licensee in such Licensed Content Broadcast simultaneously. An Affiliate of GT which is capable of effecting such substitution will have the Right of First Negotiation / First Refusal to perform such substitution. For the avoidance of doubt, revenues with respect to substitution as provided in this paragraph shall be included in the Royalty Base.

(d) Licensee Requests. Licensor will consider in good faith requests of Licensee, made from time to time, to effectuate product placement and/or integration by Licensee’s advertisers in Licensed Content during their production and/or post-production stage and will use commercially reasonable efforts to keep Licensee informed of commercial opportunities during such stage. While Licensor shall have no obligation to effectuate such product placement and/or integration, Licensor shall make the determination as to whether to comply with such requests in good faith. By way of example and not in limitation, Licensor may determine not to comply with such requests if any person or entity participating during the production and/or post-production of the Licensed Content in question, including any director, producer or actor in or of such Licensed Content, in his, her, or its sole and absolute discretion does not want the product placement and/or integration, or if Licensor believes that proposing the product placement and/or integration would harm its relationship with such director, producer or actor. For the avoidance of doubt, revenues with respect to placement and/or integration as provided in this paragraph shall be included in the Royalty Base.

(e) Costs. In the event that Licensor or its Affiliates effectuate product placement and/or integration during production or post-production of any Licensed Content by Licensee’s advertisers or otherwise at Licensee’s written request, Licensee will pay the costs for such placement and/or integration (which such costs will need to be agreed between Licensee and Licensor prior to effectuation of the product placement and/or integration) upon provision by Licensor of appropriate documentation evidencing such costs.

(f) Notification of Refusal. Within five (5) Business Days of any determination by Licensor that it will not include product placement requested by Licensee, Licensor will inform Licensee of such determination and the reasons therefor.

(g) Licensor Policies. All product placement and integration requests shall be subject to the policies and rules of Grupo Televisa’s sales department from time to time in effect that Licensor has prior to such time provided to Licensee; provided, that such policies and rules shall not limit, expand or otherwise modify Licensor’s obligations with respect to such requests as set forth under this Section 8.9.

(h) Not Applicable to Licensed Mexican Soccer Games. Notwithstanding the foregoing and for the avoidance of doubt, the terms and conditions relating to product placement in this Section 8.9 shall not apply to Licensed Mexican Soccer Games, to which the provisions of Section 10 shall apply.

8.10 Licensor Withdrawal of Programs. Subject to Section 12.1 and Licensee’s remedies for a breach thereof, Licensor may, in its sole and absolute discretion, withdraw any Licensed Content and terminate any license with respect to such Licensed Content if Licensor reasonably determines that the Broadcast thereof is likely to: (a) infringe the rights of third parties; (b) violate any Law; or (c) otherwise subject Licensor to any material liability. In the event of any such withdrawal or termination, Licensor shall give Licensee as much notice as reasonably practicable, and the parties shall have no obligations to each other with regard to Licensed Content not produced, subject to Section 12.1 and Licensee’s remedies for a breach thereof.

8.11 Digitization; Technological Enhancements.

(a) Requests. With respect to any particular item of Licensed Content (and without limiting Licensee’s rights and obligations under Section 8.11(d) with respect to HD up-conversion and/or down-conversion), Licensee may request from Licensor reasonable information regarding whether such item of Licensed Content has been subject to digital conversion or Technological Enhancements, and Licensor shall promptly respond to such requests (including by providing Licensee with a brief description of such digital conversion or Technological Enhancements and any applicable technical specifications therefor); provided, that no inadvertent failure by Licensor to comply with the foregoing shall constitute a breach of this Agreement.

(b) Televisa Digitization and Technological Enhancements. If Licensee has requested delivery of Licensed Content in a digital or other format in accordance with Section 8.1(a) but Grupo Televisa does not then have such digital or other format of such Licensed Content, Licensee may request, by delivery of a Technology Services Request to Licensor, the conversion or Technological Enhancement of such Licensed Content to such digital or other format. If Licensor reasonably determines that such conversion or Technological Enhancement would not interfere with its digitization efforts or other businesses, then Licensor shall, at the sole cost and expense of Licensee, undertake such process in accordance with Licensee’s requested Technical Specifications and a schedule mutually agreed between Licensor and Licensee (which schedule shall include a reasonable “cushion” period for unforeseen delays and contingencies); provided, however, that Licensor shall not have any obligation to undertake any such process until Licensor has prepared and delivered to Licensee a Technology Services Budget for such process, and Licensee has agreed to such budget. In the event that Licensor or an Affiliate thereof does undertake any such conversion or Technological Enhancement, Licensee will pay the costs and expenses for such conversion or Technological Enhancement (in accordance with the agreed Technology Services Budget) upon provision by Licensor or an Affiliate thereof of appropriate documentation evidencing such costs and expenses.

(c) Licensee Digitization and Technological Enhancements. If, following Licensee’s delivery of a Technology Services Request with respect to any requested Technological Enhancement, Licensor is unwilling or unable to undertake the requested process for any reason, then, so long as such Licensed Content has already been converted into, or was created in, a digital format, and subject to Licensor’s approval over the Technical Specifications, Licensee shall be permitted to undertake or procure such Technological Enhancement at its own cost and expense.

(d) High Definition (HD) Conversion. Notwithstanding anything contained in this Section 8.11, the following terms and conditions shall apply to HD conversion: Licensee shall inform Licensor when it intends to undertake up-conversion of Licensed Content to HD or down-conversion of Licensed Content from HD, and will specify the HD format and up-conversion and/or down-conversion methods and standards that it intends to use. In the event Licensee uses as a basis for converting programs to HD format the standards determined, from time to time, by the National Television System Committee or Advanced Television System Committee (or one of their successors), Licensee shall not require approval from Licensor for the up-conversion or down-conversion described in this paragraph; otherwise, Licensee shall require approval from Licensor, which shall not be unreasonably withheld or delayed. Once format(s) and conversion method(s) have been established by the procedure set forth in the immediately preceding sentence, Licensee may continue to use such format(s) and conversion method(s) to up-convert or down-convert Licensed Content without Licensor’s consent.

8.12 Ancillary Content.

(a) Ancillary Content Requests. With respect to any particular item of Licensed Content, Licensee may request from Licensor reasonable information regarding what Ancillary Content is currently (or anticipated by Licensor to be) available for Broadcast by Licensee in the Territory in connection with such Licensed Content, and Licensor shall promptly respond to such requests (including by providing Licensee with a brief description of any such Ancillary Content and any applicable content specifications (e.g., duration, resolution, etc.) with respect thereto); provided, that no inadvertent failure by Licensor to comply with the foregoing shall constitute a breach of this Agreement.

(b) Delivery of Ancillary Content. In connection with the delivery of Licensed Content to Licensee, Licensor shall deliver to Licensee any available, existing Ancillary Content with respect to such Licensed Content to the extent requested by Licensee.

(c) Ancillary Content Production Requests. From time to time, Licensee may deliver a notice to Licensor requesting the production of Spanish language Ancillary Content relating to an item of Licensed Content for use by Licensee, so long as Grupo Televisa has not already created such material or similar material. Any such notice shall specify the desired type and content of the material (including the applicable content specifications (e.g., duration, resolution, etc.) with respect thereto) and the desired schedule for production thereof in detail reasonably specific and sufficient to permit Licensor to evaluate the request. Licensor shall consider in good faith each such request; provided, that Licensor shall have no obligation to consider requests submitted by Licensee after the Information Tail Date. In the event that Licensor in its sole discretion elects to undertake any such production, it shall do so in accordance with the specifications requested by Licensee and a schedule mutually agreed between Licensor and Licensee (which schedule shall include a reasonable “cushion” period for unforeseen delays and contingencies); provided, that Licensor shall not undertake such production until Licensor has prepared and delivered to Licensee an Ancillary Content Budget for such production, and Licensee has agreed to such budget. Licensee will pay the costs and expenses for such production (in accordance with the agreed Ancillary Content Budget) upon provision by Licensor of appropriate documentation evidencing such costs.

(d) Inclusion in License. For the avoidance of doubt, any Ancillary Content produced by Licensor with respect to any Licensed Content (including any audiovisual material produced pursuant to this Section 8.12) shall be included in the Licensed Content (and shall be licensed to Licensee hereunder).

8.13 Digital Distribution Clearances.

(a) Responsibility for Obtaining and Paying for Digital Distribution Clearances. As between Licensee and Licensor, Licensor (or an Affiliate thereof) shall pay all costs associated with obtaining Clearances in connection with Licensee’s Broadcast of Licensed Content in Licensed Media by means of digital distribution throughout the Territory during the Term (subject only to the deduction from DTO revenue of incremental clearance fees necessary for Broadcast by means of DTO, as more fully described in the definition of “Net DTO Margin”), and shall obtain such digital distribution Clearances to the extent set forth in clauses (b) and (c) below. For the avoidance of doubt, this Section 8.13(a) shall not apply to payments for music public performance rights, which shall be governed by Section 12.1(e).

(b) Clearances for Digital Distribution of New Content. Licensor shall use commercially reasonable efforts (which may include paying industry standard fees and other costs that are customarily required for the Broadcast of similar content by similar means in the Territory) to obtain (by the availability date for each item of Licensed Content under Section 7.1), all Clearances necessary for the exercise of the Licensed Rights by means of digital distribution by Licensee in the Licensed Media during the Term in the Territory of each such item of Licensed Content. As more fully described in Section 7.2(a), each Availability Notice shall specify any applicable Clearances that have not been obtained with respect to the Licensed Content set forth therein, notwithstanding such efforts.

(c) Clearances for Digital Distribution of Library Programs. It is understood and agreed, subject to (and without limiting) Licensor’s representations and warranties set forth in Section 12.1, that Licensor may not presently have obtained all necessary Clearances for the digital distribution of all Library Programs in the Territory. Notwithstanding the foregoing, Licensor represents and warrants that Licensor has obtained all Clearances necessary for the exercise of the Licensed Rights by means of digital distribution by Licensee of Library Programs in the Licensed Media during the Term in the Territory (other than live programs, talk shows and / or live entertainment magazine shows) that were solely produced by Grupo Televisa following January 1, 2002; it being understood and agreed that there may be a de minimis amount (e.g., less than approximately ten percent (10%)) of the total number of hours of such Library Programs with respect to which Grupo Televisa does not have all Clearances required for such digital distribution. Without limiting the foregoing, Licensee may from time to time request from Licensor, and Licensor shall provide within a reasonable time, information about whether any particular Library Programs are not fully cleared for Licensee’s Broadcast by means of digital distribution in the Licensed Media throughout the Territory during the Term. Licensee may from time to time (but no more frequently than monthly) request in writing that Licensor or an Affiliate thereof obtain any Clearances necessary for the exercise of the Licensed Rights by means of digital distribution in the Licensed Media by Licensee during the Term in the Territory of one or more of such Library Programs, which request shall include Licensee’s reasonably desired Broadcast schedule and the applicable Licensed Media for which Clearances are required with respect to such Library Programs. Upon receipt of such request, Licensor or an Affiliate thereof shall use commercially reasonable efforts (which may include paying industry standard fees and other costs that are customarily required for the Broadcast of similar content by similar means in the Territory) to obtain the requested Clearances in a timely fashion so as to permit Licensee to Broadcast such Library Programs in the applicable Licensed Media in accordance with the desired Broadcast schedule.

9. Royalty.

9.1 Calculation of the Royalty and Royalty Base.

(a) Royalty. For the period beginning upon the Effective Date and continuing until the expiration of the Term, Licensee shall pay Licensor a royalty (the “Royalty”) in cash in an aggregate amount equal to the sum of:

(i) 11.91% of the Royalty Base, decreasing to 11.84% of the Royalty Base after December 31, 2014 (such decrease not to be applied retroactively to periods prior to and including December 31, 2014) and increasing to 16.13% of the Royalty Base after December 31, 2017 (such increase not to be applied retroactively to periods prior to and including December 31, 2017), plus

(ii) 2.0% of the excess, if any, of the Royalty Base over $1,648,900,000 per calendar year, with such threshold increasing to $1,663,000,000 commencing with calendar year 2015 (it being understood and agreed that for purposes of any Royalty calculation covering only a portion of a calendar year, such amount shall be prorated based on the number of days in such portion divided by 365), plus

(iii) 50% of Net DTO Margin.

(b)*****

(c) Adjusted Royalty Upon Sale or Demotion of Soccer Teams. Notwithstanding anything contained in Section 9.1(a) and (b), the Royalty percentages set forth in Sections 9.1(a) and (b) may be reduced pursuant to and in accordance with the express provisions of Section 10.

(d) Royalty Base. The following terms and conditions shall apply for purposes of defining and calculating the Royalty Base:

(i) Definition of Royalty Base. “Royalty Base” means all revenues (whether or not the sources of such revenue are now or hereafter in existence), billed or billable by Licensee or its controlled Affiliates to any third party (for this purpose, including Affiliates that are not controlled), derived or generated (A) from the exploitation or operation of those

*****

CONFIDENTIAL TREATMENT: UNIVISION HOLDINGS, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY *****, BE AFFORDED CONFIDENTIAL TREATMENT. UNIVISION HOLDINGS, INC. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

Spanish Language Platforms in the Territory during the Term on which (1) Licensee has been licensed by Licensor the right to Broadcast Licensed Content hereunder (and Licensor has provided any necessary consents or approvals requested by Licensee and required under this Agreement to permit the Broadcast of Licensed Content on such Spanish Language Platform(s)), whether or not Licensed Content is actually Broadcast on such Spanish Language Platform, or such revenues are or are not derived or generated from the Broadcast of Licensed Content on such Spanish Language Platforms; and (2) Audiovisual Content of any kind is then being, or has at any time after the date hereof been, Broadcast by Licensee or its controlled Affiliates (“Royalty Base Platforms”) or (B) from (1) any Sublicensing Arrangements (it being understood that all Sublicensing Arrangements are subject to approval by Licensor pursuant to Section 4), (2) any Network Affiliation Agreements through which Licensee is permitted hereunder to license to a Network Affiliate the right to Broadcast any Licensed Content; (3) any MVPD Arrangements through which Licensee is permitted hereunder to license to an MVPD the right to Broadcast any Licensed Content; and (4) any UIN Branded Experiences through which Licensee is permitted hereunder to license the right to Broadcast any Licensed Content, including in each of cases (A) and (B) to the extent applicable, (I) net advertising revenue (including revenue from time sales, product placements or integration, or sponsorships); (II) net subscriber fee revenue (whether such fee revenue is advertising-based, subscription-based or otherwise and by whatever name, categorization or characterization thereof); (III) net distribution revenues (including subscriber fees, retransmission consent payments, or license or use fees or royalties); (IV) net interactive media revenues (including from advertising, subscription or transactional); and (V) net transactional revenue (including per-use, lease or rental fees, purchase prices, or site-specific monetary accounts, but excluding any revenue from the sale of Audiovisual Content by means of DTO), subject, in each case, to the terms and conditions of this Section 9 (including the inclusions, deductions and exclusions set forth in this Section 9.1).

For the avoidance of doubt, “Royalty Base” shall also include any National Representation Commissions and JSA Income and any other revenues (and reflect any inclusions, exclusions and deductions), if any, expressly designated as part of the Royalty Base in this Agreement. The provisions of clause (B) above in this Section 9.1(d)(i) shall not expand the grant of rights hereunder to allow Licensee, its controlled Affiliates, Network Affiliates, MVPDs or permitted sublicensees to Broadcast Licensed Content or any portion thereof other than on a Spanish Language Platform (except to the extent provided in Section 3.2). The provisions of clause (B) above shall also not result in the “Royalty Base” including revenues (by whatever name, categorization or characterization thereof) billed or billable by Licensee or its controlled Affiliates derived or generated from any agreement with a distributor or aggregator of multi-lingual Audiovisual Content (e.g., Comcast, YouTube, Apple / iTunes) for the distribution of a Licensee owned or controlled platform or program offering (e.g., an English language television network or other English language distribution platform, including channels, sites or applications) on which platform Licensee, its controlled Affiliates, Network Affiliates, MVPDs or permitted sublicensees are then not permitted to Broadcast Licensed Content hereunder.

(ii) Deductions from Royalty Base. For purposes of calculating the Royalty Base, and in order to ensure that, with respect to the matters described in clauses (A) through (E) below, Licensor is paid a Royalty only on the amounts Licensee and its controlled Affiliates actually receive and retain, the following deductions (by whatever name, categorization or characterization) shall apply (to the extent that the billed or billable amounts relating to such deductions were included in the Royalty Base):

(A) Advertising agency commissions, volume discounts and prompt pay discounts actually paid to or retained by third parties or incurred and deducted by third parties;

(B) Obligatory holdbacks and costs imposed by third parties (e.g., for third party reselling of online or mobile remnant inventory) and actually paid to or retained by third parties or incurred and deducted by third parties (i.e., the Royalty will only be payable on amounts billed or billable by Licensee and its controlled Affiliates, less amounts to which such third parties are entitled);

(C) Revenue shares and participations paid or payable to third parties (i.e., the Royalty will only be payable on amounts billed or billable by Licensee and its controlled Affiliates, less amounts to which such third parties are entitled) solely in connection with the exploitation of Licensed Content or content owned or controlled by Licensee or its controlled Affiliates through (i) Sublicensing Arrangements for which the revenue share or participation arrangement has been disclosed to Licensor in a Proposed Transaction Notice and Licensor has subsequently approved such Sublicensing Arrangement pursuant to Section 4; and (ii) MVPD Arrangements if the terms and conditions of the revenue share or participation of the MVPD Arrangements are consistent with then applicable industry standards (or more favorable to Licensee and its controlled Affiliates);

(D) Revenue shares or participations paid or payable to third party counterparties to UIN Arrangements for UIN Branded Experiences (i.e., the Royalty will only be payable on amounts billed or billable by Licensee and its controlled Affiliates, less amounts to which such third parties are entitled) with respect to an UIN Branded Experience, or on whose platform the UIN Branded Experience resides, if such revenue share or participation arrangement has previously been disclosed to Licensor in the notice provided to Licensor under Section 4, such revenue share or participation is solely with respect to the exploitation of Licensed Content or content owned or controlled by Licensee or its controlled Affiliates, and if the terms and conditions of such revenue share arrangement are consistent with then applicable industry standards (or more favorable to Licensee and its controlled Affiliates); and

(E) Advertising revenue derived or generated from any Licensee (or its controlled Affiliate’s) media outlets other than the Royalty Base Platforms, up to an amount equal to US$5,000,000 per calendar year.

(iii) Inclusions in and Exclusions from Royalty Base.

(A) Inclusions. Without limiting the inclusion of any other revenues in the Royalty Base, except as set forth in Section 9.1(d)(iii)(B) below, the Royalty Base shall include any revenues from any third party (whether or not the sources of such revenue are now or hereafter in existence) from any of the following (x) to the extent such revenues are derived from, connected with, related to, or generated in conjunction with the exploitation or operation of a Royalty Base Platform: (1) direct marketing by tangible mail, electronic mail (that does not include Audiovisual Content) or inserts, phone or in person; trade shows; physical point of sale promotions; hard coupons; premiums; event sponsorships and ticketing; reimbursement for costs incurred in connection with the production and delivery of advertisements for third parties; and activation fees paid by advertisers for the provision of non-audiovisual advertising including sponsorship mentions, logos and signage at live events (e.g., the Latin Grammy Awards); (2) services provided to third parties (including talent) such as website construction services, hosting services, translation services (e.g., CNET), production services, content management services, infrastructure integration management services, third party subscription management services, advertising sales representation services for third parties that are not Network Affiliates (e.g., Univision Partner Group), research services, traditional public relations services, loyalty program services and general advisory services; (3) merchandising, sale and/or distribution of goods (e.g., sale of t-shirts, Blu-Rays, ringtones, promotional goods) which, for the avoidance of doubt, may not incorporate any Licensed Content, by any and all means, whether now known or hereafter devised (including by means of the Internet); (4) brand extensions other than solely in the form of licensing trademarks (e.g. branded calling cards and pre-paid cards), it being understood that the use by Licensee of its advertising inventory to promote any business or co-branded product or service to the extent permitted by Section 11.1(b) alone will not be sufficient to cause any revenues related to such business or co-branded product or service to be derived from, connected with, related to or generated in conjunction with the exploitation or operation of a Royalty Base Platform; and (5) royalties received from ASCAP, BMI or SESAC (or any successor or similar entity in the United States); and (y) on the terms and conditions and subject to the limitations provided in the English Language Mexico Soccer Agreement, revenues derived or generated from any Soccer Arrangements.

(B) Exclusions. Notwithstanding anything to the contrary contained in Section 9.1(d)(iii)(A) above or elsewhere in this Agreement, the Royalty Base shall not include any revenues from any third party (whether or not the sources of such revenue are now or hereafter in existence) from any of the following: (x) whether or not such revenues are derived from, connected with, related to, or generated in conjunction with the exploitation or operation of a Royalty Base Platform, (1) sale or lease of Broadcast spectrum; (2) exploitation of audio only content, whether by means of terrestrial, satellite or digital radio, audio streaming, audio downloads, internet radio, or otherwise; (3) licensing of trademarks (other than Grupo Televisa trademarks); (4) payments received from commercial arrangements with Grupo Televisa (including under the Amended and Restated 2011 Mexico License Agreement and that certain Representation Agreement dated November 1, 2011 between Affiliates of Licensor and Licensee); (5) DTO exploitation of Audiovisual Content; (6) the rental of property, plant or equipment, except to the extent that the use of such property, plant or equipment by the lessee is connected with or related to the Broadcast of Audiovisual Content on a Royalty Base Platform, in which case revenues from such rental will be included in the Royalty Base; and (7) revenues described in clauses (1)-(5) of Section 9.1(d)(iii)(A)(x), but solely to the extent that such revenues are not derived from, connected with, related to or generated in conjunction with the exploitation or operation of a Royalty Base Platform.

(iv) Valuing Barter. For purposes of the Royalty Base, (A) media for media barter shall be valued at one hundred percent (100%) of fair value determined by reference to the average unit price for advertising sold for cash to third parties in the Audiovisual Content in which the barter is Broadcast; and (B) all other barter transactions where Licensee and its controlled Affiliates are provided goods and/or services in lieu of cash, such barter transactions will be valued at one hundred percent (100%) of fair value of the non-cash goods or services received by any of Licensee and its controlled Affiliates in consideration of the advertising time or space. Notwithstanding the foregoing, and subject to the first sentence of Section 9.1(d)(v), if Licensee or its controlled Affiliate sells a business or assets to, or acquires a business or assets from, a third party (that is not a controlled Affiliate of Licensee) in which Royalty Base Platform advertising time or space is committed to such third party (in the case of a sale) or all or a portion of the consideration is Royalty Base Platform advertising time or space (in the case of an acquisition), Licensee will provide Licensor with its reasonable determination of the relative fair value (as such concept is described in Emerging Issues Task Force Issue 00-21 or any successor issue or standard) of such advertising time or space and the basis of such determination. If Licensor disagrees with Licensee’s determination, Licensor may require Licensee to engage a nationally recognized appraisal firm to determine the relative fair value of such advertising time or space; provided, that Licensee will not be required to engage such an appraisal firm if its determination in the immediately preceding sentence had been based on an appraisal of such a nationally recognized appraisal firm. The value of such advertising time or space as calculated pursuant to the two preceding sentences shall be included in the calculation of the Royalty Base.

(v) Unsold Inventory. The use of unsold inventory by (a) Licensee or its controlled Affiliates or by Grupo Televisa, pursuant to and in accordance with Section 11; or (b) Venevision, in each case, shall not be considered advertising revenue for the purposes of, or be included in calculating, the Royalty Base (it being understood that such unsold inventory shall be valued at $0 for purposes of calculating the Royalty Base). Notwithstanding the immediately preceding sentence, (A) audiovisual commercial advertising co-branded by Licensee or its controlled Affiliates and a third party with respect to which more than twenty percent (20%) of the duration of such commercial advertising content directly promotes the third party or third party brands shall not be considered unsold inventory for purposes of the immediately preceding sentence and shall be included in the Royalty Base; and (B) for banners or other advertising co-branded by Licensee or its controlled Affiliates and a third party, only revenues from those banners or other advertising that predominantly promote the third party or third party brands will be considered advertising revenue (and any other banners or other advertising shall be considered unsold advertising for purposes of the immediately preceding sentence), the amount of which advertising revenue will be determined on an arm’s-length basis for the purposes of, and included in calculating, the Royalty Base.

(vi) Joint Ventures. It is understood and agreed that if Licensee or any of its Affiliates enters into a joint venture, partnership or similar arrangement with a third party (which such joint venture, partnership or similar arrangement itself is not a controlled Affiliate of Licensee) with respect to a Spanish Language Platform on which, as a result of a consent by Licensor under Section 4, Licensee has rights to Broadcast Licensed Content, and revenues from such Spanish Language Platform would otherwise be included in the Royalty Base, only Licensee’s and/or its Affiliates’ share of revenues (and costs) from such arrangement will be included in the calculation of Royalty Base (and any deductions therefrom).

(vii) Certain Third Party Arrangements.

(A) Network Affiliates. For the avoidance of doubt, the Royalty Base shall not include (I) amounts billed or billable by Licensee or its controlled Affiliates, or paid to Licensee or its controlled Affiliates, that are actually paid to or retained by Network Affiliates and that would otherwise constitute revenue of the Network Affiliates; or (II) revenues billed or billable by any Network Affiliates that are not billed, billable or received by Licensee or its Affiliates.

(B) Other Counterparties. For the avoidance of doubt, the Royalty Base shall not include (I) amounts billed or billable by Licensee or its controlled Affiliates, or paid to Licensee or its controlled Affiliates, that are actually paid to or retained by counterparties to Sublicensing Arrangements, MVPD Arrangements and/or UIN Branded Experiences and, in each case, that would otherwise constitute revenue of the applicable counterparty; or (II) revenues billed or billable by counterparties to Sublicensing Arrangements, MVPD Arrangements and/or UIN Branded Experiences, in each case, that are not billed, billable or received by Licensee or its Affiliates.

(viii) Sale of Assets. For the avoidance of doubt, in the event that Licensee or any of its Affiliates enters into an outright sale or other transfer of any business or assets (e.g., Broadcast rights to one or more World Cup games, a station or other Spanish Language Platform), then, subject to Section 9.1(d)(iv) (if applicable), the revenues from such sale or other transfer shall not be included in the Royalty Base.

(ix) No Double Counting. For the avoidance of doubt, (A) in the event that any items of revenue or deduction are covered by more than one component of the Royalty Base, for the purposes of calculating the Royalty Base, any such items will be included or deducted, respectively, only once (i.e., there shall be no double counting of revenues or deductions), and (B) with respect to any items of revenue included in the Royalty Base (or deductions therefrom), arising out of transactions by and between Licensee or any controlled Affiliate, on the one hand, and a third party (for these purposes including any Affiliates that are not controlled), on the other hand, there will be no double counting of revenues (or deductions therefrom) billed or paid solely among Licensee and its controlled Affiliates with respect to such revenues (or deductions) (i.e., there will be no double counting of revenues received from the third party (or deductions therefrom), and revenues internally billed by and among Licensee and its controlled Affiliates (and deductions therefrom).

(x) Example Calculations. Schedule 6(A) sets forth example calculations of the Royalty Base for 2014 as calculated pursuant to this Agreement as in effect as of the Effective Date. The parties acknowledge and agree that their understanding of the application of the provisions of this Section 9.1, as of the Effective Date, to the 2014 results is as set forth on Schedule 6(A). The example calculation in Schedule 6 is intentionally omitted.

(xi) No Modification of License. For the avoidance of doubt, nothing contained in this Section 9.1(d) is intended to or shall be deemed to modify Section 1.1 hereof or the license granted pursuant thereto.

(xii) Anti-Avoidance. Licensee agrees that it will, and will cause its Affiliates to, (i) use good faith efforts not to structure arrangements or agreements in a manner intended to cause revenues (by whatever name, categorization or characterization thereof) of transactions or series of related transactions that would otherwise be included in the Royalty Base not to be included in the Royalty Base (for illustrative purposes only, including by entering into a sublicensing arrangement that does not include Licensed Content within six (6) months of entering into a Sublicensing Arrangement with the same sublicensee that includes Licensed Content in order to avoid revenue from the former being included in the Royalty Base); (ii) ensure that each of the Packaged Sales Transaction Process and Allocations are made on an arm’s-length basis and in good faith; and (iii) not enter into, effect or undertake any transaction, or structure any arrangement or agreement with an Affiliate that is not a controlled Affiliate, that would cause any revenues (by whatever name, categorization or characterization thereof) that would otherwise be included in the Royalty Base to be billed or billable by such non-controlled Affiliates, and thus excluded from the Royalty Base.

9.2 Payment Schedule. The Royalty shall be paid by Licensee to Licensor currently on a monthly basis on the twelfth (12th) Business Day after the end of each month in a single payment, based upon Licensee’s good faith best estimate at such time of the amounts accrued. Appropriate adjustments (the “Adjustments”) will be made to the Royalty on a quarterly basis within forty-five (45) days after the end of each quarter, the full amount of which shall be paid by Licensee or credited in Licensee’s favor against future payments by Licensee, as the case may be, with the next monthly payment of the Royalty for any difference between the amounts so paid and those finally determined to have accrued. Notwithstanding anything to the contrary contained herein, Licensee will be deemed to have satisfied its obligation to make monthly payments of the Royalty for all periods through May 30, 2015 to the extent it paid an amount based on Licensee’s good faith best estimate of the amount due pursuant to Section 9.1 of the First Amended and Restated Agreement as in effect prior to the Effective Date. For the quarterly adjustment due for the second (2nd) quarter of 2015 the Royalty payable for the period from the Effective Date to June 30, 2015 will be determined based on this Agreement, and the payment to be made with respect to July 2015 will include the payment or credit of any Adjustment based on the amounts paid by Licensee for the period from the Effective Date to June 30, 2015. In all cases, the calculation of the Adjustments will be made by Licensee as promptly as practicable, but in any case in time to be delivered to Licensor with such payment.

9.3 Royalty Calculation. All payments made pursuant to this section shall be in cash in U.S. currency and shall be accompanied by a royalty calculation, calculated regardless of the amount of Licensed Content licensed hereunder or whether such Licensed Content are Broadcast, detailing by segment (as Licensee and its auditors believe in good faith would be required to be reported under the rules of the U.S. Securities and Exchange Commission (assuming it was a reporting party under such rules), or, if not so determined to be so required under such rules or such rules cease to exist, in its general reports to its primary corporate level senior lenders, or such other segments as may be agreed by the parties acting reasonably) each of the components of the Royalty Base and any deductions or exclusions therefrom, and setting forth the amount of royalty payable based on the monthly financial information prepared for Licensee’s internal reporting purposes which are estimates and subject to the more formal closing procedures performed quarterly and annually, as well as any DTO or DTR information required to be delivered to Licensor in accordance with Sections 5.1(e) or 5.2(a), respectively.

Within forty-five (45) days after each quarter end, Licensee will provide a royalty calculation including the same categories of information as the monthly royalty statements, showing the calculation of the Royalty Base as reported in its quarterly financial statements, and truing up the monthly financial information to the quarterly financial information. Prior to delivery to Licensor, all royalty calculations (whether monthly, quarterly, annual or otherwise) shall be reviewed and approved by the highest-ranking accounting officer of Licensee or the executive officer to whom such senior accounting officer reports. Each of Licensee and Licensor will appoint a contact person who is knowledgeable of the calculation of the Royalty Base to coordinate with each other, and Licensee’s contact person will provide to Licensor all further relevant information and documentation in Licensee’s possession as reasonably requested, which may include worksheets and workpapers used for or underlying such calculation. Starting with its 2011 financial statements, Licensee will include in the segment footnote to its audited financial statements (including those filed with the SEC, if any) a line item, which will be defined in such footnote, to include only the Royalty Base, except for a reconciling item to adjust barter revenues to fair value to the extent needed.

9.4 Audit Rights. The computation of the annual Royalty Base will be reviewed within ninety (90) days of the end of each fiscal year (commencing with fiscal year 2011) by Licensee’s independent certified public accounting firm in connection with the audit of Licensee’s consolidated financial statements. By the one hundred and eightieth (180th) day of each fiscal year, such accounting firm will deliver a certificate to Licensor in the form of Schedule 7 hereto (with such changes as may be required due to a change in accounting firm or due to a change in rules governing the issuance of such reports by independent certified public accounting firms) attesting to the accuracy of the Royalty Base computation, including any Allocations contained therein, and the amount of the royalty payable to Licensor, in all respects material to such Royalty Base; provided, however, that Licensee shall not be in breach of this obligation if a change in the rules governing such accounting firm’s profession results in the issuance of the certificate being prohibited for reasons outside Licensee’s control, in which case Licensee shall, to the extent practicable and as promptly as practicable, obtain such certificate from an alternate accounting firm of national standing (it being understood that if as a result of the rule change, no accounting firm of national standing is able to provide such certificate, then for so long as such rule change remains in effect, Licensee shall have no further obligations regarding such certificate). Within the same time period, the chief financial officer of Licensee will deliver a certificate to Licensor in the form of Schedule 8 hereto attesting to the accuracy of the Royalty Base computation and the amount of the royalty payable to Grupo Televisa, in each case in all respects material to such Royalty Base, and the highest-ranking sales officer of Licensee will deliver a certificate to Licensor in the form of Schedule 9 hereto attesting that the Advertising Packaged Sales Transaction Process has been made at arm’s-length and in good faith in all respects material to the Royalty Base. Licensee shall pay for the preparation of such certificates and their delivery to Licensor.

9.5 Additional Certificates and Services. In connection with the audit rights contained herein, including with respect to the Royalty Base, DTO information and DTR information, commencing January 1, 2016, Licensor may request additional certificates and services either from Licensee’s accounting firm or from a firm of certified public accountants chosen by Licensor with respect to the Royalty Base computation for fiscal years 2015 or later. The fees and expenses of the certified public accountants providing such additional certificates and performing such additional services pursuant to this Section 9 shall be paid by Licensor, unless such verification results in an adjustment in Licensor’s favor equal to or greater than five percent (5%) of the annual amount originally computed by Licensee, in which case such fees and expenses shall be paid by Licensee. Commencing January 1, 2016, for each fiscal year, at any time but no later than one hundred eighty (180) days following delivery of the last of the certificates described in Section 9.4 for such fiscal year, Licensor may, at its election, submit reasonable inquiries or requests for information relating to monthly royalty payments or to certificates relating to such fiscal year to Licensee’s contact person as provided in Section 9.3, and Licensee will provide all relevant information in its possession as reasonably requested in response to such inquiries and requests. Licensor and Licensee will seek in good faith to resolve or clarify any matters raised by such inquiries or requests. If any such raised matters are not resolved, at any time prior to the last date of the calendar year following the year in which such last certificate delivery occurs, Licensor may initiate an audit by an independent auditor (which shall be a firm of certified public accountants) designated by Licensor of the computation of the Royalty Base, the Packaged Sales Transaction Process and/or Allocations for the fiscal year to which such unresolved matters pertain (fiscal years 2015 or later only) having been made on an arm’s-length basis and in good faith; provided, that with respect to any such year, if any certificate is not provided within the time frame set forth in Section 9.4, or if Licensee fails to file its annual report by the time required under the rules of the SEC (assuming for these purposes that it is a publicly reporting company), Licensor may initiate an audit with respect to any time period for fiscal years 2015 or later that are still subject to review as provided in this Section 9.5 or Section 9.6 at any time and from time to time thereafter, until all certificates set forth in Section 9.4 are timely provided and (if required) Licensee’s annual report is timely filed for a subsequent year; provided, that such provision and filing shall not terminate any audit then in progress. Licensee agrees to provide any such certified public accountants with access to all business, financial and accounting records of Licensee and its Affiliates that are relevant to determine whether the Royalty Base has been properly computed and/or whether Allocations and/or Packaged Sales Transaction Process have been made on an arm’s-length basis and in good faith, and to provide reasonable access to relevant personnel of Licensee or any of its Affiliates. If Licensor’s accountants notify Licensor of a finding that Licensor believes is likely to constitute a breach of this Agreement, Licensor will notify Licensee within fifteen (15) days of such notification and will thereafter permit Licensee to meet at a reasonable time and place with such accountants to discuss such finding. The Royalty Base, Allocations and/or Packaged Sales Transaction Process for any fiscal year shall no longer be subject to the review and additional certificates and services contemplated by this Section 9.5 if the audit is not initiated by the date required as provided in this Section 9.5; provided, however, that there shall be no limitation on the initiation of an audit for any fiscal year under this Section 9.5 if an audit for any subsequent fiscal year (2015 or later only) results in a finding that Licensor reasonably believes is likely to constitute a breach of this Agreement.

9.6 Packaged Sales. With respect to Packaged Sales, commencing July 1, 2015 Licensee shall, from time to time upon the written request of Licensor (but in any event no more frequently than two (2) times in any calendar year during the Term), meet with Licensor to discuss detailed information, which will be provided reasonably in advance of such meeting, as to the Packaged Sales made by the top fifty (50) revenue sources (by dollar amount) since the later of (a) the immediately preceding meeting and (b) for fiscal years following the first fiscal year closed to review pursuant to this Section 9.6, if later than the date in clause (a), the first date of the fiscal year immediately following the last fiscal year closed to review pursuant to this Section 9.6. Such information will include a schedule of such top fifty (50) revenue sources’ involvement in Packaged Sales, including, for each such revenue source, the dollar amount sold and/or allocated by Licensee or its controlled Affiliates to each media platform or other revenue category or, if applicable, each portion of a media platform or other revenue category to the extent revenues of a media platform or revenue category (or portion of a media platform) may include revenue described in both clauses (a) and (b) of the definition of “Packaged Sales,” and rates, discounts (if applicable), and terms of sales. For Packaged Sales involving Allocations, the information shall include the dollar amount allocated to each media platform and the allocation methodology used. For Packaged Sales not involving Allocations, the information shall include final price information for the amount sold in each media platform. Following each such meeting, Licensor will be entitled to reasonably request additional information of the same type with respect to up to five (5) additional revenue sources and their respective sales which are not among such top fifty revenue sources, and Licensee agrees to provide such information within forty-five (45) days after such request. Licensor will provide its requests no later than fifteen (15) Business Days after the conclusion of each such meeting. All fiscal years prior to 2015 shall be closed to review, and each subsequent year shall be closed to review if no request for a meeting or information covering any portion of such year has been made by one hundred eighty (180) days following the delivery of the last of the certificates described in Section 9.4; provided, however, that there shall be no limitation on review for any fiscal year under this Section 9.6 if an audit for any subsequent fiscal year (2015 or later only) results in a finding that Licensor reasonably believes is likely to constitute a breach of this Agreement.

9.7 Taxes. Licensee shall pay and shall be responsible for any and all sums payable on account of sales, use or other similar taxes arising out of or relating to the licensing or Broadcast by Licensee of the Licensed Content, or any other exploitation of the Licensed Rights by Licensee, and any personal property or other tax assessed or levied by any governmental unit arising out of or relating to the storage or possession of the Licensed Rights or Licensed Content by Licensee.

9.8 Withholding. Licensee may deduct and withhold from any payment to or for the account of Licensor pursuant to this Agreement, such amounts as it in good faith determines it is required to withhold with respect to such payment under applicable Territory federal and state tax laws, and shall promptly remit such amounts to the appropriate taxing authority. Within thirty (30) days of any such remittance, Licensee shall furnish to Licensor the original or certified copy of a receipt evidencing payment, or other evidence of payment reasonably requested by Licensor. Licensor shall deliver to Licensee a duly completed IRS Form W-8BEN (or successor form thereto) claiming complete exemption from, or a reduced rate of, United States withholding tax on payments made by or on behalf of Licensee pursuant to this Agreement, and shall update such form as required by Law or reasonably requested by Licensee. For so long as Licensor has complied with its obligation pursuant to the preceding sentence, any Territory withholding tax required to be made by Licensee with respect to payments made pursuant to this Agreement shall be made at a rate not exceeding the rate required by Law giving effect to the IRS Form W-8BEN (or successor form) delivered by Licensor to Licensee. Licensee shall cooperate in any reasonable manner requested by Licensor to minimize Licensor’s withholding tax liability.

9.9 Venevision PLA. Grupo Televisa agrees not to provide any notice pursuant to Section 4.2 of the Venevision PLA in such a manner that will result in an increase of the “Program Royalty” (as defined in the Venevision PLA) payable to Venevision under the Venevision PLA.

9.10 Late Payments. If Licensee is more than thirty (30) days late in paying any amount due to Licensor under this Section 9, such late amounts shall thereafter bear interest at a rate equal to twenty-five percent (25%) per annum plus any applicable withholding.

9.11 Right of Offset Against Late Telefutura Payments. Notwithstanding anything to the contrary herein, Licensee shall be entitled to offset against any amounts payable by Licensee under this Section 9 any Telefutura Payment (or portion thereof) that is then more than thirty (30) days late under the applicable terms of the Amended and Restated 2011 Mexico License Agreement.

10. Mexican Soccer.

10.1 Owned Teams.

(a) Grant of Rights. Licensor hereby licenses to Licensee, on an exclusive basis, (i) the Soccer Rights to Owned Teams and Additional Owned Teams; and (ii) other Broadcast-related rights (e.g., including with respect to use of marks, Broadcast advertising rights, and venue access rights, but excluding non-Broadcast related rights such as merchandising or in-venue advertising rights) then being licensed to Grupo Televisa under Mexican Soccer League License Agreements for comparable Non-Owned Teams (the “Owned Team Soccer Rights”).

(b) Soccer Rights. The “Soccer Rights” will include, with respect to Home Games of any Mexican Soccer League team, the following rights, on an exclusive basis, throughout the Territory during the Term, to the full extent of the rights owned or controlled by Grupo Televisa now or in the future:

(i) the right to Broadcast in all Licensed Media in all languages all such games (and excerpts and clips thereto);

(ii) the right to sublicense (in accordance with Section 4) the rights herein granted to such games; and

(iii) the right to use marks, names and likenesses of persons and entities involved in such games in the Broadcasts of such games and promotions of such Broadcasts.

(c) Royalty; No Mexican Soccer Fee.

(i) Royalty. For purposes of calculating the Royalty payable by Licensee to Licensor under Section 9.1 (and subject to any applicable reductions pursuant to this Section 10), revenues with respect to the Owned Team Soccer Rights shall be included in the Royalty Base to the extent they would be included subject to, and in accordance with, the terms and conditions of, Section 9.1 (including any applicable deductions and exclusions).

(ii) No Mexican Soccer Fees. There shall be no Mexican Soccer Fees, payments or other amounts payable to Licensor with respect to the Owned Team Soccer Rights (other than the inclusion of revenues in the Royalty Base as described in Section 10.1(c)(i)).

(d) Sale of Owned Teams.

(i) América. If Grupo Televisa sells América during the Term, Licensor shall cause such sale to be conditioned on Licensee continuing to be licensed the Owned Team Soccer Rights for América until the earlier of (A) seven (7) years following such sale; or (B) the expiration of the Term. If Licensor does not continue to license to Licensee the Owned Team Soccer Rights for América following such seven (7) year period after any such sale (but prior to the expiration of the Term), then the Royalty percentages set forth in Sections 9.1(a)(i) and 9.1(b)(i)(A) shall be reduced by 0.616% and 0.628%, respectively, on a prospective basis for the remainder of the Term (or for such period of time as Licensee is not licensed the Owned Team Soccer Rights for América).

(ii) Other Owned Teams. If Grupo Televisa sells an Owned Team (other than América) during the Term (and does not continue to license to Licensee the Owned Team Soccer Rights to such Owned Team for the remainder of the Term under the terms of Section 10.1(a) and (c)), Licensor shall, at its election, either:

(A) reduce the Royalty percentages set forth in Sections 9.1(a)(i) and 9.1(b)(i)(A) by 0.154% and 0.157%, respectively, on a prospective basis for the remainder of the Term; provided, that if Grupo Televisa acquires an Additional Owned Team subsequent to any such Royalty reduction and licenses to Licensee the Owned Team Soccer Rights for such Additional Owned Team, the Royalty percentages will be re-adjusted to their pre-reduction levels starting in the month in which Home Games of such Additional Owned Team are first Broadcast by Licensee and the Additional Owned Team will thereafter be treated as an Owned Team; or

(B) license to Licensee the Soccer Rights for (1) a Non-Owned Team that is generally comparable or superior to such sold Owned Team; provided, that selecting a Non-Owned Team for purposes of this clause (B) that is then being licensed to Licensee pursuant to Section 10.2 shall require the prior written approval of Licensee in its sole discretion; or (2) an Additional Owned Team. No Mexican Soccer Fee under Section 10.2(b)(ii) or other consideration for the Soccer Rights to any such Non-Owned Team other than the Royalty as contemplated by Section 10.1(c) shall be paid by Licensee. For purposes of demotion, such Non-Owned Team shall be governed by Section 10.1(e). Any such Additional Owned Team so licensed to Licensee will thereafter be treated as an Owned Team.

(iii) Continuation of Rights. Licensor agrees to cause any sale under Section 10.1(d)(ii) to be conditioned on Licensee continuing to be licensed the Owned Team Soccer Rights for the applicable sold Owned Team (excluding América) at least until the June 30 immediately following such sale (and in no event shall such license terminate earlier than six (6) months following such sale or during any season in progress).

(iv) Status of Sold Team. Any sold Owned Team for which Licensor does not continue to license to Licensee the Owned Team Soccer Rights for the remainder of the Term shall cease to be an Owned Team for purposes of this Section 10.

(e) Demotion of Owned Teams.

(i) América. In the event that América is demoted from the First Division for any season (or part of a season) during the Term (the period of a demotion being a “Non First Division Period”), Licensor shall either, at its option:

(A) reduce the Royalty percentages set forth in Sections 9.1(a)(i) and 9.1(b)(i)(A) by 0.616% or 0.628%, respectively, during such Non First Division Period; or

(B) negotiate in good faith with Licensee regarding the continued license of Owned Team Soccer Rights for América during such Non First Division Period and an appropriate reduction to the Royalty percentages set forth in Sections 9.1(a)(i) and 9.1(b)(i)(A) during such Non First Division Period; or

(C) license Soccer Rights consistent with the Owned Team Soccer Rights for another team from the First Division that is generally comparable or superior to América.

If Licensor elects to proceed under either clause (A) or clause (C) above, all Owned Team Soccer Rights to América licensed to Licensee hereunder with respect to América shall immediately be suspended for the duration of the Non First Division Period. If América rises back to the First Division during the Term, all Owned Team Soccer Rights for América shall again be effective and shall automatically and immediately be licensed to Licensee, and any reduction in the Royalty under clauses (A) or (B) or license to replacement games under clause (C) of this Section 10.1(e)(i), as applicable, shall automatically and concurrently be terminated. Notwithstanding Licensor’s rights to make an election under this Section 10.1(e)(i), Licensee shall have the right to require Licensor to choose to proceed under clause (B); provided, that if Licensor and Licensee shall fail to agree on an appropriate Royalty reduction within a reasonable period of time (notwithstanding their attempts to negotiate in good faith with respect thereto), then Licensor shall be free to select an option under clauses (A) or (C) in its discretion.

(ii) Other Owned Teams. In the event that an Owned Team (other than América) or a replacement thereof under a previous exercise of Section 10.1(e)(ii)(A) is demoted from the First Division for any Non First Division Period, Licensor shall either, at its option:

(A) license to Licensee the Soccer Rights for a Non-Owned Team or Additional Owned Team that is generally comparable or superior to such demoted team (which team may be a team for which Licensor is then licensing Soccer Rights to Licensee pursuant to Section 10.2, in which case such team shall continue to be a Non-Owned Team or Additional Owned Team but Licensee shall pay only the Royalty rather than the Mexican Soccer Fee under Section 10.2(b)(ii), and this Section 10.1(e) shall thereafter apply to such replacement team); or

(B) reduce the Royalty percentages set forth in Sections 9.1(a)(i) and 9.1(b)(i)(A) by 0.154% and 0.157%, respectively, for the duration of the Non First Division Period.

In either case, all rights to Home Games played by the demoted team licensed to Licensee hereunder shall immediately be suspended for the duration of the Non First Division Period. If the demoted team rises back to the First Division during the Term, all Owned Team Soccer Rights for the demoted team shall again be effective and shall automatically and immediately be licensed to Licensee, and any reduction in royalty under clause (B) or license to replacement games under clause (A) of this Section 10.1(e)(ii) shall automatically and concurrently be terminated (and if the replacement team was a team for which Licensor was licensing Soccer Rights to Licensee pursuant to Section 10.2 prior to such demotion, Licensor shall again license to Licensee the Soccer Rights to such team pursuant to Section 10.2).

(f) Necaxa. Licensor shall license to Licensee Owned Team Soccer Rights to Necaxa; provided, that if Licensor is unable to license to Licensee such rights to Necaxa, Licensor shall license to Licensee the Soccer Rights to another First Division team (which may be Querétaro) as a replacement therefor, until such time as the Owned Team Soccer Rights to Necaxa are licensed to Licensee hereunder. If such replacement team, if any, is a Non-Owned Team, for purposes of determining applicable consideration, such team shall be governed by Section 10.1(c) rather than by Section 10.2(b); and (B) for purposes of demotion, it shall be governed by Section 10.1(e). If such replacement team, if any, is an Additional Owned Team, such team shall thereafter be treated as an Owned Team.

10.2 Non-Owned Teams.

(a) Grant of Rights.

(i) Soccer Rights. Licensor hereby licenses to Licensee, on an exclusive basis, the Soccer Rights, to the full extent of the rights owned or controlled by Grupo Televisa now or in the future, in each case, with respect to all Home Games of any Non-Owned Teams with respect to which Grupo Televisa is a party to a Mexican Soccer License Agreement.

(ii) Additional Rights. In addition to the Soccer Rights licensed under Section 10.2(a)(i), Licensor hereby licenses to Licensee any other Broadcast-related rights in Licensed Media in the Territory during the Term with respect to Non-Owned Teams that Grupo Televisa owns or controls pursuant to the applicable Mexican Soccer License Agreement.

The Soccer Rights and additional rights licensed under this Section 10.2(a) with respect to each Non-Owned Team are referred to herein as the “Non-Owned Team Soccer Rights”.

(b) Royalty; Mexican Soccer Fee.

(i) Royalty. For purposes of calculating the Royalty payable by Licensee to Licensor under Section 9.1 (and subject to any applicable reductions pursuant to this Section 10), revenues with respect to the Non-Owned Team Soccer Rights shall be included in the Royalty Base to the extent they would be included subject to, and in accordance with, the terms and conditions of Section 9.1 (including any applicable deductions and exclusions).

(ii) Mexican Soccer Fee. Subject to Section 10.2(d)(iii), Licensee shall pay Licensor a fee equal to (A) until June 30, 2015, forty-five percent (45%) of the license fees required to be paid by Licensor to license all Non-Owned Team Soccer Rights and corresponding Mexican rights as specified in the applicable Mexican Soccer License Agreement, and (B) from and after July 1, 2015, fifty percent (50%) of the license fees required to be paid by Licensor to license all Non-Owned Team Soccer Rights and corresponding Mexican rights as specified in the applicable Mexican Soccer License Agreement (the fees payable by Licensee under clauses (A) and (B), as applicable, the “Mexican Soccer Fee”). For the avoidance of doubt, for purpose of the immediately preceding sentence, license fees shall not include any amounts payable with respect to any rights not licensed to Licensee hereunder (e.g., Radio, merchandising, etc.). Licensee shall pay to Licensor the Mexican Soccer Fee with respect to each applicable Mexican Soccer League team no later than five (5) Business Days prior to the time that Licensor is obligated to pay to the applicable third party the underlying license fees for such team pursuant to the applicable Mexican Soccer License Agreement.

(iii) Demotion. The parties acknowledge and agree that in the event that a Non-Owned Team is demoted from the First Division, the provisions of the underlying Mexican Soccer License Agreement shall control any rights and remedies with respect to the demoted Non-Owned Team, and Licensee shall share, in proportion to its percentage share of the license fees under the applicable Mexican Soccer License Agreement pursuant to Section 10.2(b)(ii), in any benefit, payment suspension or payment reduction obtained by Licensor pursuant to such rights and remedies.

(c) Acquisition of Teams.

(i) Acquired Team Mexican Soccer Fee. In the event that Grupo Televisa acquires a Mexican Soccer League team in the First Division (or an Affiliate acquires a Mexican Soccer League team in the First Division such that Grupo Televisa owns or controls the Soccer Rights to games played by such team) (an “Additional Owned Team”) and such Additional Owned Team does not become treated as an Owned Team pursuant to Section 10.1(d)(ii), then (A) if Licensee was being licensed Non-Owned Soccer Rights for such Additional Owned Team in the Territory immediately prior to any such acquisition, then (1) Licensor shall continue to license to Licensee the Non-Owned Team Soccer Rights for such Additional Owned Team and Licensee shall continue to pay to Licensor the Mexican Soccer Fee (in addition to the Royalty) in effect based on the applicable Mexican Soccer License Agreement immediately prior to such acquisition until the expiration of the license term under such Mexican Soccer License Agreement; and (2) following expiration of such license term, Licensor shall license to Licensee the Owned Team Soccer Rights to such team and Licensee shall pay to Licensor a fee (in addition to the Royalty) for such Additional Owned Team based on amounts payable under licenses for Mexican Soccer League teams that are generally comparable to such acquired team at such time (which fee shall be treated as a Mexican Soccer Fee); and (B) otherwise, Licensor shall license to Licensee the Owned Team Soccer Rights for such newly acquired team and Licensee shall pay to Licensor a fee (in addition to the Royalty) for such Additional Owned Team based on amounts payable under licenses for Mexican Soccer League teams that are generally comparable to such acquired team at such time (which fee shall be treated as a Mexican Soccer Fee).

(ii) Rising Team License Fee. The provisions of this Section 10.2(c) shall equally apply, mutatis mutandis, to any Mexican Soccer League team owned by Grupo Televisa (other than an Owned Team) that rises into the First Division during the Term, and any such team shall be treated as an Additional Owned Team (unless such team becomes treated as an Owned Team pursuant to Section 10.1(d)(ii)). In the event that any Mexican Soccer League team owned by Grupo Televisa (other than an Owned Team) rises into the First Division during the Term, then Licensor shall license to Licensee the Owned Team Soccer Rights for such Additional Owned Team and Licensee shall pay to Licensor, in addition to the Royalty, a Mexican Soccer Fee for such Additional Owned Team based on amounts payable under licenses for Mexican Soccer League teams that are generally comparable to such Additional Owned Team at such time.

(d) Licensing of Teams.

(i) Facilitation Obligations. As each Mexican Soccer License Agreement with respect to any Non-Owned Team expires, and whenever Grupo Televisa seeks to obtain Mexican Broadcast rights to such games, Licensor will use commercially reasonable efforts to cause Grupo Televisa to obtain rights consistent with the Soccer Rights (and in the case of a renewal of an existing Mexican Soccer License Agreement, any other rights owned or controlled by Grupo Televisa in the Territory relating to the applicable team); provided, that such obligation will not impede or restrict Grupo Televisa’s ability to obtain Mexican Broadcast rights to such games. Licensor shall keep Licensee apprised at all times of progress and major developments in regards to Grupo Televisa’s efforts to obtain rights to any such games.

(ii) Provision of License Agreements. If Grupo Televisa enters into any new, extended or renewed license agreement including Licensed Soccer Rights during the Term, Licensor shall, within fifteen (15) Business Days of execution thereof, provide a true and correct copy of such license to Licensee; provided, that Licensor may redact such copy solely to the extent necessary to avoid a violation of any agreement to which Licensor or its Affiliates is a party or a loss of privilege or trade secret protection to Licensor or its Affiliates or as required by Law.

(iii) Arbitration of Allocation of License Fees. If, following January 1, 2013, either Licensor or Licensee determines that (A) its share of the license fees under any applicable Mexican Soccer License Agreement is disproportionately high or low compared to the relative value of rights inside and outside of the Territory or (B) the Non-Owned Team Soccer Rights are more or less restrictive than the corresponding Mexican rights under any specific Mexican Soccer License Agreement and the parties are unable to negotiate in good faith an alternative allocation of license fees thereunder within thirty (30) days of such determination, Licensor or Licensee, as applicable, may obtain an independent and binding allocation of fees from the Umpire in accordance with Section 15.1.

(e) Atlante. Licensor represents and warrants, as of the date hereof, that Caribevision’s Linear Television Channel Broadcast rights to Atlante in the Territory for the

2011 and 2012 Torneo Clausura and Torneo Apertura seasons are non-transferable (other than to Affiliates of Caribevision), non-exclusive and limited to the cities of New York and Miami and the territory of Puerto Rico, and Licensee is being granted the right to exercise the Soccer Rights in such areas concurrently therewith. For the avoidance of doubt, Licensee’s payment of the Mexican Soccer Fee for Atlante with no reduction for the 2011 and 2012 Torneo Clausura and Torneo Apertura seasons shall in no way affect the parties’ respective rights under Section 10.2(d)(iii) with respect to future payments of Mexican Soccer Fees (with respect to Atlante or otherwise).

(f) Tigres. For the Tigres Modification Period, the terms in this Section 10 with respect to the Non-Owned Team known as “Tigres” de la Universidad Autonoma de Nuevo Leon shall be modified to the extent provided in the Tigres Letter Agreement.

10.3 General Terms and Conditions.

(a) Access to / Transmission of Feeds. Licensor will deliver to Licensee in respect of all Mexican Soccer League games (including for both Owned Teams and Non-Owned Teams) (i) access to a clean feed with video, natural stadium sound and, to the extent consistent with past practice (which, for the avoidance of doubt, is understood to mean during replays only), the Televisa or Televisa Deportes logo, in standard definition and, if produced by Grupo Televisa, in high definition (it being understood that Grupo Televisa shall have no obligation to produce any high definition feed); (ii) a commentary audio track; and (iii) a dirty feed as Broadcast by means of Free Television by Grupo Televisa in Mexico. Licensee may Broadcast any of the clean feed, the clean feed combined with the commentary track or the dirty feed. Licensee will pay the cost and expense of transmission of such feeds from either the stadium in which the relevant Mexican Soccer League game is played or from Grupo Televisa’s Mexico City Broadcast center. At the reasonable request of Licensee and to the extent Grupo Televisa has authorization therefor, Licensor will allow Licensee to have personnel and supplemental Broadcast equipment present at the site of Mexican Soccer League games in order to augment Licensee’s Broadcasts (if any) of the clean feeds.

(b) Scheduling of Soccer Games. Licensor will use its best efforts to assist Licensee in its efforts to (i) schedule a First Division match in both the Sunday 12:00 Mexican local time (1:00pm EST) and 16:00 Mexican local time (5:00pm EST) kickoff windows; and (ii) arrange for the actual kickoffs for an agreed upon number of Mexican Soccer League games, as requested by Licensee, to occur at two minutes past the scheduled hour’s start time (provided that such “best efforts” do not require Grupo Televisa to pay any additional consideration as a result).

(c) Commercial Insertions. Licensee shall be permitted to insert into its Broadcast of Mexican Soccer League games (except in the case of Non-Owned Teams, to the extent prohibited or restricted under the applicable Mexican Soccer License Agreement) the following items (and, for the avoidance of doubt, any revenues received with respect thereto will be included in the Royalty Base to the extent they otherwise meet the definition thereof in accordance with Section 9.1):

(i) Squeeze-backs, Wipes and Crawls. Squeeze-backs with sponsored frames, sponsored replay wipes, and lower-third “crawls” with advertiser messages or promotional material;

(ii) Commercials and Graphics. 30-second commercial units, opening, middle and closing program billboards, corporate logos of sponsors adjacent to the clock/scoreboard graphic during play, sponsored in-frame graphics such as starting line-ups, statistical summaries, scores of other games, game MVPs (i.e., most valuable players), and sponsored in-game phone polls and trivia questions;

(iii) Virtual Advertising. Virtual advertising that does not cover in-stadium advertising and, if technologically feasible, virtual advertising that covers in-stadium advertising in stadiums owned by Grupo Televisa (so long as the relevant advertiser is not a direct competitor of the replaced advertiser, the major advertiser on the uniform of either team or the named sponsor of the stadium); and

(iv) Other Enhancements. Any other form of commercial or technological enhancement that is both (A) permitted under the applicable license by and between Grupo Televisa and the applicable rights holder; and (B) utilized or implemented by Grupo Televisa in connection with its Broadcast of the applicable games in Mexico.

(d) Right of First Negotiation / First Refusal for Virtual Technical Advertising Services. Licensee will provide Licensor with a Right of First Negotiation / First Refusal to provide virtual technical advertising services for any virtual advertising if and to the extent that Licensee engages a third party for such services.

(e) Clip Rights. Pursuant to the Licensed Soccer Rights, Licensee shall have the right to create clips, vignettes, highlight reels or other similar short-form Audiovisual Content from the Licensed Mexican Soccer Games, which shall be in addition to any clips produced by Licensor as Televisa Produced Clips. Any clips so created hereunder shall be deemed Licensee Produced Clips. Licensee’s creation of clips from any Mexican Soccer Games shall not be subject to Section 8.8.

(f) Comparable Teams. For purposes of determining whether a Mexican Soccer League team is comparable or superior to another Mexican Soccer League team under this Section 10, a team that rises from the Liga de Ascenso to the First Division will be deemed comparable to the lowest-ranked First Division team (i.e., the team that concurrently descends from the First Division to the Liga de Ascenso); otherwise, any disputes regarding the comparability of teams shall be subject to Section 15.1.

(g) Controlling Terms and Conditions. In the event of any inconsistency between the terms, conditions, exceptions and exclusions of this Section 10 (with respect to the subject matter hereof) and any of the other terms, conditions, exceptions and exclusions of this Agreement, the terms, conditions, exceptions and exclusions of this Section 10 shall control.

11. Unsold Advertising Time.

11.1 Grupo Televisa Rights to Unsold Advertising Time.

(a) Licensee Sale or Use of Advertising Time. Advertising time on the Networks and Stations shall first be (i) sold (including by any type of barter, including as part of a transfer of assets or otherwise) to third party advertisers or (ii) used to make good on audience deficiency units.

(b) Licensee Right to Unsold Advertising. Subject to Section 11.2, advertising time that remains unsold may be utilized by Licensee at no cost for its own use (including for public service announcements or for obtaining carriage of the Networks and/or Stations), and for use (i) by its divisions and controlled Affiliates no matter the nature of their business; and (ii) as part of the consideration to acquire or make an investment in an unaffiliated third party in a strategic transaction in which Licensee or a controlled Affiliate acquires an equity interest of twenty percent (20%) or more of such third party, if such transaction (including the consideration) is approved by the board of directors of BMPI and the unsold advertising time does not exceed a reasonable amount as determined by the board of directors of BMPI on a transaction by transaction basis; provided, that if any such advertising time is used by Licensee for use by or promotion of any television network and/or television station the revenues related to which are not encompassed in the Royalty Base, then Licensor shall be entitled to twice the number of spots on such network and/or station in the same daypart.

(c) Licensor Right to Unsold Advertising Time. Subject to Section 11.8, after giving effect to Sections 11.1(a), 11.1(b) and 11.2, half of any remaining unsold inventory shall be provided to Licensor for use by Licensor or its Affiliates at no cost for promotion of any of their businesses; provided, that Licensor and its Affiliates may not use such unsold inventory for promotion of (i) any Linear Television Channel in the Territory; or (ii) the availability of Pantelion Movies on any Linear Television Channel or video-on-demand service that competes with any Linear Television Channel or video-on-demand service owned or controlled by Licensee (it being understood and agreed that use of such inventory by Licensor for any purposes other than those restricted by this proviso shall be permitted, including promotion of any other businesses that may be competitive with businesses of Licensee).

11.2 Guaranteed Advertising. Notwithstanding Section 11.1, and subject to Section 11.3, Licensee guarantees that it will provide to Licensor an amount of advertising on the Networks and Stations for each calendar year commencing with 2011 (the “Televisa Advertising”) with a gross value of not less than $62,112,200, subject to adjustment as set forth below (with respect to each calendar year, the “Guaranteed Base Advertising Amount”), and an additional amount of Televisa Advertising on the Networks and Stations with a gross value of not less than $7,500,000 (with respect to each calendar year, the “Guaranteed Additional Advertising Amount” and, together with the Guaranteed Base Advertising Amount, the “Guaranteed Advertising Amount”), for use by Licensor or its Affiliates at no cost for promotion of any of their businesses; provided, that Licensor and its Affiliates may not use such unsold inventory for promotion of (a) any Linear Television Channel in the Territory; or (b) the availability of Pantelion Movies on any Linear Television Channel or video-on-demand service that competes with any Linear Television Channel or video-on-demand service owned or controlled by Licensee (it being understood and agreed that use of such inventory by Licensor or its Affiliates for any purposes other than those restricted by this proviso shall be permitted, including promotion of any other businesses that may be competitive with businesses of Licensee). Starting on January 1, 2012, the Guaranteed Base Advertising Amount will be adjusted on the first day of each fiscal year in the Term based on the percentage increase from the prior fiscal year in the consumer price index published by the U.S. Bureau of Labor Statistics. For example, if such index increases by three percent (3%) during fiscal year 2011 and by another three percent (3%) during fiscal year 2012, then the Guaranteed Base Advertising Amount shall be $63,975,566 for 2012 and $65,894,833 for 2013. Licensee may be required to satisfy this Guaranteed Advertising Amount by allowing Licensor to use commercial time that Licensee or its controlled Affiliates would otherwise be entitled to use for its own purposes or to sell to third parties under Sections 11.1(a) and (b). The parties acknowledge and agree that the portion of the Televisa Advertising that Licensee agreed to provide to Licensor pursuant to the Third Amended and Restated Program License Agreement took into account the settlement provided for in the Mutual Release and Settlement Agreement, dated as of January 22, 2009, by and among Licensor, GT, Licensee, and Telefutura Network.

11.3 Timing For Use of Unsold Advertising. No later than ten (10) Business Days before the beginning of a quarter, Licensor will inform Licensee of the advertising campaigns that it wants to run during the following quarter. In any quarter, Licensee shall air no less than twenty percent (20%) of the Guaranteed Advertising Amount nor more than thirty percent (30%) of the Guaranteed Advertising Amount. In any annual period (including fiscal year 2011 but excluding the last annual period of the Term), Licensee shall air no less than ninety-five percent (95%) of the Guaranteed Advertising Amount (excluding any make-up amount) and, in the event that it airs less than one hundred percent (100%) of the Guaranteed Advertising Amount, shall make up for any such shortfall in the first (1st) calendar quarter of the next annual period. In the last annual period of the Term, Licensee shall air no less than one hundred percent (100%) of the Guaranteed Advertising Amount (excluding any make-up amount) and all make-up amounts.

11.4 Location of Unsold Advertising. Of the Guaranteed Advertising Amount, no less than sixty percent (60%) will be made available on the Networks and, subject to availability, the TuTv Networks, and the remainder on the Stations; provided, that, subject to Licensee’s written consent (which may be withheld in its sole discretion), the Guaranteed Advertising Amount may also be made available on any other Linear Television Channel. Licensor may request, and Licensee will use best efforts to honor (and to cause the Stations and its controlled Affiliates to honor) such requests, a diverse Station mix; provided, that Licensee shall have no obligation to honor any specific request for any Station that is in excess of three percent (3%) of the value of the local gross advertising revenue for such Station during the prior calendar year. Licensee shall provide Licensor with an annual report within ninety (90) days of the end of each fiscal year setting forth all gross advertising revenue from local advertising; provided, that in the event of any shortfall under Section 11.3, Licensee shall also provide Licensor with an estimated amount of such shortfall, as adjusted pursuant to the last sentence of Section 11.3, as soon as reasonably practicable (and in any event, within thirty (30) days following the end of the annual period in which the shortfall occurred).

11.5 Pricing.

(a) Initial Pricing. Each year prior to the start of the U.S. television broadcast season (October 1 to September 30), but in no event later than June 30 of such year, Licensee will provide Licensor with a rate card with rates equal to the average cost per thousand impressions (“CPM”) paid by Licensee’s national advertisers from the most recently completed upfront season on a timeslot-by-timeslot basis (the “Estimated CPM”). All full clearance network upfront advertisers who obtain a guarantee on audience delivery shall be included within the calculation of Estimated CPM. The following shall be excluded from the calculation of Estimated CPM: (a) all advertisers who do not commit to buy inventory in the upfront sales cycle, (b) all advertisers who do not buy full clearance units, thereby running solely on the Licensee sub-network, (c) all advertisers whose units do not have a guarantee on audience delivery and are therefore preemptable at Licensee’s discretion; and (d) the impact of any audience deficiency units granted to Licensee’s national advertisers. For the purpose of calculating the amount of Televisa Advertising to be furnished to Licensor at no cost in order to satisfy the Guaranteed Advertising Amount, all advertising on the Networks will initially be priced at the Estimated CPM for such time slot, and all advertising on the Stations will be priced based on the monthly average rate for all advertising for such Station for the month of airing on a station by station and daypart by daypart basis, not including direct response and zero dollar spots.

(b) True-Up. Within 45 days after the completion of each calendar quarter, for purposes of truing up the pricing for the Televisa Advertising on the Networks, Licensee will provide Licensor a detailed schedule comparing, on a timeslot-by-timeslot basis, the Estimated CPM to the actual CPMs achieved in the current upfront advertising buys on such Network during the current television broadcast season (the “Actual CPM”). Actual CPM will be calculated based on the same methodology as used to calculate Estimated CPM, including the inclusions and exclusions described above. The true-up of the pricing for the Televisa Advertising on the Networks for each calendar quarter shall be calculated and applied as follows: (i) for each timeslot in which Estimated CPM for such calendar quarter is higher than Actual CPM, a positive adjustment will apply in an amount equal to the difference between the Estimated CPM and the Actual CPM multiplied by the number of advertising impressions delivered with respect to Televisa Advertising for such timeslot in such calendar quarter; (ii) for each timeslot in which Estimated CPM for a calendar quarter is less than Actual CPM, a negative adjustment will apply in an amount equal to the difference between the Estimated CPM and the Actual CPM multiplied by the number of advertising impressions delivered with respect to Televisa Advertising for such timeslot in such calendar quarter; (iii) the positive and negative adjustments referenced in clauses (i)-(ii) shall be aggregated across all timeslots to determine a single net adjustment amount for such calendar quarter; and (iv) such net adjustment amount shall be applied to increase (in the case of a positive adjustment) or decrease (in the case of a negative adjustment) the aggregate portion of the Guaranteed Advertising Amount for the immediately following calendar year available to be aired by Televisa in the corresponding calendar quarter in such immediately following fiscal year. Licensee and Licensor will appoint a single point person to coordinate this true up process; and Licensee’s contact person will provide Licensor all further information, documentation and records in Licensee’s possession as reasonably requested to assist Licensor in verifying the calculation of Estimated CPM and Actual CPM, which may include worksheets and workpapers used for or underlying such calculation.

(c) Legacy Pricing. For the purpose of calculating the amount of Televisa Advertising to be furnished to Licensor at no cost to satisfy the Guaranteed Advertising Amount, for the period from January 1, 2015 to September 30, 2015 only, all advertising on the Networks will be priced at eighty percent (80%) of the amount set forth on the internal upfront rate card for such period provided by Licensee in connection with the PLA Amendment.

11.6 Coordination. Airing of the Televisa Advertising will be closely coordinated between Licensee and Licensor with the intention that Televisa’s advertising will be provided a reasonable advertising schedule, but recognizing that third party paid advertising will take precedence, subject to the penultimate sentence of Section 11.2. Licensee’s obligation to provide Licensor with the advertising hereunder is based on availability on the terms described in this Section 11, but in any event any Televisa Advertising would not air before 6:00 a.m. or after 1:00 a.m. within the applicable market. Four (4) days before the beginning of each week, Licensee will confirm to Licensor which network advertising will air during the following week, and to the extent Licensee is unable to confirm such week, it would attempt to confirm another week within the same quarter. Licensee shall provide Licensor with pre-logs showing the planned advertising schedule at least one (1) day in advance of the airing of any Televisa Advertising, and shall not permit any tampering with the tracking codes of any Televisa Advertising. Within ninety (90) days of the end of each calendar year, an officer of Licensee will provide to Licensor a report setting forth in reasonable detail the schedule and value of the Televisa Advertising provided during such year. Licensee and Licensor shall each appoint a single contact person for the coordination, orders and confirmations described in this Section 11, which person (or his or her duly named substitute) shall be knowledgeable of these requirements and, in the case of Licensee, the availability of time on the Networks and Stations, and is able to provide further information if needed.

11.7 Non-Preemptable Advertising. Notwithstanding anything to the contrary contained herein and in addition to any other obligations of Licensee contained herein, at least two-thirds of the Guaranteed Additional Advertising Amount shall be on a non-preemptable basis as would apply to a non-preemptable upfront advertiser.

11.8 Purchase of Additional Advertising. Licensor and its Affiliates shall be permitted to purchase additional advertising time on the Networks and, subject to availability, the TuTv Networks, which cannot be preempted by Licensee or its Affiliates, which time shall be sold for the lowest spot rate then being offered for a non-preemptable spot in the program during which such time is sold.

11.9 Quality Standards. All material provided for Broadcast by Licensor and its Affiliates shall comply with the quality standards for unaffiliated advertisers established by Licensee from time to time. A copy of such standards will be provided to Licensor at least one week prior to Licensor’s material becoming subject thereto. The then-current standards may not be changed in such a way as to intentionally and adversely impact the use by Licensor and its Affiliates of advertising time under this Section 11.

11.10 Use of Unsold Advertising for Televisa Third Party Promotion. Licensor may not directly or indirectly make the advertising made available under this Section 11 available to persons other than its Affiliates. Notwithstanding the preceding sentence, in connection with

Licensor and its Affiliates’ use of unsold advertising inventory under this Section 11 and the purchase of additional advertising under this Section 11.8, Licensor and its Affiliates may include in any of their commercial advertisements incidental references to, or images of, a third party that relate to the primary subject matter of such Licensor (or its Affiliate’s) advertisement (e.g., a Grupo Televisa hard good “available at Wal-Mart” or a Grupo Televisa payment card affiliated with Mastercard) (“Tie-Ins”) (a) with a duration not in excess of the customary industry practice (it being understood that the customary industry practice as of the date hereof is approximately five (5) seconds in any commercial); (b) if the reference is graphical, of a size substantially consistent with customary industry practice; and (c) with respect to which Licensor and its Affiliates do not receive any revenues, directly or indirectly, from the third party in exchange for the Tie-In. Licensor agrees that it will, and will cause its Affiliates to, use good faith efforts not to structure arrangements or agreements with third parties in a manner intended to use Licensor’s access to the advertising under this Section 11 as a material part of an investment in, or inducement to, an arrangement in which Licensor or one of its Affiliates obtains control of an entity such that the entity would become an Affiliate entitled to advertising under this Section 11.

11.11 Unsold Advertising Limited to Networks and Stations. For the avoidance of doubt, Licensor and its Affiliates’ rights to unsold advertising under this Section 11 shall only apply to unsold advertising on the Networks and Stations (subject to Section 11.4).

11.12 Licensee Right to Reduce Televisa Advertising. From time to time, upon ninety (90) days prior written notice, Licensee shall have the right to reduce the Guaranteed Advertising Amount in any year up to 20% of the amount of the Guaranteed Advertising Amount for such year that remains unused at the time of the written notice for use by Licensee so long as Licensee intends at the time of delivering such notice to use such advertising as permitted by Section 11.1(a)(i) or in order to fulfill its commitments to third parties, in each case on Royalty Base Platforms and in each case in light of inventory difficulties Licensee has experienced or in good faith expects to experience on such Royalty Base Platforms at the time of notice. Any such reduction shall permanently reduce the Guaranteed Advertising Amount due to Licensor for such year and shall be applied proportionately to the Guaranteed Additional Advertising Amount and the Guaranteed Base Advertising Amount. If Licensee in its sole discretion determines at any time following the delivery of a notice pursuant to the first sentence of this Section 11.12 and prior to the end of the applicable year that all or part of such Guaranteed Advertising Amount is no longer needed, it shall give notice to Licensor of such determination and allow Licensor to use such unneeded amount as Televisa Advertising. For all purposes herein, any advertising taken back by Licensee in accordance with this Section 11.12 will be treated as advertising available to Licensee as opposed to Licensor under Section 11.1 (subject to the preceding sentence). Licensee will not be required to pay Licensor for any such advertising, other than any amounts payable by Licensee as royalty under Section 9 with respect to amounts billed or billable by Licensee in connection with its sale of such advertising to third party advertisers.

12. Representations and Warranties.

12.1 Licensor Representations and Warranties. Licensor hereby agrees, represents and warrants for the duration of the Term as follows:

(a) Capacity. Licensor is free to enter into and fully perform this Agreement;

(b) Licensed Rights. Licensor has or will have the right to grant to Licensee the Licensed Rights to the Licensed Content in the Territory set forth in this Agreement, including the necessary literary, artistic, technological and intellectual property rights;

(c) Clearances. Subject only to Section 8.13 with respect to the digital distribution of the Licensed Content, Licensor has secured or will secure all necessary Clearances (subject to the provisos in Section 12.1(e)), for the exercise of the Licensed Rights to the Licensed Content in the Territory set forth in this Agreement;

(d) No Encumbrances. There are no and will not be any pending liens, charges, restrictions or encumbrances on the Licensed Content that conflict with the Licensed Rights;

(e) Residuals. Licensor has paid or will pay all compensation, residuals, reuse fees, synchronization royalties, and other payments which must be made in connection with the exploitation of the Licensed Rights herein granted to Licensee to any third parties including musicians, directors, writers, producers, announcers, publishers, composers, on-camera and off-camera performers and other persons who participated in production of such Licensed Content, and to any applicable unions, guilds or other labor organizations; provided, however, that Licensor has not acquired performing rights for performance in the Territory of the music contained in such Licensed Content, which rights shall be obtained by Licensee; provided, further, however, that Licensor warrants and represents that all music is available for licensing through ASCAP, BMI or SESAC (or any successor or similar entity in the United States) or is in the public domain or is owned or controlled by Licensor or its Affiliates to the extent necessary to permit Broadcasts hereunder in the Territory and no additional clearance or payment is required for such Broadcast;

(f) Credit Obligations. The main and end titles of the Licensed Content and all publicity, promotion, advertising and packaging information and materials supplied by Licensor will contain all necessary and proper credits for the actors, directors, writers and all other persons appearing in or connected with the production of such Licensed Content who are entitled to receive credit and comply with all applicable contractual, guild, union and statutory requirements and agreements;

(g) Intellectual Property. Subject only to any Clearance limitations relating to the digital distribution of the Licensed Content of which Licensor has notified Licensee in writing as required pursuant to Section 8.13, the exercise of the Licensed Rights to the Licensed Content in the Territory will not infringe on any rights of any third party, including copyright, patent, trademark, unfair competition, contract, property, defamation, privacy, publicity or “moral rights” (to the extent such moral rights are recognized by U.S. Law);

(h) Exclusivity. Except to the extent expressly permitted by this Agreement, Grupo Televisa has not and will not grant or license to others, and will not itself exercise, any rights to Broadcast any Licensed Content in any Licensed Media during the Term in the Territory, including by way of any Broadcast over the Radio of any audio portion of any Novela in the Territory (other than spill-over from Grupo Televisa’s border Radio stations in Mexico).

(i) FCA Section 507. To the extent FCA Section 507 is applicable, no Licensed Content includes or will include any matter for which any money, service or other valuable consideration is directly or indirectly paid or promised to Licensor or its Affiliates by a third party, or accepted from or charged to a third party by Licensor or its Affiliates, unless such is disclosed in accordance with FCA Section 507. Licensor and its Affiliates shall exercise reasonable diligence to inform its employees, and other persons with whom it deals directly in connection with such programs, of the requirements of FCA Section 507; provided, however, that no act of any such employee or of any independent contractor connected with any of the Licensed Content, in contravention of the provisions of FCA Section 507, shall constitute a breach of the provisions of this paragraph unless Licensor or its Affiliates have actual notice thereof and fail promptly to disclose such act to Licensee. As used in this paragraph, the term “service or other valuable consideration” shall not include any service or property furnished without charge or at a nominal charge for use in, or in connection with, any of the programs “unless it is so furnished in consideration for an identification in a broadcast of any person, product, service, trademark or brand name beyond an identification which is reasonably related to the use of such service or property on the broadcast,” as such terms are used in FCA Section 507. No inadvertent failure by Licensor or its Affiliates to comply with this paragraph shall be deemed a breach of this Agreement.

(j) Soccer.

(i) Soccer Residuals and Clearances. Licensor has paid or will pay all compensation, residuals, reuse fees, synchronization royalties, and other payments which must be made, in connection with Licensed Soccer Rights and in connection with exploitation of such rights, to any third parties including musicians, directors, writers, producers, announcers, publishers, composers, on-camera and off-camera performers, players and other persons who participated in production of the games with respect to such rights, and to any applicable unions, guilds or other labor organizations; provided, however, that Licensor has not acquired performing rights for performance in the Territory of the music contained in such Licensed Soccer Rights, which rights shall be obtained by Licensee; provided, further, however, that Licensor warrants and represents that all music is available for licensing through ASCAP, BMI or SESAC (or any successor or similar entity in the United States) or is in the public domain or is owned or controlled by Licensor to the extent necessary to permit Broadcasts hereunder in the Territory and no additional clearance or payment is required for such Broadcast; provided that nothing in this representation shall be deemed to affect Licensee’s obligations to pay Royalty and Mexican Soccer Fees pursuant to this Agreement;

(ii) Soccer Intellectual Property. Licensor represents and warrants that exercise of the Licensed Soccer Rights licensed to Licensee hereunder will not infringe on any rights of any third party, including copyright, patent, trademark, unfair competition, contract, property, defamation, privacy, publicity or “moral rights” (to the extent such moral rights are recognized by U.S. Law);

(iii) Soccer Exclusivity. Except to the extent expressly permitted hereunder, Licensor has not and will not grant or license to others, and will not itself exercise, any Licensed Soccer Rights in the Territory; and

(iv) Ownership of Soccer Rights. Licensor represents and warrants that Grupo Televisa owns, as of the date hereof, each Owned Team.

(k) Pantelion.

(i) Venture. Licensor’s controlled affiliate Videocine has entered into an arrangement with Lionsgate, as memorialized in the Pantelion LLC Agreement, pursuant to which Videocine and Lionsgate jointly own, and Videocine controls, Pantelion.

(ii) Free Television Rights to Pantelion Movies. (A) Grupo Televisa owns or controls (or shall own or control), and will continue throughout the Term to own or control, the exclusive Free Television rights in the Territory in and to each Pantelion Movie and has the right, and will continue to have the right throughout the Term, to exclusively license all such rights to Licensee in accordance with Section 1.1(a)(iii); (B) there are (and shall be) no additional consents needed with respect to the granting of such Free Television rights to Licensee; and (C) there are (and shall be) no additional limitations, restrictions or conditions imposed upon Licensee’s exercise of such Free Television rights by Pantelion or Lionsgate or any of their respective Affiliates, other than those contained in this Agreement.

(iii) Right of First Negotiation / First Refusal for Pantelion Movies. (A) Licensor has the right to, and will continue to have the right throughout the Term to, or to cause Videocine or Pantelion to, provide to Licensee the Right of First Negotiation / First Refusal for each Pantelion Movie; (B) there are (and shall be) no additional consents needed with respect to the granting to Licensee of such right of First Negotiation / First Refusal for each Pantelion Movie; and (C) the Broadcast rights in each Licensed Media in the Territory to each Pantelion Movie are not subject to, and will not be subject to, any rights, entitlements or arrangements (e.g., Pantelion proprietary Linear Television Channels or option or output arrangements) that would in any way limit, impair or restrict Licensee’s Right of First Negotiation / First Refusal.

(iv) Information Regarding Pantelion. (A) The Current Pantelion LLC Agreement is a true and correct copy of the only agreement as of the date hereof between or among any of Grupo Televisa, Lionsgate and/or Pantelion (and/or any of their respective Affiliates) relating to Pantelion that affects Licensee’s rights hereunder; and (B) the Current Pantelion LLC Agreement has been redacted solely so as not to disclose economic terms and other terms not directly or indirectly affecting Licensee’s rights hereunder adversely.

12.2 Licensee Representations and Warranties. Licensee hereby agrees, warrants and represents for the duration of the Term as follows:

(a) Capacity. Licensee is free to enter into and fully perform this Agreement.

(b) [Intentionally Omitted].

12.3 Insurance. Licensor further agrees that, while it has no obligation to do so, if Grupo Televisa secures a producer’s (Errors and Omissions) liability policy covering the Licensed Content, or any part thereof, it will cause Licensee and its Affiliates to be named as additional insureds on such policy and will cause a certificate of insurance to be promptly furnished to Licensee, provided, however, that the inclusion of Licensee and its Affiliates as additional insureds does not result in any additional cost or expense to Grupo Televisa. Licensor will notify Licensee when such insurance is obtained and, after obtained, if cancelled. Any such insurance as to which Licensee and its Affiliates are additional insureds shall be primary as to Licensee and its Affiliates and not in excess of or contributory to any other insurance provided for the benefit of or by Licensee and its Affiliates.

13. Indemnification.

13.1 Licensor Indemnification. Licensor agrees to indemnify Licensee, its Affiliates, subsidiaries, partners, the partners of any partnership that is a partner of Licensee, its direct and indirect shareholders (other than Grupo Televisa) and all officers, directors, employees and agents of any of the foregoing (collectively the “Licensee Indemnitees”) against and hold the Licensee Indemnitees harmless from (subject to Section 15.8) any and all claims, deficiencies, assessments, liabilities, losses, damages, expenses (including reasonable fees and expenses of counsel) (collectively, “Losses”) incurred or suffered by any Licensee Indemnitee arising out of, relating to, or by reason of, Grupo Televisa’s breach of, or non-compliance with, any covenant, agreement or provision herein contained or the inaccuracy of any representation or warranty made by Licensor. Such Losses shall be reduced by: (a) the amount of any net tax benefit ultimately accruing to Licensee on account of Licensee’s payment of such claim; (b) insurance proceeds which such Licensee Indemnitee has or will receive in connection with such Losses; and (c) any recovery from third parties in connection with such Losses; provided, however, that Licensor shall not delay payment of its indemnification obligations hereunder pending resolution of any tax benefit or insurance or third party claim if the Licensee Indemnitee provides Licensor with an undertaking to reimburse Licensor for the amount of any such benefit or claim ultimately received; and provided, further, that the Licensee Indemnitee shall have no obligation to obtain any such insurance proceeds or recovery from third parties if and to the extent Licensor is subrogated (in form and substance satisfactory to Licensor) to such Licensee Indemnitee’s claims in respect of such insurance or third parties.

13.2 Licensee Indemnification. Licensee agrees to indemnify Licensor, its Affiliates, subsidiaries (other than Licensee and its Affiliates), partners, the partners of any partnership that is a partner of Licensee, its direct and indirect shareholders and all officers, directors, employees and agents of any of the foregoing (the “Licensor Indemnitees”) against and hold the Licensor Indemnitees harmless from (subject to Section 15.8) any and all Losses incurred or suffered by any Licensor Indemnitee arising out of, relating to, or by reason of, (a) Licensee’s or its controlled Affiliates’ or permitted sublicensees’ breach of, or non-compliance with, any covenant, agreement or provision herein contained or the inaccuracy of any representation or warranty made by Licensee); or (b) any program or commercial material (apart from the Licensed Content) furnished by Licensee. Such Losses shall be reduced by: (i) the amount of any net tax benefit ultimately accruing to Grupo Televisa on account of ’Grupo Televisa’s payment of such claim; (ii) insurance proceeds which Grupo Televisa has or will receive in connection with such Losses; and (iii) any recovery from third parties in connection with such

Losses; provided, however, that Licensee shall not delay payment of its indemnification obligations hereunder pending resolution of any tax benefit or insurance or third party claim if the Licensor Indemnitee provides Licensee with an undertaking to reimburse Licensee for the amount of any such claim ultimately received; and provided, further, that the Licensor Indemnitee shall have no obligation to obtain any such insurance proceeds or recovery from third parties if and to the extent Licensee is subrogated (in form and substance satisfactory to Licensee) to such Licensor Indemnitee’s claims in respect of such insurance or third parties.

13.3 Indemnification Procedures. The following procedures shall govern all claims for indemnification made under any provision of this Agreement. A written notice (an “Indemnification Notice”) with respect to any claim for indemnification shall be given by the party seeking indemnification (the “Indemnitee”) to the party from which indemnification is sought (the “Indemnitor”) within thirty (30) days of the discovery by the Indemnitee of such claim, which Indemnification Notice shall set forth the facts relating to such claim then known to the Indemnitee (provided that failure to give such Indemnification Notice as aforesaid shall not release the Indemnitor from its indemnification obligations hereunder unless and to the extent the Indemnitor has been prejudiced thereby). The party receiving an Indemnification Notice shall send a written response to the party seeking indemnification stating whether it agrees with or rejects such claim in whole or in part. Failure to give such response within ninety (90) days after receipt of the Indemnification Notice shall be conclusively deemed to constitute acknowledgment of validity of such claim. If any such claim shall arise by reason of any claim made by third parties, the Indemnitor shall have the right, upon written notice to Indemnitee within ninety (90) days after receipt of the Indemnification Notice, to assume the defense of the matter giving rise to the claim for indemnification through counsel of its selection reasonably acceptable to Indemnitee, at Indemnitor’s expense, and the Indemnitee shall have the right, at its own expense, to employ counsel to represent it; provided, however, that if any action shall include both the Indemnitor and the Indemnitee and there is a conflict of interest because of the availability of different or additional defenses to the Indemnitee, the Indemnitee shall have the right to select one separate counsel to participate in the defense of such action on its behalf, at the Indemnitor’s expense. The Indemnitee shall cooperate fully to make available to the Indemnitor all pertinent information under the Indemnitee’s control as to the claim and shall make appropriate personnel available for any discovery, trial or appeal. If the Indemnitor does not elect to undertake the defense as set forth above, the Indemnitee shall have the right to assume the defense of such matter on behalf of and for the account of the Indemnitor; provided, however, the Indemnitee shall not settle or compromise any claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The Indemnitor may settle any claim at any time at its expense, so long as such settlement includes as an unconditional term thereof the giving by the claimant of a release of the Indemnitee from all liability with respect to such claim.

14. Term. The term of this Agreement (the “Term”) commenced on the Prior Effective Date and shall continue through and include the later of (a) December 31, 2030 (or December 31, 2025, if at any time any person or group (as defined in Regulation 13D promulgated under the Securities Exchange Act of 1934) other than the current stockholders of BMPI beneficially owns, directly or indirectly, securities of Licensee or any parent company of Licensee with a majority of the voting power of such entity, or that have the right to elect a majority of the board of directors or similar governing body of such entity); and (b) the date that is ninety (90) months following a Televisa Sell-Down. This Agreement may be terminated by either party only pursuant to, and in accordance with, the terms and conditions set forth in Section 15; or in the event that the other party asserts Force Majeure under Section 20.2 as a relief from substantially all of its obligations hereunder for a period in excess of one (1) year. Notwithstanding anything to the contrary herein, the foregoing clause (a) of this Section 14 shall become effective, and amend and restate the entirety of clause (a) of Section 14 of the First Amended and Restated Agreement, only on the Term Effective Date (if any).

15. Dispute Resolution; Remedies. Each of Licensor and Licensee intends to use its good faith efforts to establish a constructive working relationship which will continue throughout the Term. In order to facilitate maintenance of that relationship, each desires to set forth remedy provisions by which any disagreements can be resolved.

15.1 Expedited Arbitration.

(a) Matters Subject to Arbitration. In order to promote the efficient resolution of disputes that may arise between the parties, the parties hereby agree that all disputes arising out of or relating to the following matters (“Arbitrable Matters”) shall be exclusively subject to the Arbitration Procedures set forth below in this section:

(i) Characterization of Audiovisual Content. Any disputes relating to whether content is a Program, Licensed Content, Co-Produced Content, an Acquired Completed Novela, Televisa Produced Format Content, Third-Party Produced Format Content, Acquired Completed Content, a Co-Produced Local Novela, a Televisa Local Novela or if the procedures of Section 2 relating thereto have been followed;

(ii) Editing. Any disputes over editing of Licensed Content, including whether such Licensed Content constitutes “Televisa Spoiler Content”;

(iii) Unsold Advertising. Any disputes relating to the use, placement and/or pricing of unsold advertising;

(iv) Packaged Sales. Any disputes relating solely to the procedures applicable to the review, evaluation and reporting of Packaged Sales and not to the allocation or attribution of Packaged Sales;

(v) Mexican Soccer Fees. Any disputes regarding the allocation of Mexican Soccer Fees under Section 10.2(d)(iii);

(vi) Replacement Team. Any disputes with respect to whether any Mexican Soccer League team is generally comparable or superior to an applicable sold, demoted or acquired team for purposes of the team replacement provisions set forth in Section 10.

(vii) Corporate Opportunities. Any disputes in connection with the procedures for the corporate opportunities matters set forth in Section 16;

(viii) Excluded Content. Any disputes as to whether any Audiovisual Content constitutes “Excluded Content” or “Televisa Publications Content”;

(ix) Audit Information and Procedures. Any disputes solely regarding Licensor’s contractual entitlements to information, documents and access to personnel under the audit rights provisions set forth in Sections 9.3, 9.4, 9.5 or 11.6, and not the findings or results of any audit;

(x) Approval of Third Party Arrangements. Any disputes relating to Licensor’s approval rights relating to Licensee’s arrangements with third parties for the Broadcast of Licensed Content, as set forth in Section 4;

(xi) Technical Specifications. Any disputes relating to Licensor’s approval rights relating to the Technical Specifications for Licensee’s carrying out Technological Enhancements, as set forth in Section 8.11;

(xii) Offensive / Politically Insensitive Content. Any disputes relating to Licensee’s obligation to use commercially reasonable efforts to address Licensor’s concerns regarding offensive or politically insensitive content on third party platforms, as set forth in Section 3.8;

(xiii) Clearances. Any disputes relating to Licensor’s obligation to use commercially reasonable efforts to obtain Clearances requested by Licensee, as set forth in Section 8.13;

(xiv) Televisa Spoiler Content. Any disputes relating to Licensor’s obligation to use commercially reasonable efforts to prevent the Broadcast or publishing of Televisa Spoiler Content pursuant to Section 1.4;

(xv)*****

(xvi) [Intentionally Omitted.];

(xvii) Windows. Any disputes with respect to what constitutes the customary theatrical availability window for Movies or the customary Free Television availability window for Pantelion Movies in the Territory as of the date in question;

(xviii) Monetization of Territory Audiences. Any disputes with respect to Licensee’s or Grupo Televisa’s compliance with the terms and conditions of Section 19;

*****	CONFIDENTIAL TREATMENT: UNIVISION HOLDINGS, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY *****, BE AFFORDED CONFIDENTIAL TREATMENT. UNIVISION HOLDINGS, INC. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

(xix) Industry Practice. Any disputes regarding what constitutes “industry practice” or how any terms are “commonly understood in the entertainment industry”, or other disputes regarding similar standards;

(xx) Promotions in Televisa Publications Content. Any disputes regarding whether promotional materials contained in any Televisa Publications Content complies with the limitations in the proviso set forth in Section 1.3(b)(i)(A); and

(xxi) Other Matters. Any other matters expressly identified in this Agreement as subject to binding arbitration under this Section 15.1.

(b) Selection of Umpire.

(i) Initial Umpire. All Arbitrable Matters shall be resolved by a single umpire sitting in New York (the “Umpire”). The parties hereby agree that the first Umpire shall be the Honorable Albert M. Rosenblatt, subject to his consent and provision of an affidavit that certifies that the Umpire, the Umpire’s employer or any of his/her Affiliates, and the Umpire’s spouse, children, parents or siblings have not been employed or engaged by any party or his/her Affiliate within the proceeding ten years, that there are no grounds for disqualification under 28 U.S.C. §455, and that the Umpire knows of no other reason that he or she cannot be completely independent in resolving any dispute (the “Umpire’s Certificate”). The Umpire shall submit an updated Umpire’s Certificate annually upon the anniversary of the Umpire’s selection.

(ii) Replacement Umpire. If the Umpire is removed, resigns or is unable or refuses to serve for any reason, or if Albert Rosenblatt does not consent or is unable to provide the Umpire’s Certificate, then the parties shall mutually select a replacement within thirty (30) days. If the parties cannot mutually select a replacement, then any party may seek the selection of a replacement under the procedural rules set forth by JAMS from its Business/Commercial, Entertainment/Sports and/or Federal Judge neutrals list.

(iii) Umpire Term. Any Umpire named herein, unless having been removed, having resigned, or being unable or refusing to serve, shall serve for a period of one year. At the end of that one (1) year period or any succeeding one (1) year period, the parties may mutually agree to have the then named Umpire continue for an additional year. In the event that the parties do not so agree, a successor Umpire shall be selected pursuant to the procedures in Section 15.1(b)(ii) and under no circumstances shall there be any disclosure to the sitting Umpire of which party may have declined to agree to the sitting Umpire’s continued service. If an Arbitrable Matter is currently pending before the sitting Umpire at the time of the one (1) year anniversary of the Umpire’s selection, that Umpire shall not be removed from that Arbitrable Matter, even if the parties no longer agree to continue to use that Umpire for the succeeding one (1) year on other Arbitrable Matters. An Umpire shall resign if the Umpire learns of information at any time that would prevent that Umpire from issuing an Umpire’s Certificate, including if an Arbitrable Matter happens to be pending before that Umpire, unless the parties consent to the Umpire’s completing the resolution of that Arbitrable Matter or otherwise remaining in his or her position.

(c) Conduct of Umpire. Once selected, the Umpire shall be given a copy of this Agreement. The Umpire may not have ex parte communications with either party or its representatives, including counsel. At the commencement of any Arbitration Procedure, the Umpire shall reissue the Umpire’s Certificate as of the date thereof; the mere failure to so reissue shall not be the basis for challenging the Umpire’s decision provided the Umpire could have reissued the Umpire’s Certificate.

(d) Proceedings.

(i) Initiation of Arbitration Procedure. Any party may initiate an Arbitration Procedure to resolve an Arbitrable Matter by sending a statement of no more than three (3) pages to the other party setting forth the dispute giving rise to the Arbitrable Matter and the party’s basis for contending that the matter is subject to Arbitration (the “Dispute Notice”). The other party may submit within five (5) days a responsive statement of no more than five (5) pages contending that the dispute is not subject to this Arbitration Procedure or raising such other disputes it wishes to be determined in that Arbitration Procedure, which questions shall be promptly determined by the Umpire.

(ii) Arbitration Procedure. The “Arbitration Procedure” shall be the following:

(A) Within five (5) days of delivery of the Dispute Notice, and prior to any proceedings before the Umpire, senior representatives with responsibility for the matter in dispute (or a senior representative to whom such responsible senior representative reports) or counsel of each party who have the authority to bind that party, shall meet and engage in good faith negotiations to attempt to resolve the dispute.

(B) Within twenty (20) days of delivery of the Dispute Notice, the parties shall submit memoranda of no more than twenty-five (25) pages setting forth their positions and attaching the evidence, affidavits, reports, appraisals or other information relating thereto as the submitting party deems appropriate. The parties may submit within five (5) days thereafter responsive memoranda of no more than ten (10) pages setting forth their positions and attaching the evidence, affidavits, reports, appraisals or other information relating thereto as the submitting party deems appropriate. After the submission of any such memoranda and supporting materials, a party may not make any additions to or deletions from, or otherwise change, such submission unless otherwise permitted by the Umpire. Subject to Section 15.1(d)(iii), if a party fails to deliver its submission within the required time period, such party shall be deemed to have irrevocably waived its rights to make such submission and the Umpire shall resolve the matter based on timely submissions received.

(C) The Umpire shall not conduct evidentiary hearings unless the Umpire deems it necessary for resolution of the dispute or upon a showing of good cause by either party. Discovery shall not be allowed except upon a showing of good cause by either party. Evidentiary hearings shall be conducted consistent with JAMS rules for arbitration hearings. Upon request of either party, the Umpire shall provide opportunity for oral presentations and argument. The Umpire may also, upon request of either party, allow post argument briefing. Upon the latter of the receipt of the submissions, oral presentations or evidentiary hearings, the Umpire shall resolve the dispute within ten (10) days. The Umpire shall render his or her decision in a signed and acknowledged written instrument. Such writing shall include the reasons for the Umpire’s decision.

(iii) Time Periods / Page Limits. Upon application of either party, the Umpire may shorten or extend the time for the Arbitration Procedures or shorten or extend the page limits of any submission if necessary under the circumstances and for good cause shown. It shall be presumed that good cause can be shown for shortening time frames in any Arbitration Procedure if necessary to preserve a Broadcast schedule in the case of disputes described in Sections 15.1(a)(ii), 15.1(a)(xiii), 15.1(a)(xiv) or 15.1(a)(xvii) or to preserve a business opportunity in the case of disputes described in Sections 15.1(a)(i), 15.1(a)(vii) or 15.1(a)(x) in which case the time periods for the Arbitration Procedures shall be set in order to preserve such Broadcast schedule or business opportunity.

(iv) Interim Relief. The Umpire shall be empowered to order interim relief. The parties may also seek provisional remedies in aid of jurisdiction from the courts set forth in Section 15.1(d)(vi).

(v) Remedial Power. The Umpire shall have plenary power to resolve any and all Arbitration Matters, in such manner as the Umpire in his or her discretion deems appropriate consistent with the applicable substantive Law. In exercising such powers, the Umpire may, without limitation, determine what actions any party must take in order to effectuate the intent and purposes of this Agreement.

(vi) Enforcement. Any decision by the Umpire shall constitute an award by the Umpire and enforcement or other proceedings, with respect to the Arbitration shall be brought exclusively in either the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York and the parties consent to in personam jurisdiction therein. A ruling by the Umpire shall be deemed final and not subject to appeal unless vacated on the ground that the Umpire was biased, engaged in improper conduct or the ruling concerned a Non-Arbitrable Matter.

(vii) Location. The place of Arbitration shall be New York, New York and the Arbitration and enforcement thereof shall be governed by New York procedural Law governing arbitrations.

(viii) Miscellaneous. Each party shall pay its own fees and expenses relating to the Arbitration Procedures. The parties shall share equally the fees and expenses of the Umpire. All submissions or other communications under the Arbitration Procedures shall be sent by electronic mail and overnight courier. All submissions or other communications or proceedings under the Arbitration Procedures shall be in English. The Arbitration Procedures shall be confidential except to the extent necessary to enforce an award of the Umpire or as otherwise required by Law.

(e) Non Arbitrable Matters. All disputes other than those set forth in Section 15.1(a) are not subject to the Arbitration Procedures unless the parties mutually agree in writing to submit them to the Arbitration Procedures.

15.2 Dispute Resolution. In the event that either party claims that the other party has breached its obligations hereunder with respect to a matter that is not an Arbitrable Matter as set forth in Section 15.1(a), or its obligations under the International Program Rights Agreement (as amended by the IPRA Amendment) or the Sales Agency Agreement or the Amended and Restated 2011 Mexico License Agreement with respect to a matter that is not an arbitrable matter thereunder:

(a) Royalty Breaches. In the case of a breach with respect to payment of the Royalty, the dispute shall be submitted for determination pursuant to California Code of Civil Procedure Section 638 private judge under the rules of JAMS and the amount of any decision shall include actual attorneys’ fees of the prevailing party and if a dollar amount is awarded, such determination shall provide for pre-judgment interest at the rate of twenty-five percent (25%) per annum on any unpaid amount determined to have been due from the date thirty (30) days after payment should have been made and post-judgment interest at the rate of twenty-five percent (25%) per annum.

(b) Non-Royalty Breaches. In the case of a breach other than with respect to payment of the Royalty (whether non-monetary or by way of a claim for damages), except as provided in Section 15.1, the dispute shall be submitted to the private judge as above, with at least a demand for injunctive relief (including thereby specific performance); the prevailing party shall be awarded its actual attorneys’ fees and, in the event that damages are awarded (whether or not the demanded injunctive relief is granted), such interest as may be determined to be appropriate by the private judge; and

(c) Other Claims. In the case of any other action relating to or arising out of this Agreement, including any action for declaratory judgment or any demand for injunctive relief against a threatened breach, except as provided in Section 15.1, the dispute shall be submitted to the private judge as provided in Section 15.2(a), and the prevailing party shall be awarded its actual attorneys’ fees.

(d) Interim Relief. In the event of a dispute in which injunctive relief is sought and that is otherwise subject to jurisdiction of the private judge hereunder, if the private judge has not yet been assigned, a party may seek a temporary restraining order or similar order in any court specified in Section 15.6 until the assignment of a private judge and such private judge’s determination of whether to grant injunctive relief, and the private judge shall not be precluded from granting any other relief, including damages, as permitted by this Section 15.2.

15.3 Cure Rights; Determination of Material Breaches Leading to Right to Terminate; No Right of Appeal.

(a) Opportunity to Cure. In the case of a breach with respect to payment of the Royalty, the breaching party shall have sixty (60) days after notice of non-payment to cure such breach by making full payment along with twenty-five percent (25%) per annum interest accruing from the thirtieth (30th) day after the date payment should have been made; provided, however, that if the payment is not made unconditionally, such payment shall not affect the commencement or continued running of such interest.

(b) Repeated Failures. Notwithstanding the foregoing or any other provision hereof, (i) repeated failure to make payment when required, even if subsequently cured; and/or (ii) repeated failure to provide the attested royalty statements, reports and/or certificates or to comply with other audit and information rights set forth under Section 9, may, in the case of (i) and/or (ii) be a basis for a proceeding before the private judge and, if determined by the private judge to have been cumulatively material and evincing an intent to avoid, or reckless disregard for, compliance with such obligations, shall be determined by the private judge to constitute a material breach giving rise to a right of termination in the non-breaching party. In the event of any such breach, the party asserting the breach shall advise the other party in writing of such claimed breach reasonably promptly after discovering such breach.

(c) Materiality Threshold. Notwithstanding any other provision of this Agreement, in any proceeding for breach of this Agreement—or, following the eighteen (18) month anniversary of the date hereof, the International Program Rights Agreement (as amended by the IPRA Amendment), the Sales Agency Agreement or the Amended and Restated 2011 Mexico License Agreement (it being understood that any breach of the International Program Rights Agreement (as amended by the IPRA Amendment), the Sales Agency Agreement or the Amended and Restated 2011 Mexico License Agreement prior to the eighteen (18) month anniversary of the date hereof shall in no event be deemed to be material or give rise to a right of termination by the non-breaching party)— whether with respect to payment of the Royalty or otherwise, a finding of breach by the private judge shall not be deemed material and shall not give rise to a right of termination by the non-breaching party unless: (i) in the case of a breach with respect to payment of Royalty, the party against whom the determination of breach has been made by the private judge fails to pay the amount awarded by the private judge with interest in full within ten (10) Business Days of the decision by the private judge; or (ii) in the case of a breach other than with respect to payment of Royalty, the party against whom relief (preliminary or final) has been ordered or adjudged by the private judge or Umpire fails to comply with such order or judgment; or (iii) the party determined to be guilty of breach by the private judge or Umpire has twice previously been determined to be guilty of a breach (whether with respect to payment of the Royalty or otherwise) by the private judge or Umpire, such second breach having occurred subsequent to the determination by the private judge or Umpire of initial breach and such third breach having occurred subsequent to the determination by the private judge or Umpire of second breach, and each such breach is determined by the private judge to either (A) in the case of breaches with respect to payment of the Royalty, be a breach or a series of breaches committed within the same fiscal year which individually or in the aggregate are for amounts equal to or greater than ten percent (10%) of the Royalty due for the fiscal year immediately preceding the fiscal year in which the claimed breach or breaches occur, or if the series of breaches was not committed within the same fiscal year, which in the aggregate are for amounts equal to or greater than ten percent (10%) of the aggregate of the Royalty due for each fiscal year immediately preceding each of the fiscal years in which such claimed breaches occur, or (B) in the case of all other determined breaches, evince an intent to avoid, or reckless disregard for, compliance with the obligations that are the basis of the breach; or (iv) pursuant to Section 15.3(b). For the avoidance of doubt, any determination by the Umpire shall be conclusive as to whether there was a breach, and only the issue of whether the breach or breaches evince an intent to avoid or reckless disregard for compliance with the obligations that are the basis of the breach shall be determined by the private judge.

(d) Right to Terminate Following Material Breach. If a determination has been made that any breaches (whether with respect to payment of the Royalty or otherwise) are individually or cumulatively material consistent with the foregoing, then the non-breaching party shall have the right to elect to terminate this Agreement, which election shall be made not later than sixty (60) days after the determination of the existence of such material breach. This Agreement shall terminate sixty (60) days after written notice of such election to terminate.

(e) No Right to Appeal. Decisions of the private judge as to the foregoing shall be final and the parties waive any right to appeal.

15.4 Satisfaction of Indemnification Obligations Cures Inaccuracy of Licensor Representations and Warranties. Notwithstanding the foregoing, the inaccuracy of any of Licensor’s representations and warranties contained in Section 12 hereof shall not be deemed to be a breach of its obligations for purposes of Sections 15.3(b) and 15.3(c) to the extent that Licensor satisfies its indemnification obligations with respect to such inaccuracy.

15.5 Governing Law. This Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in that State, without regard to conflict of laws principles; except that the procedural laws of the State of New York shall apply to the Arbitration Procedures (as set forth in Section 15.1) and the enforcement thereof.

15.6 Jurisdiction; Venue; Service of Process. Except to the extent provided in Sections 15.1 and with respect to the provisions of Section 15.2, each of the parties irrevocably submits to the jurisdiction of any California State or United States Federal court sitting in Los Angeles County in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and irrevocably agrees that any such action or proceeding may be heard and determined only in such California State or Federal court. Each of the parties irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each of the parties irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 818 West 7th Street, Los Angeles, CA, 90017 as his or its agent to receive on behalf of him or it and his or its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to any of the parties in care of the Process Agent at the Process Agent’s above address, and each of the parties irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternate method of service, each of the parties consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing or delivery of a copy of such process to such party at its address specified in or pursuant to Section 20.5. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

15.7 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

15.8 Certain Limitations. Notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be liable to any other party under this Agreement for any special, consequential, punitive or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim under this Agreement, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise; provided, however, that this limitation shall not preclude Licensee from seeking any such damages if, prior to a private judge determining pursuant to Section 15.3 that Licensor is entitled to terminate this Agreement, Licensor (or any of its affiliates) takes any action to intentionally suspend access to, withdraw, refuse to furnish, or otherwise directly or indirectly make unavailable Licensed Content; provided, that for the avoidance of doubt, no such damages shall be available if such action on the part of Licensor arises out of a specific dispute (a) as to Licensor’s withdrawal of a specific item or series of items of Licensed Content pursuant to Section 8.10, (b) as to Licensor’s cancellation of production of any Licensed Content, or (c) of a type contemplated by Section 15(a)(i) or 15(a)(viii).

16. First Opportunity Rights.

16.1 Proposed New Businesses.

(a) Notice and Information. If Grupo Televisa intends to enter into a Proposed New Business during the Term and (i) Licensee or one of its controlled Affiliates is not in good faith actively pursuing for itself the Proposed New Business, or (ii) the Proposed New Business is significantly and meaningfully different from any current business Licensee and its controlled Affiliates are actively pursuing for themselves (regardless of whether such Proposed New Business is in the same genre, field, market or space as any business Licensee and its controlled Affiliates are currently engaged in, but in no event shall a Proposed New Business include a Linear Television Channel), Licensor will notify Licensee in writing and, on a timely basis, provide Licensee with information, if any, that Grupo Televisa has used (as of the time of such provision) to evaluate the opportunity that is reasonably necessary and appropriate for Licensee’s consideration of such Proposed New Business (but not information which includes information regarding other businesses of Grupo Televisa).

(b) Licensee Election. Within thirty (30) days of being so notified, Licensee may notify Licensor that it elects in good faith to enter into the Proposed New Business and, in that case, if Licensee or one of its controlled Affiliates enters into and reasonably develops that Proposed New Business within a reasonable time period, then Grupo Televisa will not pursue such Proposed New Business and the revenues relating to the Proposed New Business will become part of the Royalty Base to the same extent as revenues would have been included (subject to applicable deductions or exclusions, if any) in the Royalty Base if the Proposed New Business had been initially developed by Licensee. If Licensee elects to enter the Proposed New Business, Licensee (i) will consult with Licensor in good faith on the initial business and financial objectives for the Proposed New Business and the initial business plan; (ii) will provide to Licensor the final version of such business plan; and (iii) will provide BMPI’s board of directors (or an appropriate committee thereof which includes a Grupo Televisa representative)

with quarterly updates on the performance of the Proposed New Business. In the event that Licensee does not notify Licensor within the 30-day period that it elects to enter the Proposed New Business or Licensee or one of its controlled Affiliates does not thereafter reasonably and actively develop the Proposed New Business within a reasonable time period, then Grupo Televisa will be permitted to, within a reasonable time period, enter into the Proposed New Business and any Audiovisual Content that is related to the Proposed New Business will be “Televisa Proposed New Business Content” (and shall be subject to the limitations set forth in the definition of “Televisa Publications Content”, other than clause (b) of such definition (as such Audiovisual Content must instead relate to, or complement, the Proposed New Business and not a Televisa Publication)).

(c) Good Faith Requirement. Licensee shall exercise its rights under this Section 16.1 only in good faith to permit Licensee to engage in a Proposed New Business in the Territory and not to block Grupo Televisa’s ability to engage in the Proposed New Business. Similarly, Grupo Televisa shall only propose Proposed New Business opportunities that Grupo Televisa, in good faith, intends to pursue in the Territory.

(d) Televisa Option to Participate Following Sell-Down. Notwithstanding the foregoing, if during the Term, at a time when a Televisa Sell-Down has occurred, Licensee or one of its controlled Affiliates wishes to enter a Proposed New Business proposed by Grupo Televisa hereunder, then Grupo Televisa may participate in the Proposed New Business such that Grupo Televisa, on the one hand, and Licensee and its controlled Affiliates, on the other hand, will each have a 50% economic and voting interest in the Proposed New Business (or such other allocation of economic and voting interests as agreed by Licensee and Licensor in good faith). Licensee and Licensor will agree in good faith on the business and financial objectives and business plan and the management of the Proposed New Business. In such event, the parties shall mutually agree on the appropriate treatment and allocation of revenues derived or generated from, and costs paid or incurred with respect to, the Proposed New Business (which treatment and allocation, for the avoidance of doubt, may involve the exclusion of all or a portion of any revenues from the Royalty Base).

(e) No Televisa Linear Television Channels. It is understood and agreed that, notwithstanding anything to the contrary contained herein, Grupo Televisa shall not pursue a Proposed New Business that consists primarily of the ownership and/or operation of a Spanish language Linear Television Channel in the Territory during the Term.

16.2 Stand Alone Business.

(a) Notice and Information. If Grupo Televisa proposes to acquire (whether by merger, acquisition of stock or assets, partnership, joint venture or otherwise) a Stand Alone Business during the Term, Licensor will offer Licensee and its controlled Affiliates, by written notice in a timely manner, the opportunity to elect, within thirty (30) days (or shorter period if necessary so as not to lose the opportunity (e.g. if the bid deadline does not permit a thirty (30)-day election period)) of receipt of such notice, to seek to acquire the Stand Alone Business; provided, that Licensor will use good faith efforts not to delay notice so as to jeopardize Licensee’s ability to acquire such Stand Alone Business. Concurrently with the delivery of the aforementioned notice, Licensor will provide Licensee with information, if any, that Grupo

Televisa has used (as of the time of such delivery) to evaluate the opportunity that is reasonably necessary and appropriate for Licensee’s consideration of such Stand Alone Business (but not information which includes information regarding other businesses of Grupo Televisa), subject to any legal or third party contractual confidentiality restriction

(b) Licensee Election. In the event that Licensee or one of its controlled Affiliates accepts the opportunity to attempt to acquire the Stand Alone Business, then Licensee will negotiate the proposed acquisition in good faith with the seller of the Stand Alone Business and pay all costs relating to the acquisition. If Licensee or one of its controlled Affiliates acquires the Stand Alone Business, and Licensee elects (by written notice to Licensor) and is permitted hereunder to Broadcast any Licensed Content on such Stand Alone Business, the revenues relating to such Stand Alone Business will become part of the Royalty Base to the same extent as revenues would have been included (subject to applicable deductions or exclusions, if any) in the Royalty Base if the Stand Alone Business had been initially engaged in by Licensee. If Licensee and its controlled Affiliates do not accept the opportunity to acquire the Stand Alone Business within thirty (30) days (or shorter period if necessary so as not to lose the opportunity (e.g. if the bid deadline does not permit a thirty (30)-day period)) of Grupo Televisa’s offer or Licensee and its controlled Affiliates do not acquire the Stand Alone Business, are not actively pursuing negotiations in good faith with the seller, Grupo Televisa may, within a reasonable period of time, seek to acquire and acquire the Stand Alone Business and any Audiovisual Content that is related to the Stand Alone Business will be “Televisa Stand Alone Business Content”.

(c) Televisa Option to Participate Following Sell-Down. Notwithstanding the foregoing, if during the Term, at a time when a Televisa Sell-Down has occurred, Licensee or one of its controlled Affiliates wishes to enter the Stand Alone Business, then Grupo Televisa may acquire fifty percent (50%) of the Stand Alone Business with Licensee or one of its controlled Affiliates acquiring fifty percent (50%) (or such other allocation of ownership as agreed by Licensee and Licensor in good faith), and Licensee and Licensor will agree in good faith on the business and financial objectives and business plan and the management of the Stand Alone Business. In such event, the parties shall mutually agree on the appropriate treatment and allocation of revenues derived or generated from, and costs paid or incurred with respect to, the Stand Alone Business (which treatment and allocation, for the avoidance of doubt, may involve the exclusion of all or a portion of any revenues from the Royalty Base).

(d) No Televisa Linear Television Channels. It is understood and agreed that, notwithstanding anything to the contrary contained herein, Grupo Televisa shall not pursue a Stand Alone Business that consists primarily of the ownership and/or operation of a Spanish language Linear Television Channel in the Territory during the Term.

16.3 Carve Out Business.

(a) Notice and Information. If Grupo Televisa proposes to acquire (whether by merger, acquisition of stock or assets, partnership, joint venture or otherwise) a Carve Out Business during the Term, Grupo Televisa may undertake and consummate an acquisition of the larger business of which the Carve Out Business is a part at any time. However, without restricting or impeding the ability of Grupo Televisa to undertake and consummate such acquisition, Licensor will use its commercially reasonable efforts to offer (including after Grupo Televisa has completed the acquisition of the larger business) Licensee and its controlled Affiliates, by written notice in a timely manner, the opportunity to elect, within sixty (60) days of receipt of such notice, to seek to acquire the Carve Out Business. Concurrently with the delivery of the aforementioned notice, Licensor will provide Licensee with information that Grupo Televisa has used (as of the time of such delivery) to evaluate the opportunity that is reasonably necessary and appropriate for Licensee’s consideration of such Carve Out Business (but not information which includes information regarding other businesses of Grupo Televisa), subject to any legal or third party contractual confidentiality restrictions.

(b) Licensee Election. In the event that Licensee or one of its controlled Affiliates accepts the opportunity to acquire the Carve Out Business, Licensor will, at its election, either (i) permit Licensee to negotiate the acquisition of the Carve Out Business with the seller of the Carve Out Business and pay all costs relating to such acquisition (and in any event Grupo Televisa can pursue the acquisition of the larger business other than the Carve Out Business); or (ii) require Licensee, as promptly as reasonably practicable (in the context of the circumstances of the particular acquisition) following the closing of Grupo Televisa’s acquisition of the larger business, to purchase the Carve Out Business in exchange for a cash payment to Grupo Televisa equal to the agreed fair market value of the Carve Out Business (based upon the value that would reasonably be expected to be obtained in a sale of the entire Carve Out Business as a going concern with no discount as a result of illiquidity or otherwise) and Grupo Televisa and Licensee will negotiate in good faith the carve out of the Carve Out Business as a separate business from the larger acquisition (including, if applicable, one-time and/or ongoing arms-length payment(s) for content and/or any other rights, assets or services from the larger business). If the fair market value of the Carve Out Business cannot be agreed by Grupo Televisa and Licensee after thirty (30) days, the fair market value shall be determined by the Independent Appraiser Process. If Licensee or one of its controlled Affiliates acquires the Carve Out Business and elects (by written notice to Licensor) to and is permitted hereunder to Broadcast any Licensed Content on the Carve Out Business, the revenues relating to such Carve Out Business will become part of the Royalty Base to the same extent as revenues would have been included (subject to applicable deductions or exclusions, if any) in the Royalty Base if the Carve Out Business had been initially developed by Licensee. If Licensee does not accept the opportunity to acquire the Carve Out Business within the sixty (60) day period, or does so but does not acquire the Carve Out Business, is not pursuing negotiations in good faith with the seller, or it would not be commercially feasible to carve out the Carve Out Business despite Licensor’s use of its commercially reasonable efforts, Grupo Televisa may acquire or retain the Carve Out Business, as part of the larger acquisition, and any Audiovisual Content that is related to the Carve Out Business will be “Televisa Carve Out Business Content”.

(c) Televisa Option to Participate Following Sell-Down. Notwithstanding the foregoing, if during the Term, at a time when a Televisa Sell-Down has occurred, Licensee or one of its controlled Affiliates wishes to acquire the Carve Out Business proposed by Licensor hereunder, then Grupo Televisa may acquire or retain fifty percent (50%) of the Carve Out Business with Licensee or one of its controlled Affiliates acquiring fifty percent (50%) (or such other allocation of ownership as agreed by Licensee and Licensor in good faith) and Licensee and Licensor will agree in good faith on the business and financial objectives and business plan and the management of the Carve Out Business. In such event, the parties shall mutually agree on the appropriate treatment and allocation of revenues derived or generated from, and costs paid or incurred with respect to, the Carve Out Business (which treatment and allocation, for the avoidance of doubt, may involve the exclusion of all or a portion of any revenues from the Royalty Base). In no event shall this Section 16.3(c) restrict or impede the ability of Grupo Televisa to undertake and consummate an acquisition of the larger business.

(d) Fair Market Value. The “Independent Appraiser Process” shall mean the process set forth in this Section 16.3(d). Each of Licensor and Licensee shall be entitled to select and engage an investment banker of recognized standing in North America (the “Initial Appraisers”). The Initial Appraisers shall be entitled to consult with each other with respect to their reports, and Licensor and Licensee shall provide them with the information to which Licensee is entitled pursuant to Section 16.3(a) and other information that is customary and reasonably requested by the Initial Appraisers regarding the applicable Spanish language Linear Television Channel. Each of the Initial Appraisers shall have thirty (30) days to determine a preliminary fair market value and provide Licensor and Licensee with a preliminary report thereon (the “Appraiser Report”). If the higher of the preliminary fair market values is not more than one hundred ten percent (110%) of the lower of such fair market values, then the fair market value shall equal the average of the preliminary fair market values. If the higher of the preliminary fair market values is more than one hundred ten percent (110%) of the lower of such fair market values, then not more than ten (10) days after the delivery of both Appraiser Reports to Licensor and Licensee, the Initial Appraisers will together designate another investment banker of recognized standing in North America who is not affiliated with Grupo Televisa or the Company (as defined in the Investment Agreement) (the “Third Appraiser”), who shall be informed of the preliminary fair market values determined by the Initial Appraisers and provided with copies of their Appraiser Reports and the information provided to the Initial Appraisers. The Third Appraiser will have thirty (30) days to determine a preliminary fair market value and provide Licensor and Licensee with a report thereon. If the Third Appraiser’s preliminary fair market value is within the middle one-third of the range of values between the preliminary fair market values of the Initial Appraisers (the “Mid-Range”), then the fair market value shall be equal to the preliminary fair market value of the Third Appraiser. If the Third Appraiser’s preliminary fair market value does not fall within the mid-range, then the fair market value will be the average of (x) the Third Appraiser’s preliminary fair market value; and (y) either the high or low preliminary fair market value of the Initial Appraisers, whichever is closest to the Third Appraiser’s preliminary fair market value; provided, that the fair market value shall not be less than the lower of the preliminary fair market values determined by the Initial Appraisers or greater than the higher of the preliminary fair market values determined by the Initial Appraisers.

(e) Linear Television Channels. Notwithstanding anything contained in Sections 16.3(a), (b) and (c), if the Carve Out Business in question consists of the ownership and/or operation of a Spanish language Linear Television Channel, the following shall apply:

(i) Free Television Channel. If, as part of such larger acquisition, Grupo Televisa acquires a Spanish language Free Television channel in the Territory, Licensor shall offer to Licensee the right to acquire the Free Television channel as a Carve Out Business (pursuant to the terms and conditions of this Section 16.3); provided, that if Licensee does not acquire such Spanish language Free Television channel, for any reason, Grupo Televisa shall, as promptly as reasonably practicable, entirely divest itself of such Spanish language Free Television channel.

(ii) Channel Other Than Free Television Channel. If, as part of such larger acquisition, Grupo Televisa acquires any Spanish language Linear Television Channel other than a Free Television channel, Licensor shall offer to Licensee the right to acquire such Spanish language Linear Television Channel as a Carve Out Business (pursuant to the terms and conditions of this Section 16.3). If Licensee elects not to acquire the Linear Television Channel at such market value, or elects not to acquire the Linear Television Channel for any other reason, Grupo Televisa shall be permitted to retain or sell such Spanish language Linear Television Channel.

17. Sale of Licensee Assets.

17.1 Sale of Networks / Stations. Except as expressly consented to in writing by Licensor (which consent may be withheld in Licensor’s sole and absolute discretion), Licensee shall not directly or indirectly, including through its respective subsidiaries or any other controlled Affiliates, enter into or consummate any arrangement to sell, transfer or otherwise dispose of (including by way of spin-off or other similar transaction) any interest in any Network (excluding, for purposes of this Section 17.1, WLII, WSUR and WSTE in Puerto Rico). Except as expressly consented to in writing by Licensor (which consent may be withheld in Licensor’s sole and absolute discretion), Licensee shall not directly or indirectly, including through its respective subsidiaries or any other controlled Affiliates, enter into or consummate any arrangement to sell, transfer or otherwise dispose of (including by way of spin-off or other similar transaction) any interest in, transfer operational responsibility for or disaffiliate from the Networks any of the Specified Stations, except that Licensee shall be permitted to:

(a) Replacement Station. Sell or dispose of a Specified Station so long as (i) one or more other station(s) owned and operated by Licensee and within the same market as such Specified Station and affiliated with the same Network or Networks as such Specified Station (a “Replacement Station”) can replace the operations of the transferred station through the operation of the Replacement Station which is reasonably comparable to the Specified Station (including substantially comparable or better coverage), (ii) the total revenues of the Replacement Station are greater than or equal to the total revenues of such Specified Station as of the date of the sale or disposition, and (iii) the Replacement Station shall be a Station for purposes of the Royalty Base, with the national and local revenues of the Replacement Station included in the Royalty Base;

(b) Affiliated Stations. Sell or dispose of a Specified Station if (i) such Specified Station continues to be affiliated with the Network(s) with which it was affiliated prior to such sale or disposition for the Term, (ii) such Specified Station shall continue to be a Station for purposes of the Royalty Base, with the national and local revenues of such Specified Station included in the Royalty Base, and (iii) the acquirer of such Specified Station agrees, in a writing to which Licensor is a party or a beneficiary, to provide revenue information for the station to Licensee and to be bound (and to require any successor acquirer to be bound) by the provisions of this Section 17.1 as though it were a party hereto and such Specified Station continued to be a Specified Station hereunder;

(c) Transfer of Operational Responsibility. Transfer operational responsibility for a Specified Station if (i) such Specified Station continues to be affiliated with the Network(s) with which it was affiliated prior to such sale or disposition for the Term, (ii) such Specified Station shall continue to be a Station for purposes of the Royalty Base, with the national and local revenues of such Specified Station included in the Royalty Base, and (iii) the person assuming operational control of such Specified Station agrees, in a writing to which Licensor is a party or a beneficiary, to provide revenue information for the station to Licensee and to be bound (and to require any successor operator to be bound) by the provisions of this Section 17.1 as though it were a party hereto and such Specified Station continued to be a Specified Station hereunder;

(d) Disaffiliation. Disaffiliate a Specified Station from a Network if (i) such Specified Station continues to be owned by Licensee and (ii) the average of the portion of the Royalty Base attributable to such Specified Station for each of the preceding two (2) years continues to be included in the Royalty Base for the Term;

(e) WFTY-TV. Sell, transfer, disaffiliate or otherwise dispose of WFTY-TV currently licensed to Smithtown, NY;

(f) Compliance with Law. Sell, transfer or otherwise dispose of a Station, if a Law (provided that any order or decision must be final and non-appealable) requires Licensee to sell such Station (or to lose the license for such Station in twelve (12) or fewer months if such sale does not occur); provided, that Licensee shall use commercially reasonable efforts to replace such Station with a reasonably comparable station as promptly as reasonably practical; and

(g) Joint Marketing and Sales Agreements. Maintain and/or extend the term of its joint marketing and sales agreements existing on the date hereof on materially the same or better terms for Licensee as of the Prior Effective Date.

17.2 Sale of BMPI. Nothing contained in this Agreement (including Section 17.1) shall restrict a sale of all or substantially all of the assets of BMPI in one or a series of related transactions, the sale of shares of BMPI, or a merger of BMPI with another person; provided, that this Section 17.2 shall not be used by Licensee or its Affiliates or their respective shareholders in a manner intended to circumvent the provisions of Section 17.1.

17.3 Transfer of Program Rights. Licensee may not transfer to any third party any rights whatsoever with respect to Licensed Content or any other Audiovisual Content of Grupo Televisa to which Licensee has been licensed rights hereunder, in connection with the transfer of any Spanish Language Platform or other platform or assets of Licensee or its Affiliates (other than in connection with any transactions contemplated under Sections 17.2 and/or 20.6 or a Sublicensing Arrangement permitted under Section 4 of this Agreement).

18. Committees.

18.1 Programming, Sales and Production Committee. Licensee shall create and maintain an advisory, non-board level Programming, Sales and Production Committee which shall provide non-binding advice and guidance to Licensee and its controlled Affiliates with respect to Licensee’s programming, sales and production efforts for its Linear Television

Channels. Members of the advisory Programming, Sales and Production Committee will be provided with information relating to such efforts, consistent with Licensor’s cooperation obligations as set forth in Section 7.3.

18.2 Platforms Committee. Licensee shall create and maintain an advisory non-board level Platforms Committee which shall provide non-binding advice and guidance to Licensee and its controlled Affiliates with respect to the acquisition and/or management of new and existing platforms on which Licensee places Audiovisual Content.

18.3 Proposed New Business Committee. Licensee shall create and maintain a non-board level New Business Committee which shall consist of the Chairman of the Board of Directors of BMPI, the chief executive officer, chief financial officer and highest ranking officer in charge of business development of BMPI, and one of the GT nominated directors of BMPI. In the event that Licensor notifies Licensee of a Proposed New Business opportunity pursuant to Section 16.1(a) or Grupo Televisa offers an opportunity to seek to acquire a Stand Alone Business pursuant to Section 16.2(a) this New Business Committee shall promptly consider such opportunity and advise the Board of Directors of BMPI as to whether to pursue the opportunity.

18.4 Grupo Televisa Representation. Grupo Televisa shall be entitled to appoint at least one (1) representative on each of the Programming, Sales and Production Committee and the Platforms Committee to serve until the Information Tail Date.

19. Monetization of Territory Audiences. Licensor will not, directly or indirectly, sell, base or determine the price of any advertising time or space, product placements or sponsorships in any Licensed Media on the ability of viewers in the Territory to receive Licensed Content (but expressly excluding Excluded Content and Charitable/Religious Content), subject only to the third sentence of Section 3.7(a)(i)(B).

20. Miscellaneous.

20.1 Effect of Prior Agreements.

(a) First Amended and Restated Agreement. Except as expressly provided herein, the First Amended and Restated Agreement is hereby terminated and superseded by this Agreement, and shall be of no further force and effect.

(b) Participation Agreement. Licensee and GT will, following the Prior Effective Date, cease to assert, pursue or enforce any of their respective rights against the other and shall cease to perform any of their respective obligations to the other under the Participation Agreement.

(c) Galavision Trademark License Agreement. The License Agreement, dated as of July 1, 1996, between The Univision Network Limited Partnership and Univsa, Inc. (the “Galavision Trademark License Agreement”) was terminated of no further force and effect (it being understood that the Galavision marks formerly included under the Galavision Trademark License Agreement are included in the Televisa Channel Marks hereunder as more fully described in Schedule 1).

20.2 Force Majeure. Neither party hereto shall be liable for or suffer any penalty or termination of rights hereunder by reason of any failure or delay in performing any of its obligations hereunder if such failure or delay is occasioned by compliance with governmental regulation or order, or by circumstances beyond the reasonable control of the party so failing or delaying, including acts of God, war, insurrection, fire, flood, accident, strike or other labor disturbance, interruption of or delay in transportation (a “Force Majeure Event”). Each party shall promptly notify the other in writing of any such event of force majeure, the expected duration thereof, and its anticipated effect on the party affected and make reasonable efforts to remedy any such event, except that neither party shall be under any obligation to settle a labor dispute. In the event that Licensor is prevented by a Force Majeure Event from delivering any Licensed Content to Licensee, if such Force Majeure Event prevents Licensor from delivering any substitute Licensed Content to Licensee, then Licensee’s obligations to pay the Royalty under Section 9.1 hereof shall be reduced (but not below zero) for the time period or periods so affected to the extent necessary to compensate Licensee for the cost of obtaining substitute programming.

20.3 Modification. This Agreement shall not be modified or waived in whole or in part except in writing signed by an officer of the party to be bound by such modification or waiver. In the event that Licensee’s ’fiscal year is changed so that it is not on a calendar year, the parties shall make such modifications to this Agreement as are necessary to reflect such change but as do not substantively impact any of the parties’ rights or obligations hereunder.

20.4 Waiver of Breach. A waiver by either party of any breach or default by the other party shall not be construed as a waiver of any other breach or default whether or not similar and whether or not occurring before or after the subject breach.

20.5 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by a generally recognized overnight courier service which provides written acknowledgment by the addressee of receipt, or (c) by both (i) facsimile and (ii) email or other generally accepted means of electronic transmission, addressed as set forth in Schedule 10 or to such other addresses as may be specified by like notice to the other parties. Notwithstanding the foregoing, any notices or other communications required or permitted under Section 8.8 may be delivered by email alone (without any accompanying facsimile notice or communication).

20.6 Assignments. Either of the parties may assign its rights hereunder and delegate its duties hereunder, in whole or in part, to an Affiliate capable of performing the assignor’s obligations hereunder, and either of the parties may assign its rights hereunder and delegate its duties hereunder to any person or entity to which all or substantially all of such party’s businesses and assets are pledged or transferred (provided that in the case of a pledge, any such assignment shall be made only as part of a granting of collateral to support bona fide indebtedness of Licensee or its Affiliates to a third party; provided, further, that the foregoing shall not prohibit a pledge to one or more of the investors or investor groups in BMPI to support bona fide indebtedness of Licensee or any Affiliate to any such investor or investor group). No such assignment or delegation shall relieve any party of its obligations hereunder. Any such assignment or delegation authorized pursuant to this Section 20.6 shall be pursuant to a written agreement in form and substance reasonably satisfactory to the parties. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any rights, duties or obligations hereunder may be assigned or delegated by any of the parties, in whole or in part, whether voluntarily, by operation of Law or otherwise; provided, however, that Grupo Televisa may assign, grant a security interest in or otherwise transfer its rights to payment hereunder in connection with one or more financings. Any attempted assignment or delegation in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the parties. Nothing contained herein, express or implied, is intended to confer on any person other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

20.7 Further Assurances. Each party hereto agrees to execute any and all additional documents and do all things and perform all acts necessary or proper to further effectuate or evidence this Agreement including any required filings with the U.S. Copyright Office.

20.8 Information Sharing. To the extent that either party is required to provide information to the other party under this Agreement, such party shall (and shall cause its Affiliates to) use good faith efforts to limit contractual confidentiality restrictions with respect to agreements entered into after the Prior Effective Date, in order to permit the sharing of information expressly provided in this Agreement.

20.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement.

20.10 Severability. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, then the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated; provided, that the aggregate of all such provisions found to be invalid or unenforceable does not materially affect the benefits and obligations of the parties of the Agreement taken as a whole.

20.11 Language Rules of Construction. Unless the context otherwise clearly requires: (a) the term “third party” shall be deemed to mean “unaffiliated third party”; (b) any pronoun shall include the corresponding masculine, feminine and neuter forms; (c) the term “include,” “includes” and “including” shall be deemed to be followed by the words “but not limited to”; (d) the term “will” shall be construed to have the same meaning and effect as the word “shall”; (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on, or requirements with respect to, such amendments, supplements or modification set forth herein or therein); (f) any reference herein to any person, or to any person in a specified capacity, shall be construed to include such person’s successors and assigns or such person’s successors in such capacity, as the case may be; (g) the words “herein,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, clause or other subdivision; and (h) any of the defined terms may be used in the singular or the plural, depending on the reference. Licensor and Licensee acknowledge and agree that references in this Agreement to Licensee’s

“controlled Affiliates” are sometimes used for purposes of clarity, and that no such references (or failure to include such references) shall operate, or be deemed to operate, to limit or impair the rights afforded to Licensee with respect to its controlled Affiliates under Section 1.2(a).

20.12 Headings. The subject headings of the sections and sub-sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

20.13 Entire Agreement. This Agreement, together with Annex A and the Schedules hereto, the Second Amended and Restated Guaranty, the Amended and Restated 2011 Mexico License Agreement, the 2015 MLA Amendment, the IPRA Amendment and the Sales Agency Agreement, the 2015 Mutual Release, the Pantelion Letter Agreement, the English Language Mexico Soccer Agreement, the Tigres Letter Agreement, any written waivers and similar understandings with respect to the First Amended and Restated Agreement to the extent they apply to the terms contained in this Agreement, and, until the Term Effective Date (if any), clause (a) of Section 14 of the First Amended and Restated Agreement, contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings.

21. [Intentionally Omitted].

[Signature page follows]

IN WITNESS WHEREOF, the parties have set their hands as of the day and year first above written.

TELEVISA, S.A. DE C.V.

By:	/s/ Salvi Rafael Folch Viadero
Name:	Salvi Rafael Folch Viadero
Title:	Attorney-in-Fact

By:	/s/ Jorge Agustín Lutteroth Echegoyen
Name:	Jorge Agustín Lutteroth Echegoyen
Title:	Attorney-in-Fact

UNIVISION COMMUNICATIONS INC.

By:	/s/ Jonathan Schwartz
Name:	Jonathan Schwartz
Title:	General Counsel and EVP

[Signature Page to Amended and Restated 2011 Program License Agreement]

Annex A

The following terms shall have the following meanings:

“2015 Mutual Release” has the meaning set forth in the Recitals.

“Acquired Completed Content” means (i) Audiovisual Content (other than a Novela or Excluded Content), the Broadcast rights to which are or have been acquired by Grupo Televisa from a third party and with respect to which Grupo Televisa had no involvement or arrangement of any kind or nature (including no approvals or controls) relating to the development, production or financing of such Audiovisual Content at any time, or (ii) Major Event Content.

“Acquired Completed Novela” means a Novela, the Broadcast rights to which are or have been acquired by Grupo Televisa from a third party and with respect to which Grupo Televisa had no involvement or arrangement of any kind or nature (including no approvals or controls) relating to the development, production or financing of such Novela at any time.

“Acquired Scripts” has the meaning set forth in Section 2.6(b).

“Actual CPM” has the meaning set forth in Section 11.5(b).

“Additional Owned Team” has the meaning set forth in Section 10.2(c)(i).

“Adjustments” has the meaning set forth in Section 9.2.

“Advertising Packaged Sales Transaction Process” means a Packaged Sales Transaction Process relating to sales to an advertiser.

“Affiliate” of a person means any person that directly or indirectly controls, is controlled by, or is under common control with the person in question. For the purposes of this Agreement, “control”, when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Affiliate shall not mean, with respect to Licensee, (a) a Network Affiliate, (b) any one of the investor groups, including Grupo Televisa, that owns equity interests in BMPI or any person that controls any one of such investor groups (or any person acquiring, whether by merger, sale or otherwise, all or any portion of such equity interests or the equity interests of any such investor group, or any person that controls such acquiring person), or (c) any person controlled by any of such investor groups (or such acquiring person) other than (i) BMPI, Broadcast Media Partners Holdings, Inc. or Licensee, (ii) any subsidiary of, or other person directly or indirectly controlled by, BMPI, Broadcast Media Partners Holdings, Inc. or Licensee or (iii) any person formed by such investor groups (or such acquiring person) to own a direct or indirect interest in Licensee. Affiliate shall not mean, with respect to any of Licensor, Grupo Televisa or GT, (x) any person that controls GT, (y) any person under common control with, but not directly or indirectly controlled by, GT, or (z) Licensee or any of Licensee’s Affiliates.

“Agreement” has the meaning set forth in the Preamble.

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“Allocations” means allocations made by Licensee or its Affiliates of revenues from transactions, or series of related transactions, that are both (a) excluded in part from the definition of the Royalty Base; and (b) included in part in the definition of the Royalty Base.

“Amended and Restated 2011 Mexico License Agreement” has the meaning set forth in the Recitals.

“Ancillary Content” means, with respect to Licensed Content, “best of” compilations, deleted scenes, bloopers, B-roll footage, webisodes, mobisodes, behind-the-scenes material, alternate endings, cast interviews, Short-Form Commercial Advertising promoting Licensed Content (e.g. a commercial for a Novela) and other similar short-form Audiovisual Content, in each case, that is related to, based on, or supplementary to such Licensed Content; provided, that neither Televisa Produced Clips nor Licensee Produced Clips shall constitute Ancillary Content.

“Ancillary Content Budget” means the budget for any applicable production of Ancillary Content, which budget shall be delivered by Licensor promptly following Licensee’s delivery of a notice requesting such production.

“Appraiser Report” has the meaning set forth in Section 16.3(d).

“Arbitrable Matters” has the meaning set forth in Section 15.1(a).

“Arbitration Procedure” has the meaning set forth in Section 15.1(d)(ii).

“Audiovisual Content” shall mean all forms of moving images with accompanying sound, including novelas, musicals, variety shows, situation comedies, game shows, children’s shows, news shows, cultural and educational programs, sports programs, sporting events, reality shows, movies, political conventions, election coverage, parades, pageants, fashion shows, “how-to” and other informational programs, interviews, animation and demonstrative content. For the avoidance of doubt, references herein to “Audiovisual Content” shall not include (a) Videogames; or (b) Short Form Commercial Advertising for third party goods and services.

“Availability Notice” has the meaning set forth in Section 7.2(a).

“BMPI” has the meaning set forth in the Recitals.

“Broadcast” means to transmit, re-transmit, distribute, display, project, perform or otherwise disseminate Audiovisual Content to, or for, reception by any form of viewing, display or other reception device, whether now known or hereafter developed in the future.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York or Mexico City.

“Cable Television System” shall have the same meaning as that set forth for a “cable system” in 47 U.S.C. § 522(7).

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“Carve Out Business” means a business (other than Publications and websites directly related thereto) acquired as part of a larger acquisition, a significant aspect of which in terms of prospects and either (a) operations or (b) results of operations, consists of Broadcast of Spanish language Audiovisual Content in the Territory. Notwithstanding the foregoing, in the case of a Carve Out Business that is a Start-Up Business, the standard for determining whether a significant aspect of such business consists of Broadcast of Spanish language Audiovisual Content in the Territory shall be based on either the prospects or proposed results or operations of such business. For the avoidance of doubt, a “Carve Out Business” would not include any Videogame business or opportunities.

“Charitable/Religious Content” means any Audiovisual Content consisting exclusively of (a) a religious service, or (b) charitable and non-commercial specials (e.g. telethons, presidential speeches).

“Clearances” shall mean (a) all consents, permissions and approvals for incorporation into Licensed Content of the names, trademarks, likenesses and or biographies of all persons, firms, products, companies and organizations depicted or displayed in such Licensed Content, (b) all consents, permissions and approvals for incorporation into Licensed Content of any preexisting film or video footage produced by third parties, and (c) all licenses, use and reuse rights, synchronization licenses, digital rights, and other rights to use content incorporated into such Licensed Content, including musical compositions.

“Clip Exchange Arrangements” means bona fide clip and highlight reel exchange agreements involving no or de minimis cash consideration, entered into from time to time between Licensor or Licensee, on the one hand, and unaffiliated Television Broadcasters or other third parties engaged in the Broadcast of Linear Television Channels, on the other hand, in the ordinary course and consistent with industry custom and practice (including regarding clip duration) in the Territory.

“Co-Produced Content” means any Audiovisual Content (other than a Novela, Acquired Completed Novela, Acquired Completed Content, Televisa Produced Format Content, Third-Party Produced Format Content, Co-Produced Local Novela or Excluded Content) that is (a) originally produced for Broadcast in the Spanish language or with Spanish subtitles, (b) with respect to which Grupo Televisa is involved in any manner in the development, production and/or financing, and (c) that is not wholly produced and wholly financed by Grupo Televisa. For clarity, Co-Produced Content includes both (i) Audiovisual Content that is produced and financed by Grupo Televisa together with any one or more unaffiliated third parties (collectively, the “Co-Production Partners”) who are involved in the production or financing (other than any co-production directly or indirectly between Grupo Televisa and any Television Broadcaster in the Territory, which will not be permitted under any circumstances), including involvement by the applicable Co-Production Partner(s) by means of (A) providing a Script, (B) providing other creative element(s) (e.g., key cast member, key artistic director, executive director and/or executive producer), (C) providing a portion of the production financing, or (D) meaningfully participating in, or exercising meaningful controls or approvals over, the development and production of such Audiovisual Content, and (ii) Audiovisual Content that is produced by an unaffiliated third party (other than with any Television Broadcaster in the Territory, which will not be permitted under any circumstances), and with respect to which Grupo Televisa has any involvement in the production or financing, including by means of (A) providing a portion of the production financing, (B) providing equipment to such third party for use in the production of

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such Audiovisual Content, or (C) permitting talent that is exclusive or proprietary to and under contract to Grupo Televisa to appear or participate in the production of such Audiovisual Content by such third party.

“Co-Produced Local Novela” means a Novela (other than an Acquired Completed Novela) to be Broadcast initially in a Spanish-speaking country (outside the Territory and Mexico), that is originally produced for Broadcast in the Spanish language or with Spanish subtitles in such Spanish-speaking country (outside of Mexico and the Territory) and is co-produced by Grupo Televisa with a third party (other than pursuant to a co-production agreement directly or indirectly between Grupo Televisa and any Television Broadcaster in the Territory, which will not be permitted under any circumstances), in each case, pursuant to a co-production agreement between Grupo Televisa and such third party.

“Co-Production Partners” has the meaning set forth in the definition of Co-Produced Content.

“CPM” has the meaning set forth in Section 11.5(a).

“Core Controls” has the meaning set forth in Section 4.1(b)(iii).

“Current Pantelion LLC Agreement” has the meaning set forth in Section 3.5(f).

“Dispute Notice” has the meaning set forth in Section 15.1(d)(i).

“Divested Script” has the meaning set forth in Section 2.6(b).

“DTO” means the “a la carte” sale or other similar transaction through Licensed Media involving the sale of a permanent copy of Audiovisual Content embodied in any form other than Hard Good Home Videograms, which transaction is consummated by means of Broadcast to any device whether now known or hereafter devised (e.g., a set-top box, computer, cellular phone, mp3 player, PDA or other storage device) from an outside source for subsequent unlimited viewing in perpetuity, as determined by the applicable buyer or assignee.

“DTR” means the “a la carte” rental, lease or other similar transaction, or a subscription based transaction, through Licensed Media, regarding a non-permanent copy of Audiovisual Content embodied in any form other than Hard Good Home Videograms, (a) which transaction is consummated by means of Broadcast to any device whether now known or hereafter devised (e.g., a set-top box, computer, cellular phone, mp3 player, PDA or other storage device) from an outside source for subsequent viewing during a limited time period, as determined by the applicable lessor; and (b) with respect to which the applicable lessee pays a subscription, per-episode or per-program fee for a temporary copy of such Audiovisual Content.

“Effective Date” has the meaning set forth in the preamble.

“Estimated CPM” has the meaning set forth in Section 11.5(a).

“Evaluation Period” has the meaning set forth in Section 4.3(b)(ii).

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“Excluded Content” means:

(a) Televisa Publications Content;

(b) Televisa Produced Clips (provided, that Audiovisual Content underlying Televisa Produced Clips shall not be considered Excluded Content);

(c) Short Form Commercial Advertising promoting any Grupo Televisa business;

(d) Televisa Training Content;

(e) clips obtained, licensed or acquired by Grupo Televisa pursuant to Clip Exchange Arrangements with respect to the Territory, which clips shall only be Broadcast by Grupo Televisa in the ordinary course in accordance with such Clip Exchange Arrangements; or

(f) Televisa New Business Content.

“Expedited Sublicensing Arrangement” has the meaning set forth in Section 4.3(b)(iii).

“FCA Section 507” means Section 507 of the Federal Communications Act of 1934, as amended and as applied and enforced pursuant to rulings issues by the FCC.

“FCC” means the Federal Communications Commission.

“First Division” means the Primera División of the Mexican Soccer League.

“Force Majeure Event” has the meaning set forth in Section 20.2.

“Format” means any format or similar written intellectual property that sets forth the concept, characters, situations, aesthetic qualities, and/or branding of multi-episode (a) game shows, (b) reality shows or (c) other Audiovisual Content; provided, that in no event shall a Format include any substantial plotlines, dialogue or shots.

“Free Television” means a Linear Television Channel that is Broadcast “over-the-air” (whether in digital or analog format, standard definition or high definition, or otherwise) and which originates in or through government-licensed or authorized broadcast stations (either as part of a television network, as an affiliated station, as an individual station or otherwise) without a charge being made to the viewer for the privilege of viewing the Audiovisual Content contained in such over-the-air Broadcast (other than any tax, levy or fee imposed by any governmental, administrative or other public authority in the Territory). For the avoidance of doubt, “Free Television” shall also include any simultaneous (taking into account customary delays) re-transmission or simulcasts in the Territory of such “over-the-air” Broadcast (or additional national feeds to accommodate time zones) by means of any other Licensed Media (including pursuant to MVPD Arrangements and permitted Sublicensing Arrangements).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time consistently applied.

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“Galavision Network” means the Galavision Spanish language television network of affiliated cable television systems and other affiliated Broadcast outlets Broadcasting the Galavision Network in the Territory.

“Galavision Trademark License Agreement” has the meaning set forth in Section 20.1(c).

“General Requirements” has the meaning set forth in Section 4.1(b).

“Grandfathered Pantelion Movies” has the meaning set forth in the Pantelion Letter Agreement.

“Grupo Televisa” has the meaning set forth in the Recitals.

“GT” has the meaning set forth in the Recitals.

“Guaranteed Additional Advertising Amount” has the meaning set forth in Section 11.2.

“Guaranteed Advertising Amount” has the meaning set forth in Section 11.2.

“Guaranteed Base Advertising Amount” has the meaning set forth in Section 11.2.

“Hard Good Home Videogram” means a physical videocassette, cartridge, videodisc (including any laser disk), tape, CD (in any format), Blu-ray, DVD (in any format), or other similar physical format or storage device now known or hereafter devised (a) that is designed to be used in conjunction with a reproduction apparatus which causes an audiovisual program to be visible on the screen of a viewing device (it being understood that the Hard Good Home Videogram cannot itself be the reproduction apparatus or the viewing device); (b) on which a single item of Audiovisual Content or a reasonable (determined based on then prevailing industry standards) collection of Audiovisual Content has been pre-loaded by the applicable manufacturer or distributor; (c) that is encrypted or otherwise secured for copy protection to prevent duplication and/or retransmission by consumers in a manner consistent with then prevailing industry standards; and (d) that is delivered to the consumer by physical means (as opposed to a non-physical form of delivery (e.g., a download or stream)). For the avoidance of doubt, Broadcast by means of a “Hard Good Home Videogram” shall not include video-on-demand, DTO, DTR or any form of digital distribution or other similar form of Broadcast now known or hereafter devised.

“Home Games” means, with respect to a Mexican Soccer League team, (a) games in which such team plays as the “home” team; and (b) any other games in which such team plays (such as neutral site games) for which Grupo Televisa owns or controls any rights to Broadcast in any Licensed Media in the Territory during the Term.

“Indebtedness” has the meaning set forth in the Investment Agreement.

“Indemnification Notice” has the meaning set forth in Section 13.3.

“Indemnitee” has the meaning set forth in Section 13.3.

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“Indemnitor” has the meaning set forth in Section 13.3.

“Independent Appraiser Process” has the meaning set forth in Section 16.3(d).

“Information Tail Date” means the date that is the earlier of the termination of this Agreement or the third (3rd) anniversary of a Televisa Sell-Down.

“Informational Meetings” has the meaning set forth in Section 2.8(a).

“Initial Appraisers” has the meaning set forth in Section 16.3(d).

“International Program Rights Agreement” means that certain Amended and Restated International Program Rights Agreement dated December 19, 2001, among Licensee, GT and Venevision International Inc.

“Internet” means the internet or similar systems, now existing or hereafter developed.

“Investment Agreement” has the meaning set forth in the Recitals.

“IPRA Amendment” has the meaning set forth in the Recitals.

“JSA Income” means income received by any of Licensee and its controlled Affiliates under joint marketing and sales agreements for stations owned, but not operated, by Licensee or any of its subsidiaries, and affiliated with one of the Networks.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree, order or any other judicially enforceable legal requirement (including common law) of any United States (federal, state or local) or foreign government, or governmental, regulatory, judicial or administrative authority, agency, commission or court (including the FCC and applicable stock exchange(s)).

“Library Availability Notice” has the meaning set forth in Section 7.2(b).

“Library Programs” means Licensed Content produced or acquired by Grupo Televisa prior to October 4, 2010.

“Licensed Content” means, without duplication, all (a) Programs, (b) Movies, (c) Televisa Publications Content, (d) Ancillary Content; (e) Televisa Produced Clips; (f) Licensee Produced Clips; (g) Licensed Mexican Soccer Games, (h) Pantelion Movies, and (i) other Audiovisual Content licensed hereunder.

“Licensed Media” means any and all means and media for the Broadcast of Audiovisual Content, whether now known or hereafter devised, excluding (a) Radio; (b) Theatrical Exhibition; (c) Hard Good Home Videograms; and (d) Videogames. For the avoidance of doubt, the exclusions from “Licensed Media” under clauses (a)-(d) of the immediately preceding sentence are intended to provide that Licensee will not have the right hereunder (i) with respect to Radio, to transmit, re-transmit, distribute, perform or otherwise disseminate the audio portion of any Licensed Content on Radio (other than as audio promotions to the extent permitted

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hereunder); (ii) with respect to Theatrical Exhibition, to Broadcast any Licensed Content by means of Theatrical Exhibition; (iii) with respect to Hard Good Home Videograms, to create, produce, distribute, sell or otherwise exploit Hard Good Home Videograms embodying Licensed Content; and (iv) with respect to Videogames, to develop, create, produce, distribute, sell or otherwise exploit Videogames based on Licensed Content (e.g., to create Videogames based on the characters and plotlines contained in Licensed Content).

“Licensed Mexican Soccer Games” means all Mexican Soccer League games for which Licensee has been licensed Soccer Rights.

“Licensed Rights” has the meaning set forth in Section 1.1(a).

“Licensed Soccer Rights” means, collectively, all Owned Team Soccer Rights and Non-Owned Team Soccer Rights.

“Licensee” has the meaning set forth in the Preamble.

“Licensee Facility Location” has the meaning set forth in Section 3.7(a)(i)(A).

“Licensee Indemnitees” has the meaning set forth in Section 13.1.

“Licensee Permitted Spillover Contour” has the meaning set forth in Section 3.7(a)(i)(A).

“Licensee Produced Clips” means clips, vignettes, video recaps, highlight reels or other similar short-form Audiovisual Content produced by Licensee that are composed of excerpts from Programs, Movies, Pantelion Movies and Licensed Mexican Soccer Games, in each case, licensed by Licensor to Licensee hereunder.

“Licensee Spillover” has the meaning set forth in Section 3.7(a)(i)(A).

“Licensor” has the meaning set forth in the Preamble.

“Licensor Facility Location” has the meaning set forth in Section 3.7(a)(i)(B).

“Licensor Indemnitees” has the meaning set forth in Section 13.2.

“Licensor Permitted Spillover Contour” has the meaning set forth in Section 3.7(a)(i)(B).

“Lionsgate” has the meaning set forth in Section 3.5(a).

“Linear Television Channel” means a channel, network or programming service that Broadcasts Audiovisual Content in a manner that is linear-streamed, programmed and transmitted to viewers in a continuous and sequential manner, scheduled by the channel, network or programming service (and not by the viewer) during a significant majority of each consecutive twenty-four hour period.

“Losses” has the meaning set forth in Section 13.1.

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“Major Event Content” means Audiovisual Content comprised of (i) live sports events (e.g., Olympics, FIFA World Cup, MLS Soccer) or entertainment special events (e.g., Latin Grammy Awards, Miss Universe), and (ii) customary programming related to the events described in the foregoing clause (i) that are produced or acquired under license from the underlying rights holder (e.g., halftime shows, “red carpet” shows); it being understood that Licensed Soccer Rights are addressed in accordance with and pursuant to the terms and conditions, and subject to the exceptions and inclusions, in Section 10.

“Mexican Soccer Fee” has the meaning set forth in Section 10.2(b)(ii).

“Mexican Soccer League” means the group of Mexican professional soccer clubs (and divisions of teams) governed by the Federación Mexicana de Fútbol Associación, along with any of its present or future Affiliates, subsidiaries, assigns and/or successors.

“Mexican Soccer License Agreement” means a written license agreement between Grupo Televisa and a third party, pursuant to which Grupo Televisa licenses rights from such third party to Broadcast games of a team that is, at the time that such license agreement is entered into, a Non-Owned Team, in one or more Licensed Media in the Territory at any time during the Term.

“Mexico” means the United Mexican States, including all territories and possessions thereof.

“Mid-Range” has the meaning set forth in Section 16.3(d).

“Movies” means feature length motion pictures originally produced in the Spanish language or with Spanish subtitles that are intended for initial Broadcast to the public by means of Theatrical Exhibition or Hard Good Home Videograms. Notwithstanding the foregoing, Movies do not include Pantelion Movies.

“Musical Concert” shall mean Audiovisual Content comprised exclusively of the musical performances of one or more music performing artists (which for the avoidance of doubt shall not include award shows or other variety shows or other live events that may contain musical performances).

“Mutual Release” has the meaning set forth in the Recitals.

“MVPD” means a multichannel video programming distributor of Audiovisual Content, as commonly understood in the media industry in the Territory (e.g., cable, SMATV, MDS, MMDS, OVS, satellite or telecommunications distributor), or other entity that markets, offers and provides video programming to its paying subscribers or paying customers (regardless of the technology used).

“MVPD Arrangement” means a distribution, retransmission consent, or other carriage agreement (and any amendments extensions and renewals thereof) between Licensee and/or its controlled Affiliate(s) and any MVPD, in each case pursuant to which, among other things, such distributor or other entity is authorized or required to retransmit, distribute, exhibit or otherwise make available to its subscribers or customers, on a linear basis, a Linear Television Channel provided by Licensee and/or its controlled Affiliate(s), on terms consistent with industry practice. For the avoidance of doubt, a MVPD Arrangement may, consistent with industry

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practice, also include arrangements with respect to non-linear Audiovisual Content offerings (e.g., on-demand) and interactive features (e.g., iTV) of the relevant MVPD, which arrangements may be complementary or supplementary to the Linear Television Channel being provided by Licensee and/or its controlled Affiliate(s) thereunder.

“National Representation Commissions” means fees charged by any of Licensee and its controlled Affiliates to their Network Affiliates for acting as a national television advertising sales representative.

“Net DTO Margin” means the gross revenues actually collected by Licensee or its controlled Affiliates from the DTO exploitation of Licensed Content in the Territory during the Term, minus all actual, direct, out-of-pocket, third party costs and expenses, including incremental costs of obtaining third party rights clearances for DTO exploitation (e.g., synchronization, artists, musicians, writers, publishers, producers, American Society of Composers, Society of European Stage Authors, composers, and public performance rights, etc.) and collection costs (credit card, paypal, prepaid). For the avoidance of doubt, Net DTO Margin shall not include any revenue or costs derived from the DTO exploitation of any Audiovisual Content that is not licensed by Licensor hereunder.

“Network Affiliates” means any third party television station, cable operator, satellite operator or any other third party, in each case, that is party to a Network Affiliation Agreement.

“Network Affiliation Agreement” means a bona fide contractual agreement or arrangement between Licensee and a third party with respect to the right to Broadcast by means of Free Television all or six (6) hours or more per day of any Free Television channel.

“Networks” means the Univision Network, the Galavision Network, the Telefutura Network, and any Spanish language television network of affiliated television Broadcast stations, cable systems and other affiliated Broadcast outlets Broadcasting over the Stations in Puerto Rico described in clause (b) of the definition of “Stations” (in each case, for so long as it is owned by Licensee or any of its subsidiaries).

“Non-Owned Teams” means First Division teams other than the Owned Teams.

“Non-Owned Team Soccer Rights” has the meaning set forth in Section 10.2(a).

“Novela” means Audiovisual Content originally produced in the Spanish language or with Spanish subtitles that is customarily understood by producers and distributors of Audiovisual Content for Spanish-speaking audiences in the Territory to be a novela, consistent with the examples of novelas set forth on Schedule 11 hereto.

*****.

*****.

*****	CONFIDENTIAL TREATMENT: UNIVISION HOLDINGS, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY *****, BE AFFORDED CONFIDENTIAL TREATMENT. UNIVISION HOLDINGS, INC. HAS SEPARATELY FILED THE OMITTED PORTIONS OF THE DOCUMENT WITH THE SECURITIES AND EXCHANGE COMMISSION.

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“Non First Division Period” has the meaning set forth in Section 10.1(e).

“Owned Teams” means, initially, the following Mexican Soccer League teams: América, San Luis and Necaxa, and after the date hereof, shall exclude any team that is sold by Grupo Televisa and shall include any team that becomes treated as an Owned Team pursuant to Section 10.1(d)(ii).

“Owned Team Soccer Rights” has the meaning set forth in Section 10.1(a).

“Packaged Sales” means sales in a single transaction or a series of related transactions that generate both (a) revenues, including advertising, (by whatever name, categorization or characterization thereof) that are included in the Royalty Base; and (b) revenues, including advertising, (by whatever name, categorization or characterization thereof) that are excluded from the Royalty Base. By way of example only and not in limitation of the generality of the preceding sentence, a series of related transactions would include (i) negotiations which occur simultaneously or concurrently across multiple platforms based on the revenue source’s expressed spending commitment by platform during those negotiations; or (ii) a revenue source, after making a network television-only upfront purchase specifically requesting to reduce that commitment to network and direct the reduced amount to another platform either locally or nationally. By way of further example and not in limitation of the generality of the second preceding sentence, an unrelated series of transactions would include discrete transactions resulting from multiple negotiations which take place throughout the year across different platforms as directed by the revenue source and/or its agent.

“Packaged Sales Transaction Process” means the full sales and negotiations process and final result of each transaction, including the original proposed pricing and final pricing, of Packaged Sales.

“Pantelion” has the meaning set forth in Section 3.5(a).

“Pantelion Amendments” has the meaning set forth in the Recitals.

“Pantelion Letter Agreement” has the meaning set forth in the Recitals.

“Pantelion LLC Agreement” has the meaning set forth in Section 3.5(a).

“Pantelion Movies” means feature length motion pictures that are (a) originally produced in the Spanish language or with Spanish subtitles; (b) acquired by Pantelion or produced or co-produced by Pantelion; and (c) intended for initial Broadcast to the public by means of Theatrical Exhibition or Hard Good Home Videograms. For the avoidance of doubt, any co-productions with any member or any of its Affiliates must include one or more third party(ies) such that the applicable co-production would constitute Co-Produced Content.

“Pantelion Parties” has the meaning set forth in Section 3.5(b)(i).

“Participation Agreement” has the meaning set forth in the Recitals.

“Prior Effective Date” has the meaning set forth in the Recitals.

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“Process Agent” has the meaning set forth in Section 15.6.

“Programs” means all Audiovisual Content originally produced in the Spanish language or with Spanish subtitles, whether live (i.e. contemporaneously Broadcast), filmed, taped or otherwise recorded or available for Broadcast, to which Grupo Televisa owns or controls Broadcast rights in the Licensed Media during the Term in the Territory (whether produced by or for Grupo Televisa, co-produced by Grupo Televisa or acquired or licensed by Grupo Televisa), other than (a) Excluded Content (it being understood that any Excluded Content that, at any time, ceases to qualify under the definition thereof for any reason, and would otherwise satisfy the definition of “Programs”, shall thereafter immediately and automatically constitute Programs); (b) Licensed Mexican Soccer Games; (c) Movies; (d) Pantelion Movies; (e) Ancillary Content; or (f) any of Acquired Completed Novelas, Televisa Produced Format Content, Third-Party Produced Format Content, Acquired Completed Content, Co-Produced Local Novelas, Televisa Local Novelas or Co-Produced Content, in each case, with respect to the items described in clause (f), only to the extent that Grupo Televisa does not own or control the right to Broadcast such Audiovisual Content in the Territory after complying with the provisions of Section 2. For the avoidance of doubt, to the extent Grupo Televisa owns or controls rights to Broadcast any of the Audiovisual Content described in clause (f) in any Licensed Media in the Territory, whether now or in the future, such Audiovisual Content shall constitute Programs to the extent it would otherwise satisfy the definition of “Programs” and such rights shall be licensed by Licensor to Licensee hereunder to the full extent of Grupo Televisa’s rights.

“Promotional Obligations” means bona fide promotional obligations that Grupo Televisa’s live event business has to one or more third parties (which may include venues or artists), and that are required to be satisfied in connection with the exercise of live Internet streaming Broadcast rights in the Territory to a live event (other than a live sporting event) owned or controlled by Grupo Televisa’s live event business.

“Proposed New Business” means a proposed new business (other than Publications and websites directly related thereto) in a line of business involving the Broadcast of Spanish language Audiovisual Content in the Territory that would be new for Licensee (Grupo Televisa shall not pursue any new business in a then existing line of business for Licensee), a significant aspect of which in terms of the Proposed New Business’ proposed operations, results of operations or prospects consists of Broadcast of Spanish language Audiovisual Content in the Territory (which, for example and not in limitation, would include a proposed goods and services or informational website(s) with complementary Audiovisual Content offerings that are a significant aspect of the business, such as the example set forth on Schedule 12-1, but would not include a proposed business such as the example set forth on Schedule 12-2 that utilizes Audiovisual Content primarily for advertising or promotional purposes only and/or for which Audiovisual Content does not constitute a significant part of the business). For the avoidance of doubt, a “Proposed New Business” would (i) include a proposed expansion of an existing non-Spanish language business into a Spanish language business, provided that the other criteria of the definition of Proposed New Business are satisfied; and (ii) not include any Videogame businesses or opportunities.

“Proposed Transaction Notice” has the meaning set forth in Section 4.3(b)(i).

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“Publication” means a bona fide general circulation print and/or digital magazine, journal or periodical that (a) is published on a regularly scheduled interval (subject to “refreshing” of content from time to time); (b) contains a significant amount of text-based stories, articles or other editorial content and/or photographic still images; (c) may contain audio content, video content and/or Audiovisual Content that is related or complementary to the textual stories, articles or other editorial content; and (d) is available to consumers either on a paid subscription, access or per-issue basis, or on an advertiser supported basis.

“Quality Standards” has the meaning set forth in Schedule 1.

“Radio” means audio programming, unaccompanied by any moving images, transmitted, re-transmitted, distributed, performed or otherwise disseminated to, or for, reception by any form of listening or other reception device, including by way of satellite or the Internet in a digital format.

“Replacement Station” has the meaning set forth in Section 17.1(a).

“Restricted Movies” means those Movies set forth on Schedule 13; provided that if at any time Grupo Televisa (i) solely owns or controls any Broadcast rights in any Licensed Media to any Restricted Movie, such Movie shall cease to be a Restricted Movie hereunder and shall become Licensed Content to the full extent of such rights owned or controlled by Grupo Televisa, or (ii) jointly owns or controls such rights with any third party, Licensor shall put Licensee in contact with such third party and use commercially reasonable efforts to facilitate a negotiation between Licensee and such third party so that Licensee may attempt to acquire or license such rights (it being understood that Licensee shall not have to make any payment in respect of the portion of such rights owned or controlled by Grupo Televisa); provided, further, that Grupo Televisa shall have no obligation to obtain or seek to obtain such rights.

“Right of First Negotiation” means that, with respect to the applicable arrangement, the parties shall negotiate in good faith and on a commercially reasonable basis for a period of thirty (30) days; provided, that if no agreement has been reached during such period, the party bearing the obligation to provide the Right of First Negotiation shall have no further obligation to negotiate with the other party and shall be free to negotiate with third parties with respect to the applicable arrangement. The initial thirty (30) day negotiation period shall commence on a date reasonably designated in writing by the party bearing the obligation to provide the Right of First Negotiation after good faith consultation with the other party.

“Right of First Negotiation / First Refusal” means that, with respect to the applicable arrangement, the parties shall negotiate in good faith and on a commercially reasonable basis for a period of thirty (30) days; provided, that if no agreement has been reached during such period, the party bearing the obligation to provide the Right of First Negotiation / First Refusal shall have no further obligation to negotiate with the other party and shall be free to negotiate with third parties with respect to the applicable arrangement; provided, further, that the party bearing the obligation to provide the Right of First Negotiation / First Refusal shall not conclude any arrangement with any third party on the same terms or terms that, taken together, are less favorable to it (all things considered) than those terms that have been offered to the other party, without providing the other party five (5) Business Days to either accept or reject the applicable

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arrangement on such new terms. The initial thirty (30) day negotiation period shall commence on a date reasonably designated in writing by the party bearing the obligation to provide the Right of First Negotiation / First Refusal after good faith consultation with the other party.

“Rights Restrictions” means, with respect to any rights, any bona fide third party reservation, holdback, limitation, or condition (a) binding under applicable Law or contractually or unilaterally imposed by a third party (including any owner, holder, creator or performer of such rights) upon Licensor as a licensee, purchaser or authorized user of intellectual property rights from a third party; and (b) relating to the manner in which such rights may be exploited. As illustrative examples, Rights Restrictions may include a restriction on the media, territory, times, frequency, platforms, or languages in which such intellectual property rights or premises may be exploited.

“Royalty” has the meaning set forth in Section 9.1(a).

“Royalty Base” has the meaning set forth in Section 9.1(d)(i).

“Royalty Base Platforms” has the meaning set forth in Section 9.1(d)(i).

“Sales Agency Agreement” has the meaning set forth in the Recitals.

“Script” means a script, production bible or other written similar intellectual property which may be used as a primary source for production of any Audiovisual Content; provided, that no Format shall be a Script.

“Second Amended and Restated Guaranty” means the Second Amended and Restated 2011 PLA Guaranty entered into by Grupo Televisa (as Guarantor) in favor of Licensee as of the date hereof, with effect as of the Effective Date.

“SEC” means the Securities and Exchange Commission.

“Short Form Commercial Advertising” means advertising spots and commercials, banner advertising, pop up advertising and any similar forms of display advertising, audio advertising, text advertising or additional video advertising or audiovisual advertising or a combination of any of the above, in each case, limited to a maximum duration of two (2) minutes.

“Soccer Arrangements” has the meaning set forth in the English Language Mexico Soccer Agreement.

“Soccer Rights” has the meaning set forth in Section 10.1(b).

“Spanish Language Platform” means an audiovisual platform (e.g., a Linear Television Channel or network, linear programming service, non-linear programming service, website, mobile platform, video-on-demand service or other similar platform whether now known or hereafter devised) on which (a) any Audiovisual Content is then being Broadcast or, if such platform is owned by Licensee, has previously been Broadcast during the time that Licensee owned such platform, or if such platform is not owned by Licensee, has previously been Broadcast at any time; and (b) more than a majority of the content thereon is comprised of

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Spanish language text (excluding closed captioning, translation and other similar functionality), Spanish language audio (excluding any secondary audio program (SAP) or other similar functionality), and/or Spanish language Audiovisual Content.

“Spanish-Speaking Country” means Mexico and any other country that has, or is then generally recognized to have, Spanish as one of its official languages or primary languages. For purposes of this Agreement, the United States shall not be deemed to be a Spanish-Speaking Country.

“Special Library Programs” has the meaning set forth in Section 8.1(b).

“Specified Channels” means (a) the Univision Network, the Galavision Network and the Telefutura Network; (b) the TuTv Networks; and (c) any additional existing or new Spanish language Linear Television Channels owned or operated by Licensee (including any Grupo Televisa Spanish language Linear Television Channels licensed to Licensee hereunder) that are distributed, transmitted and retransmitted in a manner consistent with the then current distribution or transmission of the Networks and/or the TuTv Networks.

“Specified Stations” means Stations which Broadcast primarily in the Spanish language in any of the top fifteen (15) Hispanic markets in the United States, as measured by the annual Nielson Universal Estimates (or such other ratings estimate from a then leading ratings agency as is then an acceptable industry standard as agreed by the parties) for ages 18+ or any successor standard (or any Replacement Station thereof).

“Stand Alone Business” means an existing stand alone business (other than Publications and websites directly related thereto), a significant aspect of which in terms of prospects and either (a) operations; or (b) results of operations, consists of Broadcast of Spanish language Audiovisual Content in the Territory (which, for example, would include goods and services websites with complementary Audiovisual Content offerings that are a significant aspect of the business, such as the example set forth on Schedule 12-1, but would not include companies such as the example set forth on Schedule 12-2 that utilize Audiovisual Content primarily for advertising or promotional purposes only and/or for which Audiovisual Content does not constitute a significant part of the business). Notwithstanding the foregoing, in the case of a Stand Alone Business that is a Start-Up Business, the standard for determining whether a significant aspect of such business consists of Broadcast of Spanish language Audiovisual Content in the Territory shall be based on either the prospects or the proposed operations or proposed results of operations of such business. For the avoidance of doubt, a “Stand Alone Business” would not include any Videogame businesses or opportunities.

“Start-Up Business” means a business that has been in operation for less than three (3) years.

“Stations” means, without duplication, (a) those Free Television Broadcast stations, cable television systems and other television Broadcast outlets affiliated with the Networks that are now or hereafter (i) directly or indirectly majority owned by Licensee or a direct or indirect subsidiary of Licensee or with respect to which Licensee or a direct or indirect subsidiary of Licensee has the right to designate a majority of the board or similar governing body; and (ii) operated by Licensee, in each case with respect to clauses (i) and (ii), which Broadcast primarily in the Spanish language format; and (b) WLII and WSUR in Puerto Rico.

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“Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement by and among BMPI, Broadcast Media Partners Holdings, Inc., Licensee and certain stockholders of BMPI dated as of December 20, 2010, as amended from time to time.

“Sublicensing Arrangement” means any sublicense or contractual arrangement to sublicense or otherwise exploit by Licensee or a controlled Affiliate of Licensee to any person that is not a controlled Affiliate of Licensee any of the Licensed Rights in and to Licensed Content, but excluding (a) Network Affiliation Agreements; (b) MVPD Arrangements; (c) UIN Arrangements (including any arrangements for UIN Branded Experiences); and (d) Clip Exchange Arrangements (i.e., none of the arrangements referenced in (a)-(d) shall be considered Sublicensing Arrangements).

“Technical Specifications” means the technical specifications for a Technological Enhancement that are provided by Licensee.

“Technological Enhancement” means, with respect to an item of Licensed Content, any conversion, enhancement optimization, reformatting, coding, provisioning or other similar process used to create such Licensed Content in, or convert or adapt such Licensed Content into, any format that can be used for the Broadcast of Audiovisual Content. Notwithstanding the foregoing, the term “Technological Enhancement” shall not include conversion from analog to digital formats.

“Technology Services Budget” means the budget for any applicable conversion or Technological Enhancement of an item of Licensed Content, which budget shall be (a) no greater than the sum of the actual, out-of-pocket costs paid by Grupo Televisa in order to complete such digitization or Technological Enhancement, plus a reasonable internal overhead cost allocation (consistent with Grupo Televisa’s standard practices for pricing such services for use among its internal departments and divisions); and (b) delivered by Licensor promptly following Licensee’s delivery of a Technology Services Request. The amounts charged to Licensee shall be no greater than the market price (i.e., on an arms length basis) for the services in question.

“Technology Services Request” means a written notice requesting that a given item of Licensed Content be converted into, or created in, a particular format by means of a digital conversion or Technological Enhancement process, which notice shall include (a) any applicable Technological Specifications; and (b) the desired schedule for the completion of such conversion or Technological Enhancement, in each case, in detail reasonably specific and sufficient to permit Licensor to evaluate Licensee’s request.

“Telefutura Network” means the Telefutura Spanish language television network of affiliated television Broadcast stations, cable systems and other affiliated Broadcast outlets Broadcasting the Telefutura Network in the Territory.

“Telefutura Payment” has the meaning set forth in the Amended and Restated 2011 Mexico License Agreement.

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“Telemundo” has the meaning set forth in Section 3.4(a).

“Televisa Advertising” has the meaning set forth in Section 11.2.

“Televisa Carve Out Business Content” has the meaning set forth in Section 16.3(b).

“Televisa Channel” means any Linear Television Channel owned or controlled by Grupo Televisa and Broadcast by Grupo Televisa in any Licensed Media, in each case, whether existing on the date hereof or created hereafter.

“Televisa Channel Marks” has the meaning set forth in Schedule 1.

“Televisa Closing” has the meaning set forth in the Stockholders Agreement.

“Televisa Editing and Dubbing Appointee” means a Licensor employee who is capable of making editorial and dubbing decisions with respect to Televisa Audiovisual Content based on the knowledge he or she has of Grupo Televisa’s production and editing processes, and guidelines to maintaining the integrity of the Licensed Content.

“Televisa Local Novela” means a Novela (other than an Acquired Completed Novela) to be Broadcast initially in a Spanish-speaking country (outside the Territory and Mexico), originally produced by a third party (other than directly or indirectly by any Television Broadcaster in the Territory) for Broadcast in the Spanish language or with Spanish subtitles in such Spanish-speaking country outside of Mexico and the Territory based on a Script owned or controlled by Grupo Televisa.

“Televisa New Business Content” means Televisa Proposed New Business Content, Televisa Stand Alone Business Content and Televisa Carve Out Business Content.

“Televisa Proposed New Business Content” has the meaning set forth in Section 16.1(b).

“Televisa Produced Clips” means clips, vignettes, video recaps, highlight reels or other similar short-form Audiovisual Content produced by Grupo Televisa that are composed of excerpts from Programs, Movies and Licensed Mexican Soccer Games licensed by Licensor to Licensee hereunder, and that are (a) in the case of Novelas, excerpts from any episode of a Novela no greater than thirty (30) seconds in the aggregate in duration from any one episode; (b) in the case of sports events, excerpts from any such event limited to highlights of such event of not more than two (2) minutes per highlight clip and ten (10) minutes in the aggregate from such event; and (c) in the case of Programs (other than Novelas and sports events) and Movies, excerpts from any episode or item (as applicable) of such content, in each case, no greater than sixty (60) seconds in the aggregate in duration from any one episode or item (as applicable) of such content.

“Televisa Produced Format Content” has the meaning set forth in Section 2.6(e).

“Televisa Publication” means a Publication owned, controlled or licensed by Grupo Televisa, including bona fide publications Grupo Televisa may own, control or license in the future (and extensions and complements of such Publications).

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“Televisa Publications Content” means any Audiovisual Content originally produced in the Spanish language or with Spanish subtitles, not including Novelas, live sports, or regularly scheduled national news television Broadcasts (or any excerpt, portion or clip of any Novela, live sports or regularly scheduled national news television Broadcast), that satisfies each of the following criteria:

(a) has an aggregate duration of up to twelve (12) minutes (including commercials);

(b) is related or complementary to a Televisa Publication;

(c) has not been Broadcast by Grupo Televisa (or any other party with the permission, authorization or consent of Grupo Televisa) on any Linear Television Channel in a Spanish-Speaking Country;

(d) either (i) is sports-related Audiovisual Content (e.g. interviews, profiles, press conferences) that is not live and is not a clip or highlight of a sports event; or (ii) is not similar to traditional long form television programs such as sitcoms (e.g., “Everybody Loves Raymond” or “Familia Peluche”), dramas or series (e.g., “24”, “Law and Order” or “Hermanos y Detectives”), long-form television documentaries (e.g., “Planet Earth” or “El Alma de Mexico”), reality shows (e.g., “Big Brother”, “Real Housewives” or “Dia de Perros”), talent competition shows (e.g., “American Idol” or “Bailando Por Un Sueno”) or long form, linear, sequential television music programming comprised of a combination of music video, concert and/or long-form music programming (e.g., MTV or Palladia) and is more akin to sale of goods or services, social media user generated content, or how-to, informational, interview or demonstrative content, in each case, relating to travel, gaming, cooking, dating, nature, wilderness, fashion, beauty, health and/or fitness, diet, history, biography, vehicles, astrology, science, research, social sciences, economics, politics, interior design, architecture, education, teens’ and childrens’ interest, lifestyle, technology or gadgets, business, celebrity gossip, parenting and music; and

(e) without limiting anything contained in clauses (a)-(d) above, if the Audiovisual Content relates to or is based on a comic book or similar publication, such Audiovisual Content shall not have a narrative storyline or plot.

It is understood and agreed that if, at any time, Audiovisual Content that otherwise satisfies the definition of “Televisa Publications Content” is Broadcast by Grupo Televisa (or any other party with the permission, authorization or consent of Grupo Televisa) on any Linear Television Channel in a Spanish-Speaking Country, then such Audiovisual Content shall thereafter immediately and automatically (A) constitute Licensed Content (to the extent it otherwise meets the definition of “Licensed Content”) and (B) cease to be Televisa Publications Content.

“Televisa Sell-Down” has the meaning set forth in the Stockholders Agreement.

“Televisa Spillover” has the meaning set forth in Section 3.7(a)(i)(B).

“Televisa Spoiler Content” means, with respect to a Program, any program or other content, whether audio, visual, audiovisual, print publication or otherwise, that contains

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information regarding (a) the last five (5) chapters of such Program (if such Program has chapters), or (b) a pivotal scene (that reveals the final resolution of any major plot or conflict, such as the death of a major character), in each case, to the extent that (x) the relevant portions of such Program have not been Broadcast or otherwise made available by Licensee or its Affiliates or permitted sublicensees in the Territory; and (y) the applicable information has not previously been Broadcast or otherwise made available in the Territory by Licensee or any third party authorized by Licensee (provided, that the foregoing shall not be deemed to be a grant to Licensee of any right or authority to make or permit a third party to make such information available).

“Televisa Stand Alone Business Content” has the meaning set forth in Section 16.2(b).

“Televisa Training Content” means Grupo Televisa company training, personnel or similar Audiovisual Content.

“Television Broadcaster” means any person that engages in the Broadcast of Audiovisual Content by means of Free Television channels (or a Linear Television Channel that has previously been a Free Television channel) as one of its primary business platforms.

“Term” has the meaning set forth in Section 14.

“Termination Date” has the meaning set forth in the Pantelion Letter Agreement.

“Territory” has the meaning set forth in the Recitals.

“Theatrical Exhibition” means, with respect to any feature length motion picture, the commercial Broadcast of such motion picture by means of exhibition in theaters open to the general public on a regularly scheduled basis where a fee is charged for admission to view such motion picture.

“Third Amended and Restated Program License Agreement” has the meaning set forth in the Preamble.

“Third Appraiser” has the meaning set forth in Section 16.3(d).

“Third-Party Acquired Format” means any Format to which Licensor has acquired, or from time to time may acquire, substantially all production and Broadcast rights from a third party that is not an Affiliate of Licensor.

“Third-Party Produced Format Content” has the meaning set forth in Section 2.6(f).

“Third-Party Licensed Format” means any Format to which Licensor has licensed or otherwise acquired, or from time to time may license or otherwise acquire, any production or Broadcast rights in Mexico from a third party that is not an Affiliate of Licensor, but which is not a Third-Party Acquired Format.

“Tie-Ins” has the meaning set forth in Section 11.10.

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“Tigres Letter Agreement” has the meaning set forth in the Preamble.

“Tigres Modification Period” has the meaning set forth in the Tigres Letter Agreement.

“TuTv Networks” means the following Spanish language Linear Television Channels being Broadcast (or for which the Broadcast rights have been previously granted by Grupo Televisa to TuTv LLC), in the Territory immediately prior to the date hereof, pursuant to the Channel License Agreement, dated as of April 28, 2003, by and between Visat, S.A. de C.V. (of which Licensor is the successor in interest) and Spanish Subscription Television LLC (n.k.a. TuTv LLC), as amended: (a) De Película, (b) De Película Clásico, (c) Telehit, (d) Ritmoson Latino, (e) Bandamax, and (f) Clásico TV.

“UIN Arrangements” means digital distribution arrangements for the Broadcast of Licensed Content on the Univision Interactive Network.

“UIN Branded Experience” means a Licensee branded “consumer experience” third party site, platform, RSS feed or application (e.g., branded widget, applet, etc.) delivered by means of digital distribution that (a) prominently features one or more Licensee logos or trademarks; (b) satisfies all General Requirements (including Licensee’s retention of all Core Controls); (c) is operated solely or controlled solely by Licensee (or under Licensee’s express and sole direction); (d) has a layout and “look and feel” controlled solely by Licensee (subject to any general restrictions or required templates provided by the third party); (e) is commercialized solely by Licensee or by Licensee and the third party; (f) is either a Spanish Language Platform or a component of a non-Spanish Language Platform (that would be a Spanish Language Platform if separated therefrom), and (g) does not involve any express assignment or express license of Broadcast rights by Licensee to the third party (it being understood that Licensee shall use good faith efforts not to structure arrangements so as to frustrate the purposes of this clause (g)). For the avoidance of doubt, “UIN Branded Experiences” shall not include (i) third party sites, platforms or applications that feature Licensee logos or trademarks but do not have the operational and creative controls described in this definition and (ii) MVPD Arrangements.

“Umpire” has the meaning in Section 15.1(b)(i).

“Umpire’s Certificate” has the meaning set forth in Section 15.1(b)(i).

“Univision Interactive Network” shall mean (a) Univision.com and other Licensee owned or controlled sites and platforms; and (b) UIN Branded Experiences.

“Univision Network” means the Univision Spanish language television network of affiliated television Broadcast stations, cable systems and other affiliated Broadcast outlets Broadcasting the Univision Network in the Territory.

“Venevision” has the meaning set forth in the Recitals.

“Venevision Agreements” has the meaning set forth in the Recitals.

“Venevision PLA” has the meaning set forth in the Recitals.

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“Videocine” has the meaning set forth in Section 3.5(a).

“Videogames” means games which include computer generated images and/or sound, electronic games and any other interactive games (including massive multi-player virtual universe online games or other multi-player or online games, whether subscription based or otherwise) created for any existing or future platforms, where the user(s) or viewer(s) is (are) given interactive control over the images displayed on-screen or any other types of games that may now exist or hereafter be devised which include computer generated images and/or sound.

“World Cup” means the final round of competition (as distinct from the preliminary competition) of the FIFA World Cup soccer tournaments of male players, which as of the date hereof occurs every four years (e.g., Germany FIFA World Cup 2006, South Africa FIFA World Cup 2010, Brazil FIFA World Cup 2014) or any successor tournament with the same competition characteristics that may replace FIFA World Cup soccer tournaments in the future.

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SCHEDULE 1

TELEVISA CHANNEL TRADEMARK LICENSE

(a) Grupo Televisa is the owner in the Territory, directly or indirectly, or authorized user of numerous trademarks used, and/or associated, with the Televisa Channels and other packaged programming offerings including, without limitation, Televisa, Televisa Design, Televisa Composite, Galavision, Ritmoson Latino, Bandamax, De Pelicula & Design, Telehit, Telehit & Design (collectively, and together with all other registered and common Law trademarks owned by Licensor or its Affiliates in the Territory and used in connection with the Televisa Channels and other packaged programming offerings, and any stylized version thereof, together with all rights and goodwill in the foregoing now owned, licensed or that may be acquired by Grupo Televisa, the “Televisa Channel Marks”).

(b) Pursuant to the terms and conditions and subject to the exceptions and exclusions of this Agreement, Licensor grants to Licensee, and Licensee accepts, a nonexclusive, royalty free license to use the Televisa Channel Marks throughout the Territory during the Term solely in connection with Licensee’s exercise of the Licensed Rights (and all other rights and entitlements hereunder attendant and appurtenant thereto).

(c) Licensee acknowledges that Grupo Televisa is the sole and exclusive owner of all rights in and to the Televisa Channel Marks, and that Grupo Televisa shall be responsible for prosecuting and maintaining any trademark applications and/or registrations for the Televisa Channel Marks, and Licensee shall not contest, challenge, or attack Grupo Televisa’s rights in and to the Televisa Channel Marks. Licensee shall not use and/or apply to register any mark that is identical or confusingly similar to the Televisa Channel Marks, or obtain an Internet domain name comprised of or containing the Televisa Channel Marks or any confusingly similar variation of the Televisa Channel Marks. All use of the Televisa Channel Marks by Licensee shall inure to the benefit of Grupo Televisa. Licensee, by this Second Amended and Restated 2011 Program License Agreement, this Schedule 1 thereto or by use of the Televisa Channel Marks, shall acquire no right, title, or interest in or to the Televisa Channel Marks or the goodwill associated with the Televisa Channel Marks.

(d) Licensee agrees to use the Televisa Channel Marks only as expressly permitted herein, only in a manner and form reasonably satisfactory to Licensor, and Licensee further agrees not to use the Televisa Channel Marks in any way that would intentionally damage the goodwill, reputation or name of Licensor or its Affiliates, or confuse or mislead the public with regard to the separate and distinct identities of Licensee and Licensor.

(e) Licensee acknowledges that it is familiar with the high quality of the services rendered by Grupo Televisa in connection with the Televisa Channel Marks, and agrees that the use of the Televisa Channel Marks by Licensee in connection with this Agreement will conform to such high quality standards (the “Quality Standards”). To ensure that the Televisa Channel Marks are used, and adhere at all times to, the Quality Standards, Licensee agrees to cooperate with Licensor to facilitate Licensor’s control of the nature and quality of Licensee’s use of the Televisa Channel Marks, and, in connection therewith, shall provide Licensor with specimens showing its use of the Televisa Channel Marks, in the form of audio/video tapes, advertising and promotional or other material, as reasonably requested by Licensor from time to time (which shall be no more frequent than quarterly).

(f) If Licensor disapproves of any such specimens submitted by Licensee, Licensor shall give notice thereof in writing to Licensee within seven (7) business days after receipt thereof, and Licensee agrees to revise such materials to Licensor’s specifications. The parties agree that, if Licensee receives no notice of Licensor’s disapproval within ten (10) business days after Licensor’s receipt of any such specimens, approval shall be considered to have been granted.

(g) Licensee agrees to notify Licensor as soon as reasonably practicable in the event it determines that any one of the Televisa Channel Marks is being infringed or adversely affected by unlicensed third parties in the Territory. In the event that either party determines that any one of the Televisa Channel Marks is being infringed or adversely affected by unlicensed third parties, Licensee agrees that Licensor shall have the sole and exclusive right to abate such infringement or adverse use and to retain any and all damages received therefrom. At Licensor’s request, Licensee shall provide reasonable assistance to Licensor in the event of any such infringement or adverse use of the Televisa Channel Marks. Licensee shall have no claim against Licensor for damages if Licensor determines, in its sole discretion, that it is not in the best interest of Licensor to initiate legal proceedings or otherwise take action to abate such infringement or adverse use by third parties.

(h) Upon termination or expiration of this Amended and Restated 2011 Program License Agreement, (i) all rights granted to Licensee hereunder shall terminate and automatically revert to Licensor, and (ii) Licensee agrees to immediately (1) discontinue all use of the Televisa Channel Marks and any mark confusingly similar thereto, including but not limited to use of the Televisa Channel Marks as part of a domain name, and (2) destroy all advertising, packaging, promotional and other written material bearing the Televisa Channel Marks.

(i) Licensor hereby represents and warrants that it owns or has a license to use all rights in and to the Televisa Channel Marks and to grant all rights herein granted to Licensee with respect to such Televisa Channel Marks.

SCHEDULE 2

NOVELAS PRIOR TO OCTOBER 4, 2010

LOS EXITOSOS PÉREZ

PATITO FEO (VERSION ARGENTINA)

GATA SALVAJE

ÁNGEL REBELDE

ZORRO, LA ESPADA Y LA ROSA

SCHEDULE 3

SPECIAL PANTELION MOVIES

AAA, La Película

Cañitas, Presencia

Corazón de Melón

Déficit

Desnudos

Días de Gracia

Don de Dios

Hasta el Viento tiene Miedo

Labios Rojos

La Leyenda de la Llorona

Manos Libres

Parejas

Rock Mari

Zapata

Te Presento a Laura

El Tesoro de Doroteo

La Última Muerte.

SCHEDULE 4

APPROVED THIRD PARTY ARRANGEMENTS

Licensing Agreement – WAP, dated as of April 30, 2008, by and between Univision Online, Inc. and MetroPCS Wireless, Inc.

V Cast Agreement, dated as of March 1, 2010, by and between Verizon Corporate Service Group Inc., for the benefit of itself and its affiliates, including Cellco Partnership d/b/a Verizon Wireless, and Univision Interactive Media, Inc.

Arrangement with Cricket Wireless, on the terms previously described to Licensor by Licensee.

SCHEDULE 5

UIN BRANDED EXPERIENCE NOTICE

1	Identity of the counterparty

2	Describe the platform and/or site where the Licensed Content will be distributed

3	What is the term of the UIN Arrangement?

4	Describe all of the significant economic terms of the UIN Arrangement

5	Describe any other significant Audiovisual Content-related relationships between Licensee and the proposed third party and related parties

6	If the third party has geographical limitations with the Territory, specify the territory for distribution of the Licensed Content under the UIN Arrangement

7	Indicate whether geo-filtering technology will be used under the terms of the proposed UIN Arrangement

8	Describe the provisions regarding advertising, promotion and/or sponsorship included in the UIN Arrangement (including those directly related to Licensed Content)

9	In the case of DTO and/or DTR, specify at what cost per unit, Licensed Content will be offered in the platform and/or site

SCHEDULE 6A

ROYALTY BASE EXAMPLE

Royalty Base	2014
TOTAL CONSOLIDATED NET REVENUE (as per Audited Financial Statements)	$2,911.39
Adjustments:

(-) RADIO NET REVENUE (as per Audited Financial Statements)	(301.99)

(-) NON-SPANISH REVENUES ADJUSTMENTS
Non-Spanish Revenue
KUVI	(0.71)
Flama	(0.60)

(-) OTHER ADJUSTMENTS
Televisa Unsold Advertising Time	(60.01)
Retransmission related ad revenue from non-Licensed Media	8.37
Retransmission related ad revenue credit	(5.00)

(-) OTHER INCOME DERIVED FROM NON-ROYALTY BASE REVENUE
Management and Service Fees and Other Revenue from Non-Royalty Base Platform Joint Ventures	(9.94)
Other third party licensing arrangements for which Univision does not have the right to include Televisa content	(2.44)
Payments Received From Commercial Arrangements with Grupo Televisa	(0.75)
International Distribution	(0.65)
Revenue Share for Business Loan Referrals	(0.02)
Sale of IRD’s and other equipment	(0.01)
Clip License (non-Licensed Content)	(0.01)
Puerto Rico Vending Machine Income	(0.00)
DTO	(0.00)
TOTAL	(13.83)

(-) OTHER EXCLUDED INCOME
Sale/lease of broadcast spectrum	(7.54)
Rental property, plant or equipment[1]	(2.74)
Exploitation of audio only content	(7.57)
Licensing of Trademarks	(0.01)
TOTAL	(17.85)

ROYALTY BASE	$2,519.77

[1]	To the extent that use of such property, plant or equipment by the lessee is not connected with or related to Broadcast of Audiovisual Content on a Royalty Base Platform

SCHEDULE 7

FORM OF ACCOUNTING FIRM CERTIFICATE

Independent Auditor’s Report

The Board of Directors

Univision Communications Inc.

We have audited the accompanying schedule of the Televisa Royalty Calculation for the year ended December 31, [insert year] (“[insert year] Royalty Base computation”) of Univision Communications Inc. (the “Company”) as licensee for the year ended December 31, [insert year], and the amount of the royalty paid to Televisa S.A. de C.V. (“Televisa”) as licensor for the year ended December 31, [insert year], under the terms of Section 9.1 of the Second Amended and Restated 2011 Program License Agreement (“PLA”) dated July 1, 2015, between Televisa and the Company. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the schedule of the [insert year] Royalty Base computation is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the schedule of the [insert year] Royalty Base computation. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall schedule presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the schedule of the [insert year] Royalty Base computation referred to above presents fairly, in all material respects, the Royalty Base generated by the Company during the year ended December 31, [insert year], and the amount of royalties paid for the year ended December 31, [insert year], which have been calculated as described above in accordance with Section 9.1 of the PLA.

Our audit was conducted for the purpose of forming an opinion on the [insert year] Royalty Base computation. The attached schedules are presented for purposes of additional analysis. Such information has been subjected to the auditing procedures applied in our audit of the [insert year] Royalty Base computation and, in our opinion, is fairly stated in all material respects in relation to the [insert year] Royalty Base computation.

This report is intended solely for the information and use of the boards of directors and managements of the Company and Televisa and is not intended to be and should not be used by anyone other than these specified parties.

[insert date]

SCHEDULE 8

FORM OF CHIEF FINANCIAL OFFICER CERTIFICATE

In accordance with Section 9.4 of the Second Amended and Restated 2011 Program License Agreement dated July 1, 2015 (the “PLA”), I certify that the Royalty Base of $[        ] and the Royalty payments of $[        ] for the year ended December 31, [insert year], presents fairly in all respects material to such Royalty Base, the Royalty Base and royalty payments for the year-ended December 31, [insert year]. Capitalized terms used but not defined herein shall have the meanings given to such terms in the PLA.

Dated: [ ]
By:
Its:

SCHEDULE 9

FORM OF SALES OFFICER CERTIFICATE

In accordance with Section 9.4 of the Second Amended and Restated 2011 Program License Agreement dated July 1, 2015 (the “PLA”), I certify that the Advertising Packaged Sales Transaction Process has been made at arm’s-length and in good faith in all respects material to the Royalty Base during the year ended December 31, [insert year]. Capitalized terms used but not defined herein shall have the meanings given to such terms in the PLA.

Dated: [ ]
By:
Its:

SCHEDULE 10

NOTICES

If to Grupo Televisa:

Televisa, S.A. de C.V.

Av. Vasco de Quiroga, 2000

Edificio A, Piso 4

Col. Zedec Santa Fe

01210 Mexico, Distrito Federal

Attn: Joaquín Balcárcel

Email: jbalcarcel@televisa.com.mx

Facsimile No.: (52) 55.261.25.46

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10018

United States of America

Attn: Herbert M. Wachtell, Esq.

Joshua R. Cammaker, Esq.

Email: hmwachtell@wlrk.com

jrcammaker@wlrk.com

Facsimile No.: (212) 403-2000

If to Licensee:

Univision Communications Inc.

605 Third Avenue, 12th Floor

New York, NY 10158

Attn: General Counsel

Email: jschwartz@univision.net

Facsimile No.: (646) 964-6681

With a copy to:

O’Melveny & Myers LLP

1999 Avenue of the Stars, Suite 700

Los Angeles, CA 90067-6035

Attn: Steven L. Grossman

Email: slgrossman@omm.com

Facsimile No.: (310) 246-6779

Latham & Watkins LLP

10250 Constellation Blvd

Los Angeles, CA 90067

Attn: Christopher M. Brearton

Email: Chris.Brearton@lw.com

Facsimile No.: (424) 653-5501

SCHEDULE 11

NOVELA EXAMPLES

ZACATILLO… UN LUGAR EN TU CORAZON	LA FEA MAS BELLA
NIÑA DE MI CORAZON	CORAZONES AL LIMITE… UN RETO DE
SOY TU DUEÑA	JUVENTUD
LLENA DE AMOR	MUJER DE MADERA
CUANDO ME ENAMORO	RUBI
PARA VOLVER A AMAR	MISION S.O.S. AVENTURA Y AMOR
TERESA	REBELDE
VERANO DE AMOR	APUESTA POR UN AMOR
SORTILEGIO	INOCENTE DE TI
MI PECADO	SUEÑOS Y CARAMELOS
ATREVETE A SOÑAR	CONTRA VIENTO Y MAREA
HASTA QUE EL DINERO NOS SEPARE	BAJO LA MISMA PIEL
CAMALEONES	DE POCAS, POCAS PULGAS
CORAZON SALVAJE	VELO DE NOVIA
MAR DE AMOR	AMOR REAL
LAS TONTAS NO VAN AL CIELO	ALEGRIJES Y REBUJOS
ALMA DE HIERRO	TU HISTORIA DE AMOR
QUERIDA ENEMIGA	MARIANA DE LA NOCHE
CUIDADO CON EL ANGEL	CLAP, EL LUGAR DE TUS SUEÑOS
JURO QUE TE AMO	AMARTE ES MI PECADO
UN GANCHO AL CORAZON	AMY LA NIÑA DE LA MOCHILA AZUL
EN EL NOMBRE DEL AMOR	PIEL DE OTOÑO
MAÑANA ES PARA SIEMPRE	COMPLICES AL RESCATE
LOLA… ERASE UNA VEZ	NIÑA AMADA MIA
BAJO LAS RIENDAS DEL AMOR	QUE VIVAN LOS NIÑOS
MUCHACHITAS COMO TU	LAS VIAS DEL AMOR
PASION	LA OTRA
AMOR SIN MAQUILLAJE	ASI SON ELLAS
AL DIABLO CON LOS GUAPOS	ENTRE EL AMOR Y EL ODIO
TORMENTA EN EL PARAISO	ATREVETE A OLVIDARME
FUEGO EN LA SANGRE	AMIGAS Y RIVALES
HERIDAS DE AMOR	EL NOVENO MANDAMIENTO
DUELO DE PASIONES	EL DERECHO DE NACER
CODIGO POSTAL	AVENTURAS EN EL TIEMPO
MUNDO DE FIERAS	MUJER BONITA
LAS DOS CARAS DE ANA	SIN PECADO CONCEBIDO
AMAR SIN LIMITES	MARIA BELEN
DESTILANDO AMOR	EL MANANTIAL
YO AMO A JUAN QUERENDON	EL JUEGO DE LA VIDA
LA MADRASTRA	NAVIDAD SIN FIN
LA ESPOSA VIRGEN	SALOME
PABLO Y ANDREA	LA INTRUSA
EL AMOR NO TIENE PRECIO	CLASE 406
BARRERA DE AMOR	LA ANTORCHA ENCENDIDA
ALBORADA	EL VUELO DEL AGUILA
PEREGRINA	CUNA DE LOBOS

SCHEDULE 12

CORPORATE OPPORTUNITY EXAMPLE

SCHEDULE 12-1

WebMD

SCHEDULE 12-2

General Motors

SCHEDULE 13

RESTRICTED MOVIES

La Segunda Noche

Serafin, La Película

Piedras Verdes

El Gavilán De La Sierra

Una De Dos

Escrito En El Cuerpo De La Noche

De Qué Lado Estás

El Misterio De La Trinidad

La Habitación Azul

Vivir Mata

Amar Te Duele

Dame Tu Cuerpo

El Tigre De Santa Julia

Ladies’ Night

Nicotina

Puños Rosas

Un Día Sin Mexicanos

Cero Y Van Cuatro

La Última Noche

Efectos Secundarios

Una Película De Huevos

Divina Confusión

Amor Letra Por Letra

Cabeza De Buda

Sin Memoria

La Suerte Está Echada (Tentatively Entitled)

SECOND AMENDED AND RESTATED 2011 PLA GUARANTY

For and in consideration of the execution by UNIVISION COMMUNICATIONS INC. (“Licensee”) of that certain Second Amended and Restated 2011 Program License Agreement (the “License Agreement”; terms not defined herein shall have the meaning given to them in the License Agreement), between Licensee and TELEVISA, S.A. de C.V. (“Licensor”), of even date herewith, GRUPO TELEVISA, S.A.B. (“Guarantor”) hereby agrees as follows:

1. Guarantor confirms and joins in the representations and warranties made by Licensor in Section 12.1 of the License Agreement;

2. Guarantor agrees that for the Term it and its Affiliates will produce each year for Licensee’s use at least 8,531 hours of Programs which Programs will be representative of the quality of Programs produced by Licensor and its Affiliates during calendar year 2010. Of such 8,531 hours, Guarantor agrees that it or its Affiliates will produce on an annual basis Novelas sufficient for the lower of (a) five hours per day, five days per week or (b) five times the sum of (x) the average number of hours per day in the preceding year during which Novelas are Broadcast on the Univision Network during prime time hours plus (y) one hour. Any co-produced Novela, Co-Produced Local Novela or Televisa Local Novela that is (I) Broadcast on weekdays in “prime time” (as such term is then commonly understood in the Mexican television industry) on Grupo Televisa’s then most popular Linear Television Channel in Mexico (which is currently Channel 2); and (II) Broadcast by Licensee on weekdays in “prime time” (as such term is then commonly understood in the U.S. Hispanic television industry) on Licensee’s then most popular Linear Television Channel in the Territory (which is currently the Univision Network), shall be deemed to be a Program meeting the quality standard described in the first sentence of this paragraph and shall be deemed to be a Novela produced by Guarantor for purposes of the second sentence of this paragraph. If the popularity of Novelas in Mexico materially decreases, Guarantor may request that the minimum novela production requirements be lowered with the addition of a mutually agreeable corresponding production requirement in a different genre, and Licensee will negotiate such proposals with Guarantor in good faith, based on the popularity of Novelas and the different genre in the United States. Except with respect to the hours of Novelas described above, nothing herein shall require Guarantor to produce any particular type or mix of programs. The provision of this Section 2 shall be subject to force majeure as provided in Section 20.2 of the License Agreement.

3. Guarantor guarantees the full performance by Licensor of all of its obligations under the License Agreement and further agrees to be bound, and cause its Affiliates to be bound, by the provisions of the License Agreement applicable to Licensor, Guarantor or the entities comprising Grupo Televisa, and guarantees the full performance by the entities comprising Grupo Televisa of all such obligations under the License Agreement.

4. Guarantor irrevocably submits to the jurisdiction of any California State or United States Federal court sitting in Los Angeles County in any action or proceeding arising out of or relating to this Guaranty or the transactions contemplated hereby, and irrevocably agrees that any such action or proceeding may be heard and determined only in such

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California State or Federal court, except with respect to matters subject to Section 15.1 of the License Agreement, in which case, Guarantor irrevocably submits to binding arbitration by a single Umpire sitting in New York. Guarantor irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. Guarantor irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the Prior Effective Date at 818 West 7th Street, Los Angeles, CA 90017 as its agent to receive on behalf of it and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to Guarantor in care of the Process Agent at the Process Agent’s above address, and Guarantor irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternate method of service, Guarantor consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing or delivering of a copy of such process to Licensor at its address specified in or pursuant to Section 19 of the License Agreement. Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

5. This Guaranty and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in that State, without regard to conflict of laws principles; except that the procedural Laws of the State of New York shall apply to the Arbitration Procedures (as set forth in Section 15.1 of the License Agreement).

6. Guarantor agrees that its obligations hereunder (the “Obligations”) are irrevocable, absolute, independent, unconditional and continuing, and shall not be subject to any limitation, impairment or discharge for any reason, including any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than indefeasible performance in full of the Obligations. Guarantor hereby waives notice of acceptance of this guaranty, presentments, notices of default, nonpayment, partial payments and protest, all other notices or formalities, any right to require prosecution of collection or remedies against Licensor or any other person or entity or to pursue any other remedy in Licensee’s power. Without limiting the generality of any other waiver or provision set forth herein, Guarantor hereby waives, to the maximum extent such waiver is permitted by Law, any and all defenses arising directly or indirectly under any one or more of California Civil Code §§ 2808, 2809, 2815, 2819, 2839, 2849, 2850, 2899 and 3433. Guarantor agrees that one or more, and successive and/or concurrent, actions may be brought against it, either in the same action in which Licensor or any other person is sued on in separate actions and that the cessation of the liability of Licensor for any reason, other than full payment and performance of the obligations, shall not in any way affect the liability of the undersigned hereunder.

The rights, powers and remedies given to Licensee by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Licensee by virtue of any statute or rule of law or in the License Agreement. Any forbearance or failure to exercise, or any delay by Licensee in

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exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

In case any provision in or Obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or Obligations, or of such provision or Obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

This Guaranty is a continuing guaranty and shall be binding upon Guarantor and its successors and assigns. This Guaranty shall inure to the benefit of Licensee and its successors and assigns.

To the extent Guarantor is guaranteeing payment obligations of Licensor under the terms of the License Agreement (“Payment Obligations”), this guaranty is a guaranty of payment when due and not of collectability. Licensee may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of Guarantor’s liability hereunder, (i) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the obligations of Licensor or any agreement relating thereto; (ii) have stayed or enjoined, by order of court, by operation of law or otherwise, the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the obligations of Licensor or any agreement relating thereto; (iii) waive, amend or modify, or consent to departure from, any of the terms or provisions of the License Agreement; and (iv) omit or delay in doing any act or thing, which may or might in any manner or to any extent vary the risk of Guarantor as an obligor in respect of the obligations’.

Guarantor hereby waives, for the benefit of the Licensee: (i) any defense arising by reason of the incapacity or lack of authority of Licensor; (ii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; and (iii) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of Guarantor’s obligations hereunder.

Until any Payment Obligations shall have been paid in full, Guarantor shall withhold exercise of any right of subrogation. Guarantor further agrees that, to the extent the withholding of its rights of subrogation as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation Guarantor may have against Licensor shall be junior and subordinate to any rights Licensee may have against Licensor.

In the event that all or any portion of any Payment Obligations are paid by Licensor, the obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any

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part of such payment(s) are rescinded or recovered directly or indirectly from Licensee as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Payment Obligations for all purposes under this Guaranty.

7. Guarantor shall not be liable for or suffer any penalty or termination of rights hereunder by reason of any failure or delay in performing any of its obligations hereunder if such failure or delay is occasioned by compliance with governmental regulation or order, or by circumstances beyond the reasonable control of Guarantor, including but not limited to acts of God, war, insurrection, fire, flood, accident, strike or other labor disturbance, interruption of or delay in transportation. Guarantor shall promptly notify Licensee in writing of any such event of force majeure, the expected duration thereof, and its anticipated effect on Licensee and make reasonable efforts to remedy any such event, except Guarantor shall be under no obligation to settle a labor dispute.

8. That certain Guaranty made as of January 22, 2009 by and between Guarantor and Licensee is hereby terminated and shall have no further force or effect.

9. This Guaranty amends and restates that certain Amended and Restated 2011 Guaranty made as of February 28, 2011 by and between Guarantor and Licensee.

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DATED: July 1, 2015, with effect as of January 1, 2015

GRUPO TELEVISA, S.A.B.

By:	/s/ Salvi Rafael Folch Viadero
Name:	Salvi Rafael Folch Viadero
Title:	Attorney-in-Fact

By:	/s/ Jorge Agustín Lutteroth Echegoyen
Name:	Jorge Agustín Lutteroth Echegoyen
Title:	Attorney-in-Fact

Accepted and Agreed:

UNIVISION COMMUNICATIONS INC.

By:	/s/ Jonathan Schwartz
Name:	Jonathan Schwartz
Title:	General Counsel and EVP

[Signature Page to Amended and Restated 2011 PLA Guaranty]